As filed with the Securities and Exchange Commission on February 26, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST BUSEY CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Nevada (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	37-1078406 (I.R.S. Employer Identification No.)
100 W. University Ave
Champaign, Illinois 61820
(217) 365-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Van A. Dukeman
Chairman, President and Chief Executive Officer
First Busey Corporation
100 W. University Ave.
Champaign, Illinois 61820
(217) 365-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Jennifer Durham King Vedder Price P.C. 222 North LaSalle Street Suite 2600 Chicago, Illinois 60601 (312) 609-7500	Bill Fay Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as reasonably practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	2,206,290	N/A	$37,567,459	$4,099

(1)
The estimated maximum number of shares of First Busey Corporation (“First Busey”) common stock to be issuable upon completion of the merger of Cummins-American Corp. (“CAC”) and Energizer acquisition Corp. (“Merger Sub”), as described herein and pursuant to the terms of the Agreement and Plan of Merger by and among First Busey, Energizer Acquisition Corp. and CAC, dated as of January 19, 2021, and attached to the proxy statement/prospectus as Appendix A. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price of First Busey’s common stock was calculated in accordance with Rules 457(f)(2) and 457(f)(3) of the Securities Act of 1933 as follows: (i) the product of (A) $35,538, the book value per share of CAC common stock as of December 31, 2020, and (B) 4,963.77, the estimated maximum number of shares of CAC common stock that may be exchanged in the merger, (ii) minus $138,835,000, the estimated aggregate amount of cash that is to be paid by First Busey for such shares in connection with the merger.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(2) and 457(f)(3) of the Securities Act, based on a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Preliminary- Subject to Completion, Dated February 26, 2021
CUMMINS-AMERICAN CORP.

PROSPECTUS OF FIRST BUSEY CORPORATION

PROXY STATEMENT OF CUMMINS-AMERICAN CORP.

Merger Proposal — Your Vote Is Important

DEAR CUMMINS-AMERICAN CORP. SHAREHOLDERS:
The board of directors of Cummins-American Corp. (which we refer to as “CAC”) and First Busey Corporation (which we refer to as “First Busey”) have each unanimously approved a transaction that will result in the merger of CAC with and into First Busey. Pursuant to the terms of an Agreement and Plan of Merger, dated as of January 19, 2021, by and among First Busey, Energizer Acquisition Corp. (which we refer to as “Merger Sub”) and CAC, Merger Sub will merge with and into CAC, with CAC surviving the merger as a wholly owned subsidiary of First Busey (referred to as the “first-step merger”), and immediately thereafter, CAC will merge with and into First Busey (referred to as the “parent merger” and, together with the first-step merger, as the “merger”). First Busey will be the surviving bank holding company in the merger. If the first-step merger is completed, each issued and outstanding share of CAC common stock will be converted into the right to receive $27,969.67 in cash, subject to downward adjustment in certain circumstances as described further below and elsewhere in this proxy statement/prospectus, and 444.4783 shares of First Busey common stock, with cash paid in lieu of fractional shares.
The cash portion of the merger consideration is subject to downward adjustment in the event that CAC’s consolidated tangible common equity as of the closing date of the first-step merger, and as adjusted in accordance with the merger agreement (which we refer to as “CAC tangible common equity”), is less than $169.635 million (as such amount may be adjusted pursuant to the merger agreement). Specifically, in the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.
The merger agreement provides that the cash consideration to be paid in the merger will be funded with a combination of cash from First Busey and a special dividend to be paid by CAC to its shareholders. Specifically, immediately prior to closing and subject to the completion of all closing conditions, CAC will cause Glenview State Bank, its wholly owned bank subsidiary, to pay a one-time special cash dividend of $60.0 million to CAC and, upon receipt, CAC will declare and issue a $60.0 million special cash dividend to CAC’s shareholders, which will be used to fund, in part, the cash consideration to be paid to CAC’s shareholders at closing.
After the merger is completed, we expect that current First Busey shareholders will own approximately    % of the outstanding shares of common stock of the combined company, and current CAC shareholders will own approximately    % of the outstanding shares of common stock of the combined company.
First Busey’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BUSE.” CAC’s common stock is privately held and not traded in any public market. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $23.54 as of January 15, 2021, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that a CAC shareholder would be entitled to receive for each share of CAC common stock owned would be $38,432.69 with an aggregate transaction value of approximately $190.8 million. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $      as of      , 2021, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the merger consideration that a CAC shareholder would be entitled to

receive for each share of CAC common stock owned would be $      , with an aggregate transaction value of approximately $      million. Each of the foregoing examples in the preceding sentences assumes there is no downward adjustment of the merger consideration.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of CAC approve the merger agreement and the transactions contemplated therein. Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you do not vote your shares as instructed in the enclosed proxy card, the effect will be a vote against the merger and the transactions contemplated therein.
The special meeting will be held by video conference through Webex on the date and at the time set forth below:
Date:            , 2021
Time:       [am/pm], Central Time
This proxy statement/prospectus contains a more complete description of the special meeting of CAC shareholders and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about First Busey from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).
CAC’s board of directors recommends that CAC’s shareholders vote “FOR” approval of the merger agreement and the transactions contemplated therein and “FOR” the adjournment proposal referred to below.
Sincerely,
Paul A. Jones
Chairman, President and Chief Executive Officer
Cummins-American Corp.
You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 17.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated      , 2021, and is first being mailed to CAC’s shareholders on or about      , 2021.

CUMMINS-AMERICAN CORP.
800 Waukegan Road
Glenview, Illinois 60025
(847) 729-1900

Notice of Special Meeting of Shareholders

Date:            , 2021
Time:        [am/pm], Central Time
TO CUMMINS-AMERICAN CORP. SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that Cummins-American Corp. (which we refer to as “CAC”) will hold a special meeting of shareholders on      , 2021 at           [am/pm], Central Time, to be held by video conference through Webex, using the login instructions provided to you together with this proxy statement/prospectus and the enclosed proxy card. The purpose of the meeting is to consider and vote on the following matters:
•
a proposal to approve the Agreement and Plan of Merger, dated as of January 19, 2021, by and among First Busey Corporation (which we refer to as “First Busey”), Energizer Acquisition Corp. (which we refer to as “Merger Sub”) and CAC, pursuant to which Merger Sub will merge with and into CAC, with CAC surviving the merger as a wholly owned subsidiary of First Busey (referred to as the “first-step merger”), which proposal is referred to as the “merger proposal”; and

•
a proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger proposal (which we refer to as the “adjournment proposal”).

At the close of business on      , 2021, holders of record of Class A Common Stock, $1.00 par value per share, of CAC (which we refer to as “CAC Class A common stock”), and Class B Common Stock, $1.00 par value per share, of CAC (which we refer to as “CAC Class B common stock” and, together with the CAC Class A common stock, as “CAC common stock”) are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of the holders of a majority of the shares of CAC Class A common stock entitled to vote on the merger proposal and the holders of a majority of the shares of CAC Class B common stock entitled to vote on the merger proposal is necessary to constitute a quorum for consideration of the merger proposal. The presence, in person by proxy, of the holders of a majority of the shares of CAC Class A common stock and CAC Class B common stock entitled to vote on the adjournment proposal is necessary to constitute a quorum for consideration of the adjournment proposal. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CAC Class A common stock entitled to vote and of the holders of a majority of the outstanding shares of CAC Class B common stock entitled to vote, in each case represented in person or by proxy. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to shares of each of the CAC Class A common stock and Class B common stock at the special meeting, in person or by proxy.
The board of directors of CAC unanimously recommends that you vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.
We will send you a letter of transmittal separately on a later date with instructions informing you how to receive your portion of the merger consideration.

Under Indiana law, if the first-step merger is completed, CAC shareholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Indiana law pertaining to objecting shareholders, will be entitled to exercise dissenters’ rights and obtain payment in cash for the fair value of their shares of CAC common stock by following the procedures set forth in detail in this proxy statement/prospectus. A copy of the section of the Indiana Business Corporation Law, as amended, pertaining to dissenters’ rights is included as Appendix B to this proxy statement/prospectus.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact John C. Diedrich, at (847) 729-1900.
By Order of the Board of Directors
John C. Diedrich
Corporate Secretary
Glenview, Illinois
           , 2021

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Busey from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” You can obtain any of the documents filed with or furnished to the SEC by First Busey at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the following address and telephone number:
First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
(217) 365-4544
The section of this proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that First Busey has filed with the SEC.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that shareholders requesting documents must do so by       , 2021, to receive them before the CAC special meeting.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by First Busey (File No. 333-      ), constitutes a prospectus of First Busey under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of common stock, par value $0.001 per share, of First Busey, to be issued pursuant to the Agreement and Plan of Merger, dated as of January 19, 2021, by and among First Busey, Merger Sub and CAC, as it may be amended from time to time. This document also constitutes a proxy statement of CAC. It also includes a notice of meeting with respect to the special meeting at which CAC shareholders will be asked to consider and vote upon the merger proposal and the adjournment proposal.
First Busey has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to First Busey, and CAC has supplied all information contained in this proxy statement/prospectus relating to CAC.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated       , 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to CAC shareholders nor the issuance by First Busey of shares of First Busey common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the Appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Q:
What is the proposed transaction?

A:
You are being asked to vote on the approval of an Agreement and Plan of Merger, dated as of January 19, 2021 (which we refer to as the “merger agreement”), by and among First Busey Corporation (which we refer to as “First Busey”), Energizer Acquisition Corp. (which we refer to as “Merger Sub”) and Cummins-American Corp. (which we refer to as “CAC”), pursuant to which Merger Sub will merge with and into CAC, with CAC surviving the merger as a wholly owned subsidiary of First Busey (referred to as the “first-step merger”).

Immediately after the first-step merger, CAC will merge with and into First Busey (referred to as the “parent merger” and, together with the first-step merger, as the “merger”). First Busey will be the surviving bank holding company in the merger. The merger is anticipated to be completed in the second quarter of 2021.
At a date following the completion of the merger, First Busey intends to merge Glenview State Bank, CAC’s wholly-owned bank subsidiary, with and into Busey Bank, First Busey’s wholly-owned bank subsidiary, with Busey Bank as the surviving bank (which we refer to as the “bank merger”). At such time, Glenview State Bank’s banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate Glenview State Bank and Busey Bank as separate bank subsidiaries.
Q:
What will CAC shareholders be entitled to receive in the first-step merger?

A:
If the first-step merger is completed, each share of Class A Common Stock, $1.00 par value per share, of CAC (which we refer to as “CAC Class A common stock”), and Class B Common Stock, $1.00 par value per share, of CAC (which we refer to as “CAC Class B common stock” and, together with the CAC Class A common stock, as “CAC common stock”) issued and outstanding immediately prior to the effective time of the first-step merger (other than any shares owned by First Busey or CAC, and other than any dissenting shares) will be converted into the right to receive $27,969.67 in cash, subject to adjustment as described below, and 444.4783 shares of First Busey common stock (which we refer to as the “exchange ratio”), with cash paid in lieu of fractional shares. Shares of CAC common stock held by CAC shareholders who elect to exercise their dissenters’ rights (which we refer to as “dissenting shares”) will not be converted into the right to receive merger consideration.

The cash portion of the merger consideration is subject to downward adjustment in the event that CAC’s consolidated tangible common equity as of the closing date of the first-step merger, and as adjusted in accordance with the merger agreement (which we refer to as “CAC tangible common equity”), is less than $169.635 million (as such amount may be adjusted pursuant to the merger agreement). Specifically, in the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.
The merger agreement provides that the cash consideration to be paid in the merger will be funded with a combination of cash from First Busey and a special dividend to be paid by CAC to its shareholders. Specifically, immediately prior to closing and subject to the completion of all closing conditions, CAC will cause Glenview State Bank to pay a one-time special cash dividend of $60.0 million to CAC and, upon receipt, CAC will declare and issue a $60.0 million special cash dividend to CAC’s shareholders, which will be used to fund, in part, the cash consideration to be paid to CAC’s shareholders at closing.

Q:
Will the exchange ratio adjust based on the trading price of First Busey common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease due to changes in the trading price of First Busey common stock prior to the closing of the merger. However, CAC has the right to terminate the merger agreement if, on the day all regulatory approvals with respect to the merger are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s stock is less than 75% of $18.13; and (ii) the decrease in First Busey’s common stock price is 25% greater than the decrease in the value of the SNL Midwest U.S. Bank Index, as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of September 4, 2020, subject to the right of First Busey to increase the dollar amount of the stock portion of the merger consideration as set forth in the merger agreement in order to prevent a termination in this event.

Q:
What is the value of the per share merger consideration?

A:
The value of the merger consideration to be received by CAC shareholders will depend on several factors, including the market price of First Busey common stock. This price will not be known at the time of CAC’s special meeting and may be more or less than the current price of First Busey common stock or the price of First Busey common stock at the time of the special meeting. Based on the closing stock price of First Busey common stock on the Nasdaq Global Select Market of $23.54 as of January 19, 2021, the trading day immediately prior to the public announcement of the merger, the implied value of the merger consideration that a CAC shareholder would be entitled to receive for each share of CAC common stock owned would be $38,432.69 with an aggregate transaction value of approximately $190.8 million. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $      as of            , 2021, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the merger consideration that a CAC shareholder would be entitled to receive for each share of CAC common stock owned would be $      with an aggregate transaction value of approximately $      million. After the merger is completed, we expect that current First Busey shareholders will own approximately    % of the outstanding shares of common stock of the combined company, and current CAC shareholders will own approximately    % of the outstanding shares of common stock of the combined company. We urge you to obtain current market quotations for shares of First Busey common stock.

In addition, the cash portion of the merger consideration is subject to downward adjustment in the event that CAC tangible common equity is less than $169.635 million (as such amount may be adjusted pursuant to the merger agreement). In the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.
Q:
Why do CAC and First Busey want to engage in the merger?

A:
CAC believes that the merger will provide CAC shareholders with substantial benefits, and First Busey believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger — CAC’s reasons for the merger and recommendation of the board of directors” and “The Merger — First Busey’s reasons for the merger.”

Q:
In addition to the merger proposal, what else are CAC shareholders being asked to vote on?

A:
In addition to the merger proposal, CAC is soliciting proxies from holders of CAC Class A common stock and CAC Class B common stock with respect to a proposal to adjourn the CAC special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the CAC board of directors recommend?

A:
CAC’s board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of CAC and its shareholders. CAC’s board of directors unanimously recommends that you vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. To review the reasons for the merger in more detail, see “The Merger — CAC’s reasons for the merger and recommendation of the board of directors.”
Q:
What vote is required to approve each proposal at the CAC special meeting, and how will abstentions affect the vote?

A:
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CAC Class A common stock entitled to vote and of the holders of a majority of the outstanding shares of CAC Class B common stock entitled to vote, in each case represented in person or by proxy. Abstentions and shares not voted will have the same effect as a vote against the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to shares of each of the CAC Class A common stock and the CAC Class B common stock at the special meeting, in person or by proxy. Abstentions and shares not voted will have no effect on the adjournment proposal.
Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is approved by CAC shareholders. If you fail to submit a proxy or vote at the special meeting, or vote to abstain, this will have the same effect as a vote against the approval of the merger proposal. The CAC board of directors unanimously recommends that CAC’s shareholders vote “FOR” the merger proposal. Completion of the merger is not conditional upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of CAC common stock of record at the close of business on the record date for the special meeting,        , 2021. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote by a method described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to obtain approval of the merger proposal and could prevent us from completing the transactions contemplated by the merger agreement.

Q:
How will my proxy be voted?

A:
If you complete, sign, date and mail your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of CAC a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting at the special meeting.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger proposal?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 17.

Q:
What if I oppose the merger? Do I have dissenters’ rights?

A:
CAC shareholders who do not vote in favor of approval of the merger proposal and otherwise comply with all of the procedures of the Indiana Business Corporation Law, as amended (which we refer to as the “IBCL”), will be entitled to receive payment in cash of the fair value of their shares of CAC common stock as ultimately determined under the statutory process. A copy of the applicable section of the IBCL is attached as Appendix B to this document. This “fair value” could be more than the merger consideration but could also be less.
Q:
What are the tax consequences of the merger to me?

The merger agreement provides that, if First Busey so elects, First Busey and each shareholder of CAC will make an election under section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) by executing Internal Revenue Service (“IRS”) Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases). First Busey will elect to cause the Section 338(h)(10) Election to be made.
As a result of the Section 338(h)(10) Election, for tax purposes the merger will not be treated as sale of CAC shares by the shareholders of CAC, but will instead be treated as a taxable sale by CAC of its and its subsidiaries’ assets in exchange for the merger consideration and the assumption of the liabilities of CAC and its subsidiaries, and then immediately distributing the merger consideration to the shareholders of CAC in complete liquidation of CAC. As an S corporation, CAC will not be subject to U.S. federal income tax on the gain or loss recognized from such deemed sale of assets, but rather the gain or loss will pass through to the shareholders of CAC, which will be allocated among the shareholders of CAC (generally in proportion to their respective ownership percentages of shares of CAC common stock) and will be reported by such shareholders on their U.S. federal income tax returns for their respective taxable years that include the closing date. Gain from such deemed sale of assets allocated to a CAC shareholder will increase such shareholder’s tax basis, while loss allocated to such shareholder will decrease such shareholder’s tax basis, in his, her or its CAC common stock. In the deemed liquidation of CAC, the merger consideration (consisting of cash and First Busey common stock) will be deemed to have been distributed to CAC’s shareholders, and each shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and fair market value of the First Busey common stock received in the liquidating distribution and (ii) such shareholder’s tax basis in his, her or its CAC common stock, as adjusted for such shareholder’s allocable share of CAC’s income or loss for the taxable period ending on the closing date and distributions made to such shareholder prior to the merger.
The U.S. federal income tax consequences described above will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger and the Section 338(h)(10) Election to you. For further information, please see “The Merger — Material U.S. federal income tax consequences of the merger.”
Q:
How can I attend the CAC special meeting?

The CAC special meeting will be held solely by means of a video conference through Webex on       , 2021, at    [am/pm] Central time. If you were a shareholder of record as of       , 2021, the record date for the CAC special meeting, you will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by following the login instructions provided to you together with this proxy statement/prospectus and the enclosed proxy card.
Whether or not you plan to attend the meeting, please take the time to vote by following the instructions provided on the notice as soon as possible. This will ensure that your shares are represented at the meeting.
Q:
Who may attend the CAC special meeting?

A:
Only CAC shareholders on the record date may attend the special meeting. If you are a shareholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting.

Q:
If the merger is completed, what will I need to do to receive the merger consideration?

A:
First Busey plans to mail letters of transmittal within two business days following the closing date of the merger. After you receive the letter of transmittal, you should complete the letter of transmittal and send it to the exchange agent, in the envelope provided.

Q:
What should I do if I receive more than one set of voting materials?

A:
CAC shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CAC common stock in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of CAC common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be approved by shareholders of CAC, and we must obtain the necessary regulatory approvals. Assuming CAC shareholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the second quarter of 2021. See “Description of the Merger Agreement — Conditions to completion of the merger.”

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement — Conditions to completion of the merger.”

Q:
What happens if the merger is not completed?

A:
CAC and First Busey expect to complete the merger in the second quarter of 2021. However, neither CAC nor First Busey can assure you of when or if the merger will be completed. CAC and First Busey must first obtain the approval of CAC shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other standard closing conditions. If the merger is not completed, CAC shareholders will not receive any consideration for their shares and will continue to be CAC shareholders. Each of First Busey and CAC will remain independent companies. Under certain circumstances, CAC may be required to pay First Busey a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement — Termination fees.”

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: Cummins-American Corp., Corporate Secretary, 800 Waukegan Road, Glenview, Illinois 60025, at (847) 729-1900.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the Appendices and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference.
Information about First Busey and Cummins-American Corp.
First Busey Corporation
100 W. University Ave.
Champaign, Illinois 61820
(217) 365-4500
First Busey Corporation is a Nevada corporation and registered financial holding company for Busey Bank, an Illinois-chartered commercial bank headquartered in Champaign, Illinois. Busey Bank has 53 banking centers serving Illinois, 10 banking centers in Missouri, four banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.
As of December 31, 2020, First Busey had total assets of approximately $10.54 billion, total gross loans, including held for sale, of approximately $6.86 billion, total deposits of approximately $8.68 billion and total shareholders’ equity of approximately $1.27 billion.
First Busey common stock is traded on the Nasdaq Global Select Market under the ticker symbol “BUSE.”
Cummins-American Corp.
800 Waukegan Road
Glenview, Illinois 60025
(847) 729-1900
Cummins-American Corp. is an Indiana corporation and registered bank holding company for Glenview State Bank, a privately held, locally owned and operated bank established in 1921 with approximately 138 full-time employees and seven branch locations in the Chicago metropolitan statistical area.
As of December 31, 2020, CAC had consolidated total assets of approximately $1.5 billion, total gross loans of approximately $475.0 million, total deposits of approximately $1.3 billion and total shareholders’ equity of approximately $176.0 million.
CAC’s common stock is privately held and not traded in any public market.
The merger and the merger agreement (See page 28)
First Busey’s acquisition of CAC is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, the parties will complete the merger. The merger is anticipated to be completed in the second quarter of 2021. After the consummation of the merger, Glenview State Bank will be a wholly-owned subsidiary of First Busey. At a date following the completion of the merger, First Busey intends to merge Glenview State Bank with and into Busey Bank, with Busey Bank as the surviving bank. At such time, Glenview State Bank’s banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate Glenview State Bank and Busey Bank as separate bank subsidiaries.
The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What CAC shareholders will receive (See page 44)
If the first-step merger is completed, each share of CAC common stock issued and outstanding immediately prior to the effective time of the first-step merger (other than any shares owned by First Busey or CAC, and other than any dissenting shares) will be converted into the right to receive $27,969.67 in cash, subject to adjustment, and 444.4783 shares of First Busey common stock, with cash paid in lieu of fractional shares. Shares of CAC stock held by CAC shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Material U.S. federal income tax consequences of the merger (See page 36)
The merger agreement provides that, if First Busey so elects, First Busey and each shareholder of CAC will make an election under section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) by executing Internal Revenue Service (“IRS”) Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases). First Busey will elect to cause the Section 338(h)(10) Election to be made and the following discussion assumes that the Section 338(h)(10) Election is timely and properly made.
As a result of the Section 338(h)(10) Election, for tax purposes the merger will not be treated as sale of CAC shares by the shareholders of CAC, but will instead be treated as a taxable sale by CAC of its and its subsidiaries’ assets. CAC will be treated as selling its assets and the assets of its subsidiaries in exchange for the merger consideration and the assumption of the liabilities of CAC and its subsidiaries, and then immediately distributing the merger consideration to the shareholders of CAC in complete liquidation of CAC. As an S corporation, CAC will not be subject to U.S. federal income tax on the gain or loss recognized from such deemed sale of assets, but rather the gain or loss will pass through to the shareholders of CAC. The gain or loss from such deemed sale of assets and the income or loss from CAC’s and its subsidiaries’ operations for the taxable period ending on and including the closing date will be allocated among the shareholders of CAC (generally in proportion to their respective ownership percentages of the shares of CAC common stock) and will be reported by such shareholders on their U.S. federal income tax returns for their respective taxable years that include the closing date. Gain from such deemed sale of assets allocated to a shareholder of CAC will increase such shareholder’s tax basis in his, her or its CAC common stock, while loss allocated to such shareholder will decrease such shareholder’s tax basis in his, her or its CAC common stock. In the deemed liquidation of CAC, the merger consideration (consisting of cash and First Busey common stock) will be deemed to have been distributed to the shareholders of CAC, and each shareholder of CAC will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and fair market value of the First Busey common stock received in the liquidating distribution and (ii) such shareholder’s tax basis in his, her or its CAC common stock, as adjusted for such shareholder’s allocable share of CAC’s income or loss for the taxable period ending on the closing date and distributions made to such shareholder prior to the merger.
Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax consequences of the merger to each CAC shareholder will depend on such CAC shareholder’s own situation and many variables not within our control. For these reasons, we strongly urge CAC shareholders to consult with their own tax advisors for a full understanding of the federal and any applicable state, local or other tax consequences of the merger to them.
CAC’s reasons for the merger; Board recommendation to CAC’s shareholders (See page 32)
The CAC board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of CAC and its shareholders. CAC’s board of directors unanimously recommends that CAC shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” adjournment of the CAC special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
Interests of officers and directors of CAC and/or Glenview State Bank in the merger may be different from, or in addition to, yours (See page 40)
When you consider the CAC board of directors’ recommendation to vote in favor of approval of the merger proposal, you should be aware that some of CAC’s and/or Glenview State Bank’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as shareholders. These interests include, among others, certain change in control, bonus and/or retention payments payable to certain of these individuals, as well as rights to ongoing indemnification and insurance coverage by First Busey for acts or omissions occurring prior to the merger. The CAC board of directors was aware of these interests and took them into account in reaching its decisions to approve and adopt the merger agreement and to recommend the approval of the merger agreement to CAC’s shareholders.
CAC shareholders will have dissenters’ rights in connection with the merger (See page 41)
CAC shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the IBCL, receive cash in the amount of the fair value of their shares instead of the merger consideration.
A copy of the section of the IBCL pertaining to dissenters’ rights is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The merger and the performance of the combined company are subject to a number of risks (See page 17)
There are a number of risks relating to the merger and to the businesses of First Busey, CAC and the combined company following the merger. See the “Risk Factors” beginning on page 17 for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Shareholder approval will be required to complete the merger and approve the adjournment proposal (See page 25)
Approval by the holders of both CAC Class A common stock and CAC Class B common stock (collectively referred to as “CAC common stock”) at CAC’s special meeting of shareholders on      , 2021 is required to complete the merger. The presence, in person or by proxy, of the holders of a majority of the shares of CAC Class A common stock entitled to vote on the merger proposal and a majority of the shares of CAC Class B common stock entitled to vote on the merger proposal is necessary to constitute a quorum for consideration of the merger proposal, and the presence, in person by proxy, of the holders of a majority of the shares of each of the CAC Class A common stock and the CAC Class B common stock entitled to vote on the adjournment proposal is necessary to constitute a quorum for consideration of the adjournment proposal. Each share of CAC common stock outstanding on the record date entitles its holder to one vote on the merger proposal and the adjournment proposal. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CAC Class A common stock entitled to vote and of the holders of a majority of the outstanding shares of CAC Class B common stock entitled to vote, in each case represented in person or by proxy. Abstentions and shares not voted will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to shares of each of the CAC Class A common stock and the CAC Class B common stock at the special meeting, in person or by proxy. Abstentions and shares not voted will have no effect on the adjournment proposal.
Completion of the merger is subject to regulatory approvals (See page 39)
The merger cannot proceed without obtaining all requisite regulatory approvals. First Busey and CAC have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Busey and CAC is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). First Busey submitted an application with the Federal Reserve Bank of Chicago on February 2, 2021, seeking the necessary approval. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

At a date following the completion of the merger, First Busey intends to merge Glenview State Bank with and into Busey Bank, with Busey Bank as the surviving bank. The bank merger will be subject to approval by the Illinois Department of Financial and Professional Regulation (which we refer to as the “IDFPR”) and the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”). Busey Bank submitted applications with the IDFPR and the FDIC on February 5, 2021, seeking these approvals.
While neither First Busey nor CAC know of any reason why the approval of any of the applications would be denied or unduly delayed, they cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.
Conditions to completion of the merger (See page 50)
Closing Conditions for the Benefit of First Busey.   First Busey’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of CAC in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by CAC in all material respects of its obligations under the merger agreement;

•
approval of the merger proposal at the special meeting of CAC shareholders;

•
no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of CAC certifying (i) the accuracy of the representations and warranties of CAC in the merger agreement and (ii) performance by CAC in all material respects of its obligations under the merger agreement;

•
delivery of two original copies of completed and executed IRS Forms 8023 certifying each CAC shareholder’s Section 338(h)(10) election under the Internal Revenue Code duly completed and executed by each CAC shareholder;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market;

•
no material adverse change in the financial condition, assets or business of CAC since the date of the merger agreement; and

•
at the effective time, First Busey’s common stock to be paid as part of the merger consideration constitutes less than 80% of the total merger consideration and the amount of any fair value payment to be paid to dissenting CAC shareholders.

Closing Conditions for the Benefit of CAC.   CAC’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of First Busey in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by First Busey in all material respects of its obligations under the merger agreement;

•
approval of the merger proposal at the special meeting of CAC shareholders;

•
no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of First Busey certifying (i) the accuracy of representations and warranties of First Busey in the merger agreement and (ii) performance by First Busey in all material respects of its obligations under the merger agreement;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in the financial condition, assets or business of First Busey since the date of the merger agreement.

How the merger agreement may be terminated by First Busey and CAC (See page 52)
First Busey and CAC may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Busey or CAC may also terminate the merger agreement as follows:
•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by CAC shareholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not completed by June 30, 2021, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
First Busey may terminate if CAC materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its shareholders to approve the merger agreement;

•
CAC may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•
First Busey may terminate if CAC’s board of directors makes an adverse recommendation to CAC’s shareholders;

•
First Busey may terminate if CAC tangible common equity at closing (as adjusted in accordance with the merger agreement) is less than approximately $162.0 million (as such amount may be adjusted pursuant to the merger agreement); and

•
CAC may terminate, if on the day all regulatory approvals are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s stock is less than 75% of $18.13, which is the average First Busey stock price that was used to set the merger consideration; and (ii) the decrease in First Busey’s common stock price is 25% greater than the decrease in the value of the SNL Midwest U.S. Bank Index, as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of September 4, 2020, subject to the right of First Busey to increase the dollar amount of the stock portion of the merger consideration as set forth in the merger agreement in order to prevent a termination in this event.

Termination fees and expenses may be payable under some circumstances (See page 53)
Termination Fees Payable by CAC.   CAC has agreed to pay First Busey a termination fee of $8.0 million if the merger agreement is terminated under the following circumstances:
•
First Busey terminates the merger agreement because CAC breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a shareholder meeting to approve the merger agreement;

•
CAC terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
If, prior to termination, another acquisition proposal is known to CAC, has been made directly to CAC’s shareholders or is publicly announced, and (i) thereafter the merger agreement is terminated by First Busey upon CAC’s material breach of its obligations under the merger agreement and (ii) within six months after such termination CAC enters into a definitive written agreement with respect to such acquisition proposal.

Voting and support agreement (See page 45)
On January 19, 2021, certain shareholders of CAC agreed to vote all of their shares of CAC common stock in favor of the merger proposal at the special meeting. The voting and support agreement covers approximately 0.06% of the aggregate outstanding shares of CAC common stock as of December 31, 2020. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms, and under certain other circumstances. A copy of the form of voting and support agreement is included as an exhibit to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A.
Lock-up and standstill agreement (See page 46)
On January 19, 2021, certain shareholders of CAC agreed not to directly or indirectly, without the prior written consent of First Busey, (i) transfer any shares of First Busey common stock such shareholders receive in the merger during the 120-day period commencing on the closing date of the merger and (ii) transfer more than 50% of the shares of First Busey common stock such shareholders receive in the merger during the period commencing on the calendar day immediately following the end of the 120-day period and continuing until the 180th day after the closing date. The CAC shareholders that are party to the lock-up and standstill agreement beneficially own in the aggregate approximately 70.0% of the outstanding shares of CAC common stock. The obligations under the lock-up and standstill agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement or (ii) two years after the closing date.

Accounting treatment of the merger (See page 35)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”).
Certain differences in First Busey stockholder rights and CAC shareholder rights (See page 56)
Because they will receive shares of First Busey common stock as part of the merger consideration, CAC shareholders will become First Busey stockholders as a result of the merger, and their rights as First Busey stockholders after the merger will be governed by First Busey’s articles of incorporation and bylaws. The rights of First Busey’s stockholders are different in certain respects from the rights of CAC’s shareholders. The material differences are described later in this proxy statement/prospectus.
First Busey shares will be listed on Nasdaq (See page 53)
The shares of First Busey common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Select Market under the symbol “BUSE.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST BUSEY
The following table summarizes selected historical consolidated financial data of First Busey for the periods and as of the dates indicated. This information has been derived from First Busey’s consolidated financial statements filed with the SEC. You should not assume the results of operations for past periods indicate results for any future period.
You should read this information in conjunction with First Busey’s consolidated financial statements and related notes thereto included in First Busey’s Annual Report on Form 10-K as of and for the year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of or for the year ended December 31,
	2020	2019	2018	2017	2016
	(dollars in thousands, except per share data)
Balance Sheet Items:
Debt securities available for sale	$2,261,187	$1,648,257	$697,685	$872,682	$759,811
Securities held to maturity	—	—	608,660	443,550	47,820
Loans held for sale	42,813	68,699	25,895	94,848	256,319
Portfolio loans	6,814,177	6,687,249	5,568,428	5,519,500	3,878,900
Allowance for credit losses	101,048	53,748	50,648	53,582	47,795
Total assets	10,544,047	9,695,729	7,702,357	7,860,640	5,425,170
Tangible assets(1)	10,195,082	9,339,847	7,410,346	7,563,606	5,311,271
Total deposits	8,677,849	7,902,396	6,249,321	6,125,965	4,374,298
Short-term debt(2)	180,272	214,042	185,796	524,566	264,157
Long-term debt	4,757	83,600	50,000	50,000	80,000
Senior notes, net of unamortized issuance costs	39,809	39,674	39,539	39,404	—
Subordinated notes, net of unamortized issuance costs	182,226	59,248	59,147	64,715	—
Junior subordinated debt owed to unconsolidated trusts	71,468	71,308	71,155	71,008	70,868
Stockholders’ equity	1,270,069	1,220,434	994,964	935,003	594,314
Tangible common stockholders’ equity(3)	921,104	864,552	702,953	637,969	480,415
Results of Operations:
Interest income	$326,598	$356,234	$286,033	$224,302	$164,889
Interest expense	43,663	69,011	44,627	20,936	10,229
Net interest income	282,935	287,223	241,406	203,366	154,660
Provision for credit losses	38,797	10,406	4,429	5,303	5,550
Net income	100,344	102,953	98,928	62,726	49,694
Per Share Data:
Diluted earnings	$1.83	$1.87	$2.01	$1.45	$1.40
Cash dividends	0.88	0.84	0.80	0.72	0.68
Book value(4)	23.34	22.28	20.36	19.21	15.54
Tangible book value(5)	16.66	15.46	14.21	12.88	12.37
Closing stock price	21.55	27.50	24.54	29.94	30.78
Other Information:
Return on average assets	0.97%	1.09%	1.28%	1.00%	1.00%
Return on average common equity	8.09%	8.68%	10.36%	8.48%	9.59%
Net interest margin(6)	3.03%	3.38%	3.45%	3.58%	3.42%
Equity to assets ratio(7)	12.05%	12.56%	12.33%	11.75%	10.42%
Dividend payout ratio(8)	48.09%	44.92%	39.80%	49.66%	48.57%

(1)
Total assets less goodwill and tax effected intangible assets, see “Non-GAAP Financial Information”.

(2)
Includes federal funds purchased, securities sold under agreements to repurchase, and short-term borrowings.

(3)
Common equity less goodwill and tax effected intangible assets, see “Non-GAAP Financial Information”.

(4)
Total common equity divided by shares outstanding as of period end.

(5)
Total common equity less goodwill and intangible assets divided by shares outstanding as of period end, see “Non-GAAP Financial Information”.

(6)
Tax-equivalent net interest income divided by average earning assets.

(7)
Average common equity divided by average total assets.

(8)
Ratio calculated using only common stock dividends and diluted earnings per share.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAC
The following table summarizes selected historical consolidated financial data of CAC for the periods and as of the dates indicated. This information has been derived from CAC’s consolidated financial statements. You should not assume the results of operations for past periods indicate results for any future period.
You should read this information in conjunction with the financial information that is publicly available for CAC as set forth under the section captioned “Where You Can Find More Information” in this proxy statement/prospectus.
	As of and for the year ended December 31,
	2020	2019	2018
	(dollars in thousands)
Balance Sheet Items:
Cash and cash equivalents	$138,195	$96,607	$44,050
Investment securities available for sale	814,250	691,061	656,102
Loans gross	475,247	475,441	514,064
Allowance for loan losses	12,564	8,957	9,013
Total assets	1,465,490	1,304,780	1,257,502
Total deposits	1,257,397	1,111,048	1,092,407
Shareholders’ equity	176,405	154,601	128,428
Accumulated other comprehensive income (included in shareholders’ equity)	31,040	13,163	(10,201)
Results of Operations:
Interest income	$34,766	$37,639	$34,757
Interest expense	3,952	5,130	2,385
Net interest income	30,731	32,386	32,293
Other income	10,537	7,833	7,510
Other expenses	27,918	26,948	26,320
Provision for loan loss	3,650	—	—
Net income	9,704	13,321	13,472

MARKET PRICE AND DIVIDEND INFORMATION
First Busey common stock trades on the Nasdaq Global Select Market under the symbol “BUSE.”
The outstanding shares of CAC common stock are privately held and are not traded in any public market. The last transaction known by CAC’s management to occur prior to the date of this proxy/statement prospectus was on June 12, 2014, and the sales price was $11,198 per share. The following table sets forth the cash dividends declared per share for the periods indicated for CAC common stock, other than tax dividends.
Quarterly Data	Dividend Declared
First quarter 2019	—
Second quarter 2019	$201.46
Third quarter 2019	—
Fourth quarter 2019	604.38
First quarter 2020	—
Second quarter 2020	—
Third quarter 2020	—
Fourth quarter 2020	—
First quarter 2021 (through February 25, 2021)	—
The merger agreement provides that the cash consideration to be paid in the merger will be funded with a combination of cash from First Busey and a special dividend to be paid by CAC to its shareholders. Specifically, immediately prior to closing and subject to the completion of all closing conditions, CAC will cause Glenview State Bank to pay a one-time special cash dividend of $60.0 million to CAC and, upon receipt, CAC will declare and issue a $60.0 million special cash dividend to CAC’s shareholders, which will be used to fund, in part, the cash consideration to be paid to CAC’s shareholders at closing.
On January 15, 2021, the trading day immediately prior to the public announcement date of the merger agreement, the closing price of First Busey common stock was $23.54. On       , 2021, the last practicable trading day prior to the mailing date of this proxy statement/prospectus, the closing price of First Busey common stock was $      .
CAC shareholders are urged to obtain current market quotations for shares of First Busey common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market price of First Busey common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Busey common stock before or after the effective time of the merger. Changes in the market price of First Busey common stock prior to the completion of the merger will affect the market value of the merger consideration that CAC shareholders will receive upon completion of the merger.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Notes Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” in the forepart of this proxy statement/prospectus and the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
The value of the merger consideration that consists of First Busey’s common stock will fluctuate based on the trading price of First Busey common stock; the cash portion of the merger consideration may be reduced.
The number of shares of First Busey common stock to be issued in the merger will not automatically adjust based on the trading price of First Busey’s common stock, and the market value of those shares may vary from the closing price of First Busey’s common stock on the date the merger was announced, on the date that this document was mailed to CAC shareholders, on the date of the special meeting of the CAC shareholders and on the date the merger is completed and thereafter. Any change in the market price of First Busey’s common stock prior to completion of the merger will affect the amount of and the market value of the merger consideration that CAC shareholders will receive upon completion of the merger. Accordingly, at the time of the CAC special meeting, CAC shareholders will not know or be able to calculate with certainty the market value of the First Busey common stock they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond First Busey’s or CAC’s control. You should obtain current market quotations for shares of First Busey common stock before you vote.
In addition, the cash portion of the merger consideration is subject to downward adjustment in the event that CAC tangible common equity as of the closing date of the first-step merger is less than $169.635 million (as such amount may be adjusted pursuant to the merger agreement). In the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.
The market price of First Busey’s common stock after the merger may be affected by factors different from those affecting the shares of CAC or First Busey currently.
Upon completion of the merger, holders of CAC common stock will become holders of First Busey common stock. First Busey’s business differs in important respects from that of CAC. Accordingly, the results of operations of the combined company and the market price of First Busey’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Busey and CAC. For a discussion of the businesses and markets of First Busey and CAC and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
CAC shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
CAC shareholders currently have the right to vote in the election of CAC’s board of directors and on other matters requiring shareholder approval under Indiana law and CAC’s certificate of incorporation and bylaws. Upon the completion of the merger, each CAC shareholder will become a stockholder of First Busey with a percentage ownership of First Busey that is smaller than such shareholder’s percentage ownership of CAC. Based on the number of issued and outstanding First Busey common shares and shares of CAC common stock on         , 2021, and based on the         total number of First Busey shares of common stock issuable pursuant to the merger, shareholders of CAC, as a group, will receive shares in the merger constituting approximately    % of First Busey common shares expected to be outstanding immediately after the merger (without giving effect to any First Busey common shares held by CAC shareholders prior to the merger). Because of this, current CAC shareholders, as a group, will have less influence on the board of directors, management and policies of First Busey (as the combined company following the merger) than they now have on the board of directors, management and policies of CAC.
Combining First Busey and CAC may be more difficult, costly or time consuming than expected, and First Busey and CAC may fail to realize the anticipated benefits of the merger.
First Busey and CAC have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, First Busey’s ability to combine the businesses of First Busey and CAC in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of First Busey or CAC nor result in decreased revenues due to any loss of customers. If First Busey is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.
Certain employees may not be employed by First Busey after the merger. In addition, employees that First Busey wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Busey’s or CAC’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Busey or CAC to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger. In particular, the impacts of the ongoing COVID-19 pandemic may make it more costly or more difficult to effect the integration of the businesses of First Busey and CAC, which, in turn, may make it more difficult for the combined company to realize anticipated synergies or cost savings in the amounts estimated or in the time frame contemplated or at all.
Among the factors considered by the boards of directors of First Busey and CAC in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory and other governmental authorities. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. These approvals may be delayed or not obtained at all, including due to any or all of the following: an adverse condition or development in either party’s regulatory standing or other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or oppositions; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions from the ongoing COVID-19 pandemic.
The approvals that are granted may impose terms and conditions, requirements, limitations or costs or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. Despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, First Busey and CAC will not be required to complete the merger if any such approvals would reasonably be expected to materially restrict or burden First Busey following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. In addition, neither First Busey nor CAC can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of First Busey and CAC. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and/or the financial results of First Busey or CAC, or the business operations of First Busey or CAC are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of First Busey and CAC may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the FDIC and the IDFPR and/or other regulators may impose additional requirements on First Busey or CAC that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by CAC shareholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of listing on the Nasdaq Global Select Market of the shares of First Busey common stock to be issued in the merger, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or First Busey or CAC may elect to terminate the merger agreement in certain other circumstances.
Termination of the merger agreement could negatively impact CAC.
If the merger is not completed for any reason, including as a result of CAC shareholders declining to approve the merger agreement, the ongoing business of CAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, CAC would be subject to a number of risks, including the following:
•
CAC may experience negative reactions from its customers, vendors and employees;

•
CAC will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•
the merger agreement places certain restrictions on the conduct of CAC’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of First Busey (not to be unreasonably withheld, conditioned or delayed), may prevent CAC from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

•
matters relating to the merger (including integration planning) will require substantial commitments of time and resources by CAC management, which would otherwise have been devoted to other opportunities that may have been beneficial to CAC as an independent company.

If the merger agreement is terminated and CAC’s board of directors seeks another merger or business combination, CAC shareholders cannot be certain that CAC will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Busey has agreed to provide in the merger, or that such other merger or business combination will be completed.
If the merger agreement is terminated under certain circumstances, CAC may be required to pay a termination fee to First Busey.

CAC will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CAC and, consequently, on First Busey. These uncertainties may impair CAC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with CAC to seek to change existing business relationships with CAC. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Busey’s business following the merger could be negatively impacted. In addition, the merger agreement restricts CAC from making certain transactions and taking other specified actions without the consent of First Busey until the merger occurs. These restrictions may prevent CAC from pursuing attractive business opportunities that may arise prior to the completion of the merger.
CAC directors and officers may have interests in the merger different from the interests of CAC shareholders.
The interests of some of the directors and executive officers of CAC may be different from those of CAC’s shareholders, and directors and officers of CAC may be participants in arrangements that are different from, or are in addition to, those of CAC’s shareholders. The members of the CAC’s board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that CAC’s shareholders vote in favor of adopting the merger agreement. Such interests include, among others:
•
Certain benefits payable under the retirement, bonus and/or retention agreements between CAC, Glenview State Bank and/or Busey Bank, and certain of Glenview State Bank’s directors and certain officers and employees;

•
Certain bonuses to be paid to the non-employee directors of Glenview State Bank at closing; and

•
Rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

These interests are more fully described in this proxy statement/prospectus under the heading “The Merger — Interests of certain persons in the merger.”
The merger agreement contains provisions that may discourage other companies from trying to acquire CAC for greater merger consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to CAC that might result in greater value to CAC’s shareholders than the proposed merger with First Busey or may result in a potential competing acquirer proposing to pay a lower per share price to acquire CAC than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on CAC from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by CAC’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. CAC also has an unqualified obligation to submit the proposal to approve the merger to a vote by its shareholders, even if CAC receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, CAC may be required to pay First Busey a termination fee of $8.0 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement — Termination” and “Description of the Merger Agreement — Termination fees.”
First Busey and CAC will incur transaction and integration costs in connection with the merger.
Each of First Busey and CAC has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, First Busey will incur integration costs following the completion of the merger as First Busey integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be fully realized to offset these transaction and integration costs over time. See the risk factor entitled “— First Busey may fail to realize the anticipated benefits of the merger.”
First Busey and CAC will also incur additional costs to reward employees for past service and to maintain employee morale and retain key employees, including in connection with the retention agreements to be entered into between Glenview State Bank and/or Busey Bank and certain Glenview State Bank employees. In addition, Glenview State Bank intends to pay bonuses at closing to its non-employee directors for their past service to the bank. First Busey and CAC will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, regulatory filing fees, printing and mailing fees and other costs associated with the merger.
The shares of First Busey common stock to be received by CAC shareholders as a result of the merger will have different rights from the shares of CAC common stock.
Upon completion of the merger, CAC shareholders will become First Busey shareholders and their rights as shareholders will be governed by the Nevada Revised Statutes and the First Busey articles of incorporation and bylaws. The rights associated with CAC common stock are different from the rights associated with First Busey common stock. Please see “Comparison of Rights of First Busey Shareholders and CAC Shareholders” for a discussion of the different rights associated with First Busey common stock.
The Dodd-Frank Act, among other things, subjects banks with assets in excess of $10 billion to additional costs.
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which we refer to as the “Dodd-Frank Act”) and its implementing regulations subject banks with assets in excess of $10 billion to additional requirements, such as the imposition of higher FDIC premiums and reduced debit card interchange fees, which increase operating costs and reduce earnings. Because Busey Bank will exceed $10 billion in assets as a result of the merger, First Busey will be required to incur additional costs to address these additional requirements.
Risks relating to First Busey’s business.
You should read and consider risk factors specific to First Busey’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey and CAC. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey’s and CAC’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this proxy statement/prospectus, including forward-looking statements, speak only as of the date they are made, and neither First Busey nor CAC undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of First Busey and CAC to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following:
•
the possibility that any of the anticipated benefits of the proposed transaction between First Busey and CAC will not be realized or will not be realized within the expected time period;

•
the risk that integration of operations of CAC with those of First Busey will be materially delayed or will be more costly or difficult than expected;

•
the inability to complete the proposed transaction due to the failure of the required approval of CAC’s shareholders;

•
the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals;

•
the failure of the proposed transaction to close for any other reason;

•
the effect of the announcement of the transaction on customer relationships and operating results;

•
the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations);

•
the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets;

•
changes in state and federal laws, regulations and governmental policies concerning First Busey’s and CAC’s general business;

•
changes in accounting policies and practices, including CECL, which changed how First Busey estimates credit losses;

•
changes in interest rates and prepayment rates of First Busey’s and CAC’s assets (including the impact of the London Inter-bank Offered Rate phase-out);

•
increased competition in the financial services sector and the inability to attract new customers;

•
changes in technology and the ability to develop and maintain secure and reliable electronic systems;

•
the loss of key executives or employees;

•
changes in consumer spending;

•
unexpected results of acquisitions, including the acquisition of CAC;

•
unexpected outcomes of existing or new litigation involving First Busey or CAC; and

•
the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Busey and its business, including additional factors that could materially affect First Busey’s financial results, are included in First Busey’s filings with the SEC. See “Where You Can Find Additional Information.”

NON-GAAP FINANCIAL INFORMATION
This proxy statement/prospectus contains certain financial information determined other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). First Busey’s management uses these “non-GAAP” measures in its analysis of the company’s performance. First Busey’s management also believes that these non-GAAP financial measures allow for better comparability of period to period operating performance. Additionally, First Busey believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition, and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
A reconciliation of the non-GAAP measures used in this document to the most directly comparable GAAP measures is provided in the tables below. For more details about First Busey’s non-GAAP measures, refer to First Busey’s Annual Report on Form 10-K for the year ended December 31, 2020. These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.
Reconciliation of Non-GAAP Financial Measures — Tangible assets and tangible common stockholders’ equity
	As of or for the years ended December 31,
	2020	2019	2018	2017	2016
	(dollars in thousands, except per share data)
Total Assets	$10,544,047	$9,695,729	$7,702,357	$7,860,640	$5,425,170
Goodwill and other intangible assets, net	(363,521)	(373,129)	(300,558)	(308,073)	(121,276)
Tax effect of other intangible assets, net	14,556	17,247	8,547	11,039	7,377
Tangible assets	$10,195,082	$9,339,847	$7,410,346	$7,563,606	$5,311,271
Total stockholders’ equity	$1,270,069	$1,220,434	$994,964	$935,003	$594,314
Goodwill and other intangible assets, net	(363,521)	(373,129)	(300,558)	(308,073)	(121,276)
Tax effect of other intangible assets, net	14,556	17,247	8,547	11,039	7,377
Tangible common equity	$921,104	$864,552	$702,953	$637,969	$480,415
Ending number of common shares outstanding	54,404,379	54,788,772	48,874,836	48,684,943	38,236,287
Tangible book value per share	$16.66	$15.46	$14.21	$12.88	$12.37

INFORMATION ABOUT THE SPECIAL MEETING OF
CUMMINS-AMERICAN CORP. SHAREHOLDERS
Purpose
The CAC special meeting will be held on       , 2021, at           [am/pm], Central Time, by video conference through Webex using the login instructions provided to you together with this proxy statement/prospectus and the enclosed proxy card. CAC shareholders are receiving this proxy statement/prospectus because on          , 2021, the record date for the special meeting of shareholders, they owned shares of CAC common stock, and the board of directors of CAC is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Copies of this proxy statement/prospectus began to be mailed to holders of CAC common stock on or about      , 2021, and is accompanied by a proxy card for use at the special meeting and at any adjournment(s) of the meeting.
At the special meeting, the CAC board of directors will ask shareholders to vote upon the following:
•
a proposal to approve the merger agreement and the transactions contemplated therein (referred to as the “merger proposal”); and

•
a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (referred to as the “adjournment proposal”).

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger proposal.
Record date, quorum and vote required
The record date for the CAC special meeting is         , 2021. Holders of Class A Common Stock, $1.00 par value per share, of CAC (which we refer to as “CAC Class A common stock”), and Class B Common Stock, $1.00 par value per share, of CAC (which we refer to as “CAC Class B common stock” and, together with the CAC Class A common stock, as “CAC common stock”) are entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. As of the record date, there were 46.01 shares of CAC Class A common stock and 4,917.76 shares of CAC Class B common stock outstanding and entitled to vote at the special meeting. The outstanding shares of CAC Class A common stock are held by approximately 24 holders of record, and the outstanding shares of CAC Class B common stock are held by approximately 90 holders of record.
The presence, in person or by proxy, of the holders of a majority of the shares of CAC Class A common stock entitled to vote on the merger proposal and a majority of the shares of CAC Class B common stock entitled to vote on the merger proposal is necessary to constitute a quorum for consideration of the merger proposal. Based on the number of shares outstanding as of the record date, at least 23.006 shares of CAC Class A common stock and at least 2,458.881 shares of CAC Class B common stock need to be present at the special meeting, whether in person or by proxy, to constitute a quorum for consideration of the merger proposal.
The presence, in person by proxy, of the holders of a majority of the shares of each of the CAC Class A common stock and the CAC Class B common stock entitled to vote on the adjournment proposal is necessary to constitute a quorum for consideration of the adjournment proposal. Based on the number of shares outstanding as of the record date, at least 23.006 shares of CAC Class A common stock and at least 2,458.881 shares of CAC Class B common stock need to be present at the special meeting, whether in person or by proxy, to constitute a quorum for consideration of the adjournment proposal.
Each share of CAC common stock outstanding on the record date entitles its holder to one vote on the merger proposal and the adjournment proposal. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CAC Class A common stock entitled to vote and of the holders of a majority of the outstanding shares of CAC Class B common stock entitled to vote, in each case represented in person or by proxy. Abstentions and shares not voted will have the same effect as a vote against the merger proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to shares of each of the CAC Class A common stock and the CAC Class B common stock at the special meeting, in person or by proxy. Abstentions and shares not voted will have no effect on the adjournment proposal.
As of the record date for the special meeting, shareholders of CAC who were party to the voting and support agreement beneficially owned a total of 30 shares of CAC Class A common stock, or approximately 65.0% of the outstanding shares of CAC Class A common stock, and no shares of CAC Class B common stock. On an aggregate basis, these shareholders owned approximately 0.60% of the outstanding shares of CAC common stock. Under the voting and support agreement, these shareholders have agreed with First Busey that they will vote their shares in favor of the merger proposal.
How to vote your shares
If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the CAC board of directors recommends and will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger proposal.
If the merger proposal is approved, you will receive instructions for receiving the merger consideration after the merger has been completed.
Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of CAC in writing before your CAC common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Cummins-American Corp., Attn: Corporate Secretary, 800 Waukegan Road, Glenview, Illinois 60025.
Proxy solicitation
CAC will pay the costs associated with the solicitation of proxies for the special meeting. In addition to the solicitation of proxies by mail, directors, officers and employees of CAC may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

THE CUMMINS-AMERICAN CORP. PROPOSALS
Proposal 1 — Approval of the Merger Agreement
At the CAC special meeting, shareholders of CAC will be asked to approve the merger agreement and the transactions contemplated therein. Shareholders of CAC should read this proxy statement/prospectus carefully and in its entirety, including the Appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and incorporated by reference herein.
For the reasons discussed in this proxy statement/prospectus, the board of directors of CAC unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of CAC and its shareholders, and unanimously adopted and approved the merger agreement.
The board of directors of CAC unanimously recommends that CAC shareholders vote “FOR” approval of the merger proposal.
Proposal 2 — Adjournment of the Special Meeting
If, at the CAC special meeting, the number of shares of CAC common stock voted in favor of the merger proposal is insufficient to approve the merger proposal, CAC intends to move to adjourn the CAC special meeting in order to enable the board of directors of CAC to solicit additional proxies for approval of the merger proposal. In this proposal, CAC is asking holders of CAC common stock to authorize the holder of any proxy solicited by the board of directors of CAC, on a discretionary basis, to vote in favor of adjourning the CAC special meeting to another time and place for the purpose of soliciting additional proxies.
The board of directors of CAC unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. While First Busey and CAC believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendices and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Appendix A, not this summary, is the legal document which governs the merger.
General
The CAC board of directors is using this proxy statement/prospectus to solicit proxies from the holders of CAC common stock for use at the CAC special meeting of shareholders, at which CAC shareholders will be asked to approve the merger agreement and thereby approve the merger. When the merger is completed, CAC will merge with and into First Busey and will cease to exist, which will result in Glenview State Bank being a wholly-owned subsidiary of First Busey. The merger is anticipated to be completed in the second quarter of 2021. At a date following the completion of the merger, First Busey intends to merge Glenview State Bank with and into Busey Bank, with Busey Bank as the surviving bank. At such time, Glenview State Bank’s banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate Glenview State Bank and Busey Bank as separate bank subsidiaries.
If the merger is completed, each share of CAC common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or CAC, and other than any dissenting shares) will be converted into the right to receive $27,969.67 in cash and 444.4783 shares of First Busey common stock, with cash paid in lieu of fractional shares. Shares of CAC common stock held by CAC shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
The cash portion of the merger consideration is subject to downward adjustment in the event CAC tangible common equity is less than $169.635 million (as such amount may be adjusted pursuant to the merger agreement) at the time of the closing of the first-step merger. In the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.
The merger agreement provides that the cash consideration to be paid in the merger will be funded with a combination of cash from First Busey and a special dividend to be paid by CAC to its shareholders. Specifically, immediately prior to closing and subject to the completion of all closing conditions, CAC will cause Glenview State Bank to pay a one-time special cash dividend of $60.0 million to CAC and, upon receipt, CAC will declare and issue a $60.0 million special cash dividend to CAC’s shareholders, which will be used to fund, in part, the cash consideration to be paid to CAC’s shareholders at closing.
Background of the merger
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, CAC’s board of directors and senior management regularly review and assess CAC’s business strategies and objectives, including strategic opportunities and challenges, and consider various strategic options potentially available, with the goal of enhancing value for CAC’s shareholders, and with consideration of the effects of such options on CAC’s employees, customers and the communities in which its wholly owned banking subsidiary operates. These strategic discussions have focused on, among other things, the business, competitive and regulatory environment facing financial institutions generally, including challenges presented by the COVID-19 pandemic, and CAC in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, members of CAC’s board of directors and senior management have received, from time to time, informal inquiries from representatives of other financial institutions about potential business combinations and CAC’s board of directors has been regularly updated regarding these contacts.
In connection with the periodic review of its strategic alternatives, members of CAC senior management have met periodically over recent years to review overview materials prepared by its outside financial advisors, including Piper Sandler & Co. (which we refer to as “Piper Sandler”), relating to the banking industry, in general, and bank mergers and acquisitions activity in particular, which members of CAC senior management reviewed with CAC’s board of directors, from time to time. CAC’s board of directors has also discussed CAC’s strategic options to enhance or improve shareholder value, including remaining independent while continuing to execute its strategic plan, and also considered a potential sale of the organization with its respective advantages and disadvantages.
Similarly, First Busey’s executive team and board of directors also regularly and actively consider First Busey’s business and strategic direction. While remaining committed to its core organic growth strategy, First Busey has explored opportunities to grow through strategic acquisitions in more densely populated markets in the Midwestern United States. In this regard, First Busey most recently acquired The Banc Ed Corp., based in Edwardsville, Illinois (a franchise primarily located within the St. Louis MSA), on February 1, 2019, Mid Illinois Bancorp, Inc., based in Peoria, Illinois, on October 1, 2017, and First Community Financial Partners, Inc., based in Joliet, Illinois (a franchise primarily located within the Chicago MSA), on July 2, 2017. As part of its growth strategy, First Busey maintains contact with companies that it believes could enhance its core growth strategy through strategic partnerships. First Busey’s executive management gains knowledge of potential partnerships through independent research and outreach as well as by regularly meeting from time to time with financial advisors to discuss various trends in the industry, the merger and acquisition market and particular financial institutions that could be strategic partners to further First Busey’s growth strategy. These discussions also include evaluations of different opportunities to expand First Busey’s presence in its existing markets, such as the greater Chicago area. The executive management team regularly reports such information to the full board of directors to keep the directors properly knowledgeable and informed on First Busey’s strategic alternatives.
Given its existing branch footprint in the Chicago MSA as a result of its acquisition of First Community Financial Partners, Inc. in 2017, First Busey is very familiar with the greater Chicagoland area, including Glenview and the North Shore markets in which CAC and Glenview State Bank operate. In July 2018, Van A. Dukeman, Chairman, President and Chief Executive Officer of First Busey, and Mr. Robin Elliott, First Busey’s Chief Financial Officer at that time, first met with Mr. Paul A. Jones, President, Chief Executive Officer and Chairman of CAC, and Mr. John C. Diedrich, CAC’s Chief Financial Officer and a director of CAC. Subsequent to that meeting, during late 2018 and 2019, Mr. Dukeman and Mr. Jones met periodically via telephone and in person to discuss their respective organizations. Mr. Dukeman travelled to Glenview and Olympia Fields, Illinois, and Mr. Jones and Mr. Diedrich traveled to Urbana to meet with Mr. Dukeman and a number of First Busey’s directors who had joined the board in connection with First Busey’s more recent bank acquisitions.
From August through November 2019, the parties continued to discuss generally their respective businesses, cultures and operating philosophies, the current state of the banking industry, challenges faced by banks in the general economic and regulatory environment, CAC’s general ongoing strategy and the possibility of entering into a strategic transaction. During this time, First Busey completed financial analyses and analytical work with the advice of its financial advisor, Stephens Inc. (which we refer to as “Stephens”). CAC’s board also reviewed financial analyses provided by representatives of Piper Sandler, which included a financial overview of First Busey and other financial institutions who may have an interest in pursuing a transaction with CAC. In particular, Piper Sandler reviewed the likelihood of interest, financial capacity and perceived potential to obtain required regulatory approvals. The CAC board, after thoroughly considering a number of factors, including those included in the section captioned “CAC’s reasons for the merger and recommendation of the board of directors,” and after carefully reviewing and considering the trade-offs of holding a competitive auction versus a negotiated sale, determined it was in the best interests of CAC’s shareholders to continue exploring a potential combination with First Busey.
From November 2019 through late August 2020, notwithstanding the onset of the COVID-19 pandemic in the U.S. in late first quarter 2020 and both parties’ focus on managing the unprecedented challenges to their businesses as a result, CAC maintained a consistent dialogue with and provided regular updates to First Busey’s management team in contemplation of a future potential combination with First Busey.
In late August and early September 2020, the management teams of First Busey and CAC met to restart informal discussions concerning a potential combination. The parties entered into a confidentiality agreement on August 20, 2020, and First Busey reengaged Stephens to complete additional modeling of potential combination structures. Piper Sandler opened a virtual data room to facilitate the confidential exchange of preliminary due diligence materials between First Busey and CAC. The parties also evaluated potential tax structures of a possible transaction during this time. In early September 2020, the parties held telephonic meetings to discuss preliminary due diligence efforts to date, answer First Busey’s open questions and provide additional information concerning CAC’s various businesses and strategic plans.
Following completion of preliminary due diligence, First Busey prepared and submitted a written non-binding indication of interest to CAC dated September 9, 2020, which provided for the proposed purchase of CAC with merger consideration of $36,061.30 per share of CAC’s outstanding common stock, or approximately $179.0 million in the aggregate, based on the 20-day volume weighted average price of First Busey’s common stock of $18.13 as of September 4, 2020. The proposed aggregate consideration was to be paid in a mix of 50% stock and 50% cash, based on a fixed exchange ratio of 994.5201 shares of First Busey common stock and $18,030.65 cash consideration per share of CAC common stock. In addition, First Busey proposed a taxable transaction structure whereby CAC’s shareholders would make a Section 338(h)(10) election under the Internal Revenue Code (the “Code”). This proposed transaction structure would permit First Busey to take advantage of tax provisions concerning First Busey’s treatment of goodwill and provide First Busey with a step-up in the taxable basis of CAC’s assets. First Busey also indicated that, if deemed preferable to CAC, First Busey was amenable to discussing whether a portion of the cash consideration would be disbursed to CAC’s shareholders through a special one-time dividend payable by CAC immediately prior to the closing of the transaction, subject to certain conditions. Furthermore, the valuation assumed that CAC would have a minimum shareholders’ equity of $177.8 million at the time of closing, subject to certain adjustments. The proposed consideration was contingent upon a number of factors, including the satisfactory results of First Busey’s comprehensive and confirmatory due diligence of CAC’s organization. CAC senior management and certain members of CAC’s board of directors met on September 10, 2020 to discuss the terms of the indication of interest and other related business and legal issues. On September 10, 2020, CAC, in consultation with Piper Sandler, countered First Busey’s proposed transaction structure and asked that First Busey increase the consideration to be paid in any potential combination.
First Busey, in consultation with its financial and legal advisors, continued its due diligence of CAC and its business over the next two weeks, focusing on estimates of CAC’s projected earnings, estimated credit and other balance sheet adjustments, one-time costs and cost savings to determine if an increase in the proposed consideration to be paid in a potential combination could be supported. On September 23, 2020, First Busey prepared and submitted a revised non-binding indication of interest to CAC, which provided for the proposed purchase of CAC with merger consideration of $37,572.25 per share of CAC’s outstanding common stock, or approximately $186.5 million in the aggregate. The proposed aggregate consideration was to be paid in a mix of 45% stock and 55% cash, based on a fixed exchange ratio of 932.5710 shares of First Busey common stock and $20,664.74 cash consideration per share of CAC common stock, and assumed that CAC would have a minimum shareholders’ equity of $177.3 million at the time of closing, subject to certain adjustments. In addition, First Busey again proposed a taxable transaction structure whereby CAC’s shareholders would make a Section 338(h)(10) election under the Code, and indicated that it was amenable to discussing whether a portion of the cash consideration would be disbursed to CAC’s shareholders through a special one-time dividend payable by CAC immediately prior to the closing of the transaction.
Throughout the remainder of September 2020, First Busey and Stephens continued to review and analyze additional due diligence materials, and the parties continued to negotiate the terms of the recent non-binding indication of interest through the end of September 2020.
As a result of its further in-depth due diligence and analyses, First Busey submitted to CAC a revised non-binding indication of interest on October 1, 2020, which again provided merger consideration of $37,572.25 per share of CAC outstanding common stock, or approximately $186.5 million in the aggregate, and a fixed exchange ratio of 932.5710 shares of First Busey common stock and $20,664.74 cash consideration per share of CAC common stock, for a mix of 45% stock and 55% cash, and a minimum shareholders’ equity of $177.3 million at the time of closing, subject to certain adjustments, but with any shortfall in this minimum amount to be deducted dollar-for-dollar from the cash component of the merger consideration.
On October 2, 2020, certain directors and officers of CAC met to discuss First Busey’s revised non-binding indication of interest. Representatives of First Busey attended a portion of this meeting, reviewed their indication of interest and held a question and answer session. Representatives from Piper

Sandler reviewed (i) the financial terms of First Busey’s proposed offer included in the indication of interest, (ii) the range of projected book and earnings multiples represented by these financial terms and (iii) the potential financial impact of the proposed transaction with First Busey. Furthermore, CAC senior management reviewed in detail possible next steps including an overview of the due diligence process. Following this discussion, CAC executed the indication of interest previously submitted by First Busey, which provided for a 45-day exclusivity period during which CAC and First Busey agreed to work together towards finalizing a strategic transaction.
Over the next several weeks, CAC provided First Busey’s executive team with additional confidential due diligence materials through the virtual data room. Between late September 2020 and early January 2021, First Busey continued its detailed due diligence review of the financial condition and operations of CAC and Glenview State Bank, CAC’s and Glenview State Bank’s material agreements and other information concerning CAC and Glenview State Bank.
Informed by initial due diligence and the most recent non-binding indication of interest, in mid-October 2020, First Busey and its counsel, Vedder Price, provided CAC and its counsel, Barack Ferrazzano, with an initial draft merger agreement for the proposed transaction. Over the course of the following weeks, the parties and their respective legal advisors negotiated the principal terms of the merger agreement. In particular the parties worked through due diligence issues requiring resolution prior to execution of a definitive agreement, discussed the treatment of CAC’s benefit plans, and negotiated the terms of representations and warranties for both sides, covenants for both sides and termination rights and fees. In addition, each party prepared, distributed and prepared to finalize a set of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement. While negotiating the merger agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party.
From mid-October through mid-November 2020, and subsequent to the execution by CAC of a confidentiality agreement dated October 20, 2020 for the benefit of First Busey, members of CAC’s senior management and its advisors held telephonic interviews with a number of members of First Busey’s executive management to discuss First Busey’s current operations, financial condition and prospects. In addition, CAC and its advisors reviewed information about First Busey that was publicly available, including reports and other materials filed with the SEC.
During this time, CAC and First Busey and their respective financial advisors continued to negotiate the terms of the merger consideration, including the relative mix of cash and stock of the proposed merger consideration. At the request of CAC, First Busey provided CAC with a revised written non-binding indication of interest dated November 16, 2020. The revised written non-binding indication of interest provided for a proposed merger consideration of 444.4783 shares of First Busey common stock and $29,513.86 cash consideration per share of CAC common stock. Based on the assumed value of First Busey common stock described above, the proposed merger consideration would have an aggregate value of $37,572.25 per share of CAC outstanding common stock or approximately $186.5 million, and would be paid in a mix of 21% stock and 79% cash. Again, the valuation assumed that CAC would have a minimum shareholders’ equity of $177.3 million at the time of closing, subject to certain adjustments, with any shortfall in this minimum amount to be deducted dollar-for-dollar from the cash component of the merger consideration. In consultation with members of CAC’s board of directors, members of CAC senior management instructed representatives of Piper Sandler to hold further discussions with First Busey and representatives of Stephens upon receiving the revised written non-binding indication of interest.
Between mid-November and early December 2020, the First Busey team continued its diligence review of CAC. On December 8, 2020, key members of First Busey’s and CAC’s senior management teams met in Glenview, Illinois to discuss open diligence items, including CAC’s plans to pay appreciation bonuses to certain key employees and directors of CAC. Throughout December 2020, in addition to the continued negotiation of the merger agreement, the parties continued to discuss CAC’s proposal to pay such bonuses at or prior to closing the proposed transaction. In late December 2020, the parties agreed to decrease the cash component of the per share consideration to $27,969.67 and the minimum shareholders’ equity requirement to $169.635 million (subject to certain adjustments), in connection with CAC’s plans to pay appreciation bonuses in the amount of $7.665 million. The parties also agreed that the cash consideration to be paid in the merger would be funded with a combination of cash from First Busey and a special one-time $60.0 million dividend to be paid by CAC to its shareholders prior to closing.
Throughout early to mid-January 2021, the parties continued to work through open due diligence issues and negotiated the remaining open terms of the merger agreement and ancillary agreements, such as the voting agreement and lock-up and standstill agreement to be entered into by certain shareholders of CAC. In addition, each party revised and finalized its disclosure schedules. On January 15, 2021, CAC’s board of directors met to review (i) a substantially final, negotiated version of the merger agreement and related exhibits, (ii) a financial presentation prepared by representatives of Piper Sandler providing an overview of First Busey and the financial terms of the proposed acquisition and (iii) draft board resolutions relating to the proposed transaction. CAC’s board of directors received a full report from its outside advisors. Barack Ferrazzano discussed again the fiduciary obligations of CAC’s directors in considering a sale or merger of the company and answered director questions on the topic. Barack Ferrazzano also provided a comprehensive review of the proposed merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered.
The CAC board of directors engaged in a detailed and extensive discussion of the merger agreement and the financial analyses. The CAC board of directors considered the valuation of CAC as a stand-alone entity and discussed the attributes of First Busey’s common stock, including its recent market performance, its dividend payout ratio, its trading volume and its relative valuation compared to its peers. The board of directors also discussed First Busey’s commitment to community banking and its business culture and philosophy. Following extensive discussion and questions and answers, including consideration of the factors described under “CAC’s reasons for the merger and recommendation of the board of directors,” CAC’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of CAC and its shareholders and authorized CAC’s management to execute and deliver the merger agreement.
On January 19, 2021, First Busey’s board of directors held a special meeting to discuss the proposed transaction and to review the final terms of merger agreement. Mr. Dukeman provided an overview of the process that led to the transaction. Representatives of Vedder Price reviewed in detail the terms of the agreement, as well as other legal issues including the board’s fiduciary duties. Management also reported to the board the results of First Busey’s due diligence investigation of CAC. Further, representatives of Stephens reviewed with the board of directors its analysis of the financial terms contained in the merger agreement. The board discussed the advantages and rationales for proceeding with the transaction and determined that it was in the best interests of First Busey’s stockholders to proceed with the transaction on the terms provided in the merger agreement. Based on this and its previous discussions, the First Busey board of directors unanimously approved the merger agreement and the issuance of shares as part of the merger consideration as contemplated in the agreement. Representatives of First Busey reported the board’s actions to CAC’s representatives following the meeting.
Following the First Busey board meeting, on the afternoon of January 19, 2021, CAC and First Busey executed the merger agreement and issued a joint press release announcing the transaction.
CAC’s reasons for the merger and recommendation of the board of directors
CAC’s board of directors believes that the merger is advisable to its shareholders. Accordingly, CAC’s board of directors has approved the merger agreement and recommends that CAC’s shareholders vote “FOR” approval of the merger agreement.
In reaching its decision to approve the merger agreement, CAC’s board of directors consulted with CAC’s outside legal counsel and CAC’s financial advisor regarding the merger and considered a variety of factors, including the following:
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the CAC board of directors’ familiarity with and review of CAC’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

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the current and prospective environment in which CAC operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

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uncertainties with respect to the COVID-19 pandemic;

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CAC’s belief that CAC needs to grow to be in a position to deliver a competitive return to its shareholders;

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the CAC board of directors’ review, with the assistance of CAC’s legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent and potential alternative acquisition opportunities that might be available to CAC;

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the likelihood that acquisition opportunities for CAC as a buyer are limited since CAC would most likely need to use cash, instead of its stock, in acquisitions;

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the CAC board of directors’ review, based in part on presentations by CAC’s management and advisors and on the due diligence performed in connection with the transaction, of First Busey’s business, financial condition, results of operations and management; the recent performance of First Busey’s common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; and the business risks associated with the merger;

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the expected pro forma financial impact of the transaction, factoring anticipated cost savings and other factors, on both CAC shareholders and First Busey shareholders;

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the prospects for continuation of First Busey’s regular quarterly dividend rate, which is currently $0.23 per share of common stock. Based on the exchange ratio of 444.4783 and assuming First Busey’s regular quarterly dividend rate remains unchanged, the equivalent quarterly dividend to be paid to holders of CAC common stock is $102.23 per share;

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the expectation that the historical liquidity of First Busey common stock will offer CAC shareholders the opportunity to participate in the growth and opportunities of First Busey by retaining their First Busey common stock following the merger, or to exit their investment, should they prefer to do so;

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the CAC board of directors’ review with CAC’s legal advisors of the provisions of the merger agreement, including the flexibility of the CAC board of directors to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $8.0 million termination fee in favor of First Busey in the event the merger agreement is terminated under certain specified circumstances;

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the financial analyses and information provided by Piper Sandler & Co., CAC’s financial advisor, to the CAC board of directors;

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the similarity between CAC’s and First Busey’s management philosophies, approaches and commitments to the communities, customers and shareholders they each serve and their respective employees;

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the impact of the merger on depositors, customers and communities served by CAC and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by CAC; and

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the effects of the merger on CAC’s employees, including the prospects for continued employment and the severance, retention and other benefits agreed to be provided by CAC, Glenview State Bank and/or First Busey.

The CAC board of directors also considered potential risks relating to the merger, including but not limited to the following:
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the need to obtain regulatory approvals to complete the merger;

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its determination to not request an opinion as to the fairness of the merger consideration to CAC shareholders from a financial point of view;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on CAC’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring CAC to conduct its business in the ordinary course and the other restrictions on the conduct of CAC’s business prior to completion of the merger, which may delay or prevent CAC from undertaking business opportunities that may arise pending completion of the merger;

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First Busey could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

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expected benefits and synergies sought in the merger, including cost savings and First Busey’s ability to successfully market its financial products to CAC’s customers, may not be realized or may not be realized within the expected time period;

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the challenges of integrating the businesses, operations and employees of CAC and First Busey, including in light of the current COVID-19 pandemic;

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certain provisions of the merger agreement prohibit CAC from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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CAC’s obligation to pay to First Busey a termination fee of $8.0 million if CAC recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to CAC’s shareholders;

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the possible effects on CAC should the parties fail to complete the merger, including the possible effects on CAC’s common stock and the associated business and opportunity costs;

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that CAC’s directors and executive officers have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section below entitled “ Interests of certain persons in the merger”; and

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the other risks described in the section entitled “Risk Factors” beginning on page 17 and the risks of investing in First Busey’s common stock identified in the Risk Factors sections of First Busey’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the CAC board of directors is not intended to be exhaustive, but includes the material factors considered by the CAC board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CAC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CAC board of directors considered all these factors as a whole, including discussions with, and questioning of CAC’s management and CAC’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
The board of directors of CAC unanimously recommends that CAC shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal. CAC shareholders should be aware that CAC’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other CAC shareholders. The CAC board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of CAC. See “The Merger — Interests of certain persons in the merger.”
This summary of the reasoning of CAC’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
First Busey’s reasons for the merger
First Busey’s board of directors believes that the merger is in the best interests of First Busey and its stockholders. In deciding to approve the merger, First Busey’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:
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management’s view that the acquisition of CAC provides an attractive opportunity to enhance First Busey’s existing deposit, commercial banking and trust and investment presence in the greater Chicago MSA;

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CAC’s complementary relationship-oriented community banking model, and its compatibility with First Busey and its subsidiaries;

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a review of the demographic, economic and financial characteristics of the markets in which CAC operates, including existing and potential competition and history of the market areas with respect to financial institutions;

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management’s review of CAC’s business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

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anticipated efficiencies to come from integrating certain of CAC’s operations into First Busey’s existing operations in the greater Chicago area;

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its review and discussions with First Busey’s management and Vedder Price P.C., First Busey’s legal counsel, concerning the due diligence investigation of CAC;

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management’s expectation that First Busey will retain its strong capital position upon completion of the transaction;

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the opportunity to build a greater recognition and awareness of the First Busey brand;

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the financial analyses and information provided by Stephens Inc., First Busey’s financial advisor, to the First Busey board of directors;

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the terms of the merger agreement, including the expected tax treatment and termination fee provisions, which it reviewed with First Busey’s outside legal and financial advisors;

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the potential risk of diverting management attention and resources from the operation of First Busey’s business and towards the completion of the merger;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CAC’s business, operations and workforce with those of First Busey; and

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the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by First Busey’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by First Busey’s board. In view of the wide variety of factors considered by the First Busey board of directors in connection with its evaluation of the merger, the First Busey board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Busey’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of First Busey’s stockholders.
Accounting treatment of the merger
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CAC as of the effective time of the merger will be recorded at their respective fair values and added to those of First Busey. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of First Busey issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of CAC.

Material U.S. federal income tax consequences of the merger
The following discussion addresses the material U.S. federal income tax consequences of the merger to a shareholder of CAC that is a U.S. shareholder (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to shareholders of CAC could differ from those described below.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. shareholder in light of such U.S. shareholder’s personal circumstances or to U.S. shareholders subject to special treatment under U.S. federal income tax laws, including, without limitation:
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banks, financial institutions, insurance companies and tax-exempt organizations, such as employee stock ownership plans;

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dealers in securities or foreign currency;

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traders in securities who elect to apply a mark-to-market method of accounting;

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pass-through entities and owners or beneficiaries of such entities;

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shareholders who do not hold CAC common stock as a capital asset;

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shareholders who may be liable for the alternative minimum tax;

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shareholders who have a functional currency other than the U.S. dollar;

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shareholders who received their CAC common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

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shareholders who hold CAC common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

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shareholders with “applicable financial statements” within the meaning of section 451(b) of the Code; and

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U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger to CAC, Glenview State Bank, or any shareholder of CAC or any tax consequences of the merger under any U.S. federal tax laws other than those pertaining to income tax.
The following discussion assumes that all shareholders of CAC are eligible S corporation shareholders within the meaning of section 1361 of the Code. For purposes of this discussion, the term “U.S. shareholder” means a beneficial owner of CAC common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident (as defined in the Code) of the United States; (ii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iii) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. Shareholders who are not U.S. shareholders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under U.S. and non-U.S. tax laws.
If a flow-through entity such as a trust holds shares of CAC common stock, the U.S. federal income tax treatment of an owner or beneficiary of the entity will depend upon the status of the owner or beneficiary and the activities of the entity. We urge such entities and their owners and beneficiaries to consult their own tax advisors regarding the particular tax consequences of the merger to them.
Determining the actual U.S. federal income tax consequences of the merger to a shareholder of CAC may be complex and will depend, in part, on such shareholder’s particular circumstances. We urge each shareholder of CAC to consult his, her or its own tax advisor with respect to the particular tax consequences of the merger to such shareholder, including the applicability and effect of the alternative minimum tax and federal, state, local, foreign, or other tax laws and of changes in those laws.
U.S. Federal Income Tax Consequences of the Merger Generally.
Section 338(h)(10) Election.   The merger agreement provides that, if First Busey so elects, First Busey and each shareholder of CAC will make an election under section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) by executing Internal Revenue Service (“IRS”) Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases), provided to each shareholder of CAC in the solicitation of this proxy statement/prospectus. First Busey will elect to cause the Section 338(h)(10) Election to be made, and the following discussion assumes that First Busey will so elect and that the Section 338(h)(10) Election is timely and properly made with respect to First Busey’s acquisition of CAC.
CAC’s Classification as an S Corporation and Glenview State Bank’s classification as a qualified subchapter S subsidiary.   CAC has represented in the merger agreement that since January 1, 2007, it has been properly classified as an S corporation within the meaning of section 1361 of the Code and that CAC’s classification as an S corporation will continue through the closing date if the Section 338(h)(10) Election is made. CAC has further represented that it will not be liable for any U.S. federal income tax under section 1374 of the Code in connection with the deemed sale of any of its assets as a result of the Section 338(h)(10) Election. Further, CAC has represented that Glenview State Bank since January 1, 2007 has been properly classified as a qualified subchapter S subsidiary within the meaning of section 1361 of the Code and that the classification of Glenview State Bank as a qualified subchapter S subsidiary will continue through the closing date. The following discussion assumes that CAC is properly classified as an S corporation for U.S. federal income tax purposes, that such classification as an S corporation remains in effect through the closing date, that Glenview State Bank is a qualified subchapter S subsidiary for U.S. federal income tax purposes, that such classification as a qualified subchapter S subsidiary remains in effect through the closing date, and that CAC will not be liable for any tax under section 1374 of the Code in connection with the deemed sale of its assets described below that results from the Section 338(h)(10) Election.
U.S. Federal Income Tax Consequences of the Merger and the Section 338(h)(10) Election.   As a result of the Section 338(h)(10) Election, for tax purposes the merger will not be treated as sale of CAC shares by the shareholders of CAC, but will instead be treated as a taxable sale by CAC of its and its subsidiaries’ assets. CAC will be treated as selling its assets and the assets of its subsidiaries in exchange for the merger consideration and the assumption of the liabilities of CAC and its subsidiaries, and then immediately distributing the merger consideration to the shareholders of CAC in complete liquidation of CAC.
As an S corporation, CAC will not be subject to U.S. federal income tax on the gain or loss recognized from such deemed sale of assets, but rather the gain or loss will pass through to the shareholders of CAC. The gain or loss from such deemed sale of assets and the income or loss from CAC’s and its subsidiaries’ operations for the taxable period ending on and including the closing date will be allocated among the shareholders of CAC (generally in proportion to their respective ownership percentages of the shares of CAC common stock) and will be reported by such shareholders on their U.S. federal income tax returns for their respective taxable years that include the closing date. Gain from such deemed sale of assets allocated to a shareholder of CAC will increase such shareholder’s tax basis in his, her or its CAC common stock, while loss allocated to such shareholder will decrease such shareholder’s tax basis in his, her or its CAC common stock. The amount of gain or loss from such deemed sale of assets generally will depend on CAC’s and its subsidiaries’ tax basis in their respective assets and the character of such gain or loss will depend upon the character of such gain or loss recognized by CAC. Thus, each CAC shareholder’s allocable share of gain or loss from such deemed sale of assets could include ordinary income or loss, capital gain or loss, or Code section 1231 gain or loss (generally, gain or loss from depreciable property used in CAC’s or its subsidiaries’ business and held for more than one year), depending on the character as to CAC of each asset deemed to be sold. A shareholder’s ability to deduct a loss, if any, on the deemed sale of an asset held by CAC or in general on the deemed asset sale and deemed liquidation of CAC resulting from the Section 338(h)(10) Election is subject to various limitations, and each shareholder of CAC is urged to consult his, her or its own tax advisor regarding the treatment of taxable losses, if any.

In the deemed liquidation of CAC, the merger consideration (consisting of cash and First Busey common stock) will be deemed to have been distributed to the shareholders of CAC, and each shareholder of CAC will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and fair market value of the First Busey common stock received in the liquidating distribution and (ii) such shareholder’s tax basis in his, her or its CAC common stock, as adjusted for such shareholder’s allocable share of CAC’s income or loss for the taxable period ending on the closing date (including as discussed above any gain or loss resulting from the deemed sale of CAC’s and its subsidiaries’ assets) and distributions made to such shareholder prior to the merger. Any such gain or loss will generally be a long-term capital gain or loss if the shareholder held his, her or its shares of CAC common stock for more than one year at the effective time of the merger, and if the shares were held for one year or less, will generally be short-term capital gain or loss. Long-term capital gain of non-corporate taxpayers is taxed at more favorable U.S. federal income tax rates (generally a maximum rate of 20%) than the short-term capital gain of such taxpayers, which is taxed at the same rates as ordinary income (generally a maximum rate of 37%), subject in each case to the possible application of the Medicare Tax discussed below.
It is possible that a shareholder of CAC may have ordinary income or loss allocated to such shareholder from the deemed sale of some assets by CAC and may have a capital loss from the deemed sale of other assets by CAC or from the exchange resulting from the deemed liquidation of CAC. In such event, the shareholder’s ability to use such capital losses to offset his, her or its allocable share of such ordinary income will be limited by various rules contained in the Code. Each shareholder of CAC is urged to consult with his, her or its own tax advisor regarding the tax consequences to such shareholder of his, her or its allocable share of gain or loss from CAC’s and its subsidiaries’ deemed sale of assets and any gain or loss from the deemed liquidation of CAC.
The tax basis of a shareholder of CAC in the First Busey common stock received in the merger will equal its fair market value on the effective date of the merger. The holding period for the First Busey common stock, for purposes of determining qualification for the long-term capital gain holding period, will commence on the day after the closing date.
If a shareholder of CAC acquired his, her or its CAC common stock at different times or different prices, such shareholder should consult his, her or its own tax advisor regarding the manner in which gain or loss recognized by such shareholder should be determined for each identifiable block of CAC common stock surrendered in the exchange of such shareholder’s CAC common stock in the deemed liquidation.
Additionally, if a shareholder of CAC has suspended losses under Code sections 465, 469, or 1366 or other sections of the Code in connection with such shareholder’s ownership of CAC common stock, such shareholder is strongly urged to consult his, her or its own tax advisor regarding the U.S. federal income tax consequences of the merger and the Section 338(h)(10) Election on any such suspended losses.
Medicare Tax.   If a shareholder of CAC is an individual that has modified gross income for a taxable year over a certain threshold (between $125,000 and $250,000 depending upon such individual’s U.S. federal income tax filing status), such individual is subject to a 3.8% tax (the “Medicare Tax”) on the lesser of: (i) his or her “net investment income” for such taxable year; or (ii) the excess of his or her modified adjusted gross income for such taxable year over his or her applicable threshold (between $125,000 and $250,000 depending upon such individual’s U.S. federal income tax filing status). In the case of an estate or trust, the Medicare Tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest U.S. federal income tax bracket applicable to an estate or trust begins for the relevant taxable year. Net investment income generally would include a CAC shareholder’s allocable share of net gain attributable to the deemed sale of CAC’s and its subsidiaries’ assets and the deemed exchange of such shareholder’s CAC common stock in the deemed liquidation of CAC if (i) CAC’s and its subsidiaries’ trade or business is a passive activity within the meaning of section 469 of the Code with respect to such shareholder, or (ii) CAC’s or its subsidiaries’ trade or business is trading financial instruments or commodities. Each shareholder of CAC is strongly urged to consult such shareholder’s own tax advisor regarding the applicability of the Medicare Tax to such shareholder’s disposition of shares of CAC common stock pursuant to the merger.

Information Reporting and Backup Withholding.
Payments to a shareholder of CAC pursuant to the merger may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply to a shareholder if:
•
such shareholder furnishes a correct taxpayer identification number to the exchange agent and certifies that such shareholder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal, the IRS has not notified the exchange agent that such shareholder is subject to backup withholding, and the shareholder otherwise complies with all the applicable requirements of the backup withholding rules; or

•
such shareholder provides proof that such shareholder is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a CAC shareholder’s U.S. federal income tax liability, provided such shareholder timely furnishes the required information to the IRS.

This discussion of material U.S. federal income tax consequences of the merger is for general information only and is not an opinion of counsel or other tax advice regarding the U.S. federal income tax consequences of the merger to shareholders of CAC, including without limitation the U.S. federal income tax consequences of making or not making the Section 338(h)(10) Election. We strongly urge shareholders of CAC to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Regulatory approvals
The merger cannot proceed without obtaining all requisite regulatory approvals. First Busey and CAC have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Busey and CAC is subject to prior approval of the Federal Reserve. First Busey submitted an application with the Federal Reserve Bank of Chicago on February 2, 2021, seeking the necessary approval.
In reviewing that application, the Federal Reserve is required to consider the following:
•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•
banking and community factors, which includes an evaluation of:

•
the financial and managerial resources of First Busey, including its subsidiaries, and of CAC, and the effect of the proposed transaction on these resources;

•
management expertise;

•
internal control and risk management systems;

•
the capital of CAC;

•
the convenience and needs of the communities to be served; and

•
the effectiveness of CAC and First Busey in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
At a date following the completion of the merger, First Busey intends to merge Glenview State Bank with and into Busey Bank, with Busey Bank as the surviving bank. The bank merger will be subject to approval by the IDFPR and the FDIC. Busey Bank submitted applications with the IDFPR and the FDIC on February 5, 2021, seeking these approvals.
While neither First Busey nor CAC know of any reason why the approval of any of the applications would be denied or unduly delayed, they cannot assure you that all regulatory approvals required to complete the merger will be obtained or obtained in a timely manner.
Interests of certain persons in the merger
Members of the board of directors and executive officers of CAC and Glenview State Bank may have interests in the merger that are different from, or are in addition to, the interests of CAC’s shareholders generally. CAC’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to CAC’s shareholders to vote for adoption of the merger agreement.
Stock Ownership.   As of February 25, 2021, CAC’s directors and executive officers owned, in the aggregate, 2,217.39 shares of CAC’s common stock, representing approximately 45.0% of the outstanding shares of CAC common stock. See “Additional Information About Cummins-American Corp. — Share ownership of directors and officers and certain beneficial owners.”
Retirement and Bonus Agreements.   On or prior to the closing date of the merger, in accordance with the terms of the merger agreement, CAC will pay certain change in control and/or bonus payments to Mr. Paul A. Jones in accordance with his existing retirement agreement and to Mr. John C. Diedrich in accordance with his existing retirement agreement and existing retention bonus agreement. Pursuant to Mr. Jones’ existing retirement agreement, Mr. Jones will be entitled to a maximum lump sum payment of $2.0 million as a result of the merger. Pursuant to the terms of each of Mr. Diedrich’s existing retirement agreement and existing retention bonus agreement, Mr. Diedrich will be entitled to a maximum lump sum payment of $1.5 million and $4.0 million, respectively.
In addition, in connection with the merger, Glenview State Bank and Busey Bank have entered into a new retention agreement with each of Mr. Jones and Mr. Diedrich. The new retention agreement for Mr. Jones provides for a payment of $800,000 and the new retention agreement for Mr. Diedrich provides for a payment of $1,000,000. The terms and conditions of these new retention agreements are consistent with the terms and conditions of the retention agreements for other Glenview State Bank employees described below.
Retention Agreements.   On or prior to the closing date of the merger, Glenview State Bank and Busey Bank will offer to enter into retention agreements with certain of Glenview State Bank’s employees. Pursuant to the terms of the retention agreements, a cash bonus will be payable for the purposes of rewarding employees for past service and for retaining and motivating these employees during the pendency of the merger and the bank merger. While the amounts payable under the retention agreements to these employees will vary, such employees will generally be entitled to receive 40% of the total cash bonus amount within 14 days after the closing date of the merger. The employee will generally be entitled to receive the remaining 60% of the total cash bonus amount within 10 days after the 270th day after the closing date of the merger, or such earlier date as determined by Busey Bank (which we refer to as the “post-closing transition period”). To the extent an employee who enters into a retention agreement terminates his/her employment, or is terminated for cause prior to the closing date of the merger, such employee will forfeit any right to receive a cash bonus payment. In addition, to the extent an employee terminates his/her employment (other than as a result of death or disability), or is terminated for cause after the closing date and prior to the end of the post-closing transition period, the employee will forfeit any right to receive the remaining cash bonus amount. To the extent that any portion of a bonus amount to be paid by Glenview State Bank under a retention agreement is not paid out pursuant to the terms of the retention agreement, such bonus amount that would have been paid by Glenview State Bank will be distributed to CAC’s shareholders, pro rata in accordance with their ownership percentage in CAC, as additional merger consideration. The maximum aggregate dollar amount payable pursuant to these retention agreements, including the amounts payable to Mr. Jones and Mr. Diedrich under their new retention agreements described above and the non-employee director bonus payments described below, is approximately $7.7 million.

Director Bonuses.   On or prior to the closing date of the merger, Glenview State Bank intends to pay bonuses in an aggregate amount equal to $450,000 to its non-employee directors in recognition of their past service to the bank. These bonus payments will be paid in a lump sum to each of Glenview State Bank’s non-employee directors.
Code Section 280G.   If any payments made to any employee or director of CAC or its subsidiaries pursuant to a retirement agreement, bonus agreement, retention agreement or any other plan or program of CAC, First Busey, or their affiliates, are deemed to be “excess parachute payments,” as defined by Section 280G of the Internal Revenue Code, the recipient would be subject to an excise tax equal to 20% of the amount of such payments in excess of the recipient’s average compensation over the preceding five-year period, or such lesser period if the executive has not been employed by the employer for five years. Because of CAC’s election to be classified as an S corporation, it is not anticipated that Code Section 280G will apply to any such payments. Nevertheless, in accordance with the merger agreement, CAC has agreed to take necessary steps to ensure that any payments made in connection with the merger will not trigger any such excise taxes. Accordingly, CAC has agreed to seek a shareholder vote for approval of such payments prior to the effective time of the merger, in accordance with Section 280G of the Internal Revenue Code.
Indemnification and Insurance.   Pursuant to the terms of the merger agreement, First Busey agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance, and certain related policies, maintained by CAC and Glenview State Bank for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 250% of the premiums CAC or Glenview State Bank paid for its current policy term. Following the effective time, to the extent permitted by applicable law, First Busey has agreed to indemnify and hold harmless the current and former directors, officers and employees of CAC and its subsidiaries for all actions taken by them prior to the effective time of the merger.
Restrictions on resale of First Busey common stock
The shares of First Busey common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable, except for (i) shares issued to any stockholder who may be deemed to be an “affiliate” of First Busey for purposes of Rule 144 under the Securities Act of 1933, as amended, or (ii) shares subject to the Lock-Up and Standstill Agreement described below. Persons who may be deemed to be affiliates of First Busey include individuals or entities that control, are controlled by, or are under common control with First Busey and may include the executive officers, directors and significant shareholders of First Busey.
CAC shareholder dissenters’ rights
Under Indiana law, CAC shareholders have dissenters’ rights with respect to the merger. The dissenters’ rights of CAC shareholders are set forth in Chapter 44 of the Indiana Business Corporation Law (which we refer to as the “IBCL”), a copy of which is attached to this document as Appendix B. CAC shareholders must strictly comply with the procedures set forth in Chapter 44 of the IBCL to be entitled to receive a fair value cash payment for their shares of CAC common stock rather than having such shares converted into the right to receive the merger consideration as described above.
As a CAC shareholder, Chapter 44 of the IBCL provides that you have the right to demand payment in cash for the fair value of the shares of CAC common stock you own immediately before the merger is completed. Such fair market value excludes any appreciation or depreciation on the value of your shares in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To assert your dissenters’ rights, you must first:
1.
deliver to CAC before the vote on the merger is taken, written notice of your intent to demand payment in cash for your shares if the merger is completed; and

2.
you must not vote in favor of the merger. To not vote in favor of the merger, you must either vote against the merger proposal or abstain from voting on the merger proposal at the special meeting or by proxy or simply take no action at all with respect to voting your shares.

Dissenting shareholders may not dissent as to only some but not all of the CAC common stock registered in their names, except in limited circumstances. Dissenting shareholders may send their written notice to:
Cummins-American Corp.
800 Waukegan Road
Glenview, Illinois 60025
Attention: John Diedrich, Corporate Secretary
If the merger proposal is approved by the CAC shareholders, CAC must deliver a written notice of dissenters’ rights to each dissenting shareholder satisfying the above conditions within ten (10) days after shareholder approval has occurred. The notice to dissenting shareholders must:
1.
state where the payment demand must be sent;

2.
inform shareholders to what extent the transfer of their shares will be restricted after the payment demand is received;

3.
supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which was January 19, 2021, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

4.
set a date by which CAC must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

5.
be accompanied by a copy of Chapter 44 of the IBCL.

If you receive such a notice, to exercise your dissenters’ rights, you must then:
1.
demand payment for the shares of CAC common stock you own; and

2.
certify that you owned the CAC shares before January 19, 2021.

If a CAC shareholder does not strictly comply with each of the conditions described above, the shareholder will not be entitled to dissenters’ rights under Chapter 44 of the IBCL. If you execute and return the enclosed proxy but do not specify a choice on the merger proposal, you will be deemed to have voted in favor of the merger and, accordingly, to have waived your dissenters’ rights, unless you revoke the proxy prior to its being voted. Accordingly, if you return the enclosed proxy and wish to dissent from the merger, you must vote your CAC shares against the merger proposal or abstain from voting.
Upon completion of the merger, First Busey will pay each dissenting CAC shareholder who has complied with all of the requirements of Chapter 44 of the IBCL and of the notice, First Busey’s estimate of the fair value of their shares immediately prior to the consummation of the merger, excluding any appreciation in value in anticipation of the merger.
Dissenting shareholders can object to the fair value established by First Busey by stating their estimate of the fair value and demanding payment of the additional amount within 30 days after First Busey makes or offers payment to the dissenting shareholder. First Busey can elect to agree to the dissenting shareholder’s fair value demand or commence an action within 60 days of receipt of the dissenting shareholder’s demand in the Circuit or Superior Court of Hamilton County for a judicial determination of the fair value. The court may appoint one or more appraisers to determine the fair value. The court will assess the costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties and experts, against all parties to the action in such amounts as the court finds equitable. Each dissenting shareholder made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by First Busey.
This summary of the rights of dissenting shareholders addresses all material features of the applicable Indiana dissenters’ rights statute, but does not contain a description of all requirements of the dissenters’ rights statute and is qualified in its entirety by reference to the full text of the statutory provisions attached to this document as Appendix B.

If you wish to exercise dissenters’ rights with respect to the merger and you fail to comply with the statutory requirements for exercising dissenters’ rights, you will lose such rights. Accordingly, CAC shareholders who may wish to exercise dissenters’ rights should consider seeking legal counsel.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties First Busey and CAC made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
The merger agreement provides for the merger of Merger Sub with and into CAC with CAC as the surviving entity, and immediately thereafter, the merger of CAC with and into First Busey, with First Busey as the surviving company. The merger is anticipated to be completed in the second quarter of 2021. At a date following the completion of the merger, First Busey intends to merge Glenview State Bank, CAC’s wholly-owned bank subsidiary, with and into Busey Bank, with Busey Bank as the surviving bank. At such time, Glenview State Bank’s banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate Glenview State Bank and Busey Bank as separate bank subsidiaries.
Closing and effective time
Closing.   The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agreed upon. See “Description of the Merger Agreement — Conditions to completion of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.
Completion of the Merger.   The merger will become effective as of the date and time specified in the articles of merger that will be filed with the Indiana Secretary of State. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.
Consideration to be received in the merger
If the merger is completed, each share of CAC common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or CAC, and other than any dissenting shares) will be converted into the right to receive $27,969.67 in cash and 444.4783 shares of First Busey common stock, with cash paid in lieu of fractional shares. Shares of CAC common stock held by CAC shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration. The cash consideration is subject to downward adjustment in the event that CAC tangible common equity is less than $169.635 million (as such amount may be adjusted pursuant to the merger agreement) at the time of the closing of the merger. In calculating CAC’s tangible common equity, the parties have agreed to exclude the effects of certain transaction costs, any environmental remediation costs in excess of $1.2 million, and the effects of the payment of the special dividend, but to reduce tangible common equity by the amount of certain anticipated tax distributions to CAC’s shareholders, the amount of certain retention bonus payments to be made by CAC, certain accruals under certain equity compensation, bonus and retention plans and agreements, and up to $1.2 million of environmental remediation costs, if any, in connection with certain of CAC’s facilities, all as described in the merger agreement. In the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.
Notwithstanding the foregoing, no fractional shares of First Busey common stock will be issued in the merger. Instead, First Busey will pay to each holder of CAC common stock who would otherwise be entitled to a fractional share of First Busey common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the fraction of a share to which such CAC shareholder would otherwise be entitled by the weighted average closing price of First Busey’s common stock as reported on the Nasdaq Global Select Market over the 20 consecutive trading day period ending immediately preceding the closing date.
If, prior to the effective time, there is declared (with an effective date prior to the effective time) or effected a reclassification, recapitalization, stock split (including a reverse stock split), split-up or stock dividend (including any dividend or distribution of securities convertible into First Busey or CAC common stock), combination, exchange or readjustment of shares with respect to, or rights issued in respect of, First Busey common stock, the exchange ratio, and to the extent applicable, the cash consideration, shall be proportionately adjusted to provide to the holders of CAC common stock the same economic effect as contemplated by the merger agreement prior to such event.
The cash consideration to be paid in the merger will be funded with a combination of cash from First Busey and a special dividend to be paid by CAC to its shareholders. Specifically, immediately prior to closing of the merger, provided that all closing conditions have been satisfied, and subject to the terms and conditions of the merger agreement, CAC will cause Glenview State Bank to pay a one-time special cash dividend of $60.0 million to CAC and, upon receipt, CAC will declare and issue a $60.0 million special cash dividend to CAC’s shareholders, which will be used to fund, in part, the cash consideration to be paid to CAC’s shareholders at closing.
The market price of First Busey common stock will fluctuate before the completion of the merger and before holders of CAC common stock receive the merger consideration to which they are entitled. Holders of CAC common stock should obtain current stock price quotations for First Busey’s common stock before voting on the merger.
Voting and support agreement
On January 19, 2021, certain shareholders of CAC entered into a voting and support agreement with First Busey. Under this agreement, these shareholders have each agreed to vote their respective shares of CAC common stock:
•
in favor of the merger and the transactions contemplated by the merger agreement;

•
against (i) any tender or exchange offer to acquire more than 15% of the voting power of CAC or Glenview State Bank, (ii) any proposal for a merger, consolidation or other business combination involving CAC or Glenview State Bank, or (iii) any other proposal or offer to acquire more than 15% of the business, assets or deposits of CAC or Glenview State Bank; and

•
against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of CAC under the merger agreement.

Furthermore, each of these shareholders has also agreed not to sell, assign or transfer any shares of CAC common stock that they own. The shares subject to the voting and support agreement represent approximately 65.0% of the outstanding shares of CAC Class A common stock and no shares of CAC Class B common stock. In the aggregate, these shares represent approximately 0.60% of CAC common stock outstanding as of January 19, 2021. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement, (ii) the favorable vote of CAC shareholders with respect to the approval of the merger agreement, (iii) the date, if any, on which CAC publicly discloses, or notifies First Busey in writing, that the board of directors of CAC has determined in good faith, after consultation with outside counsel, that to, or continue to, recommend approval of the merger agreement to CAC’s shareholders would result in a violation of its fiduciary duties under applicable law, or (iv) December 31, 2021. A copy of the form of voting and support agreement is included as an exhibit to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A.
Lock-up and standstill Agreement
On January 19, 2021, First Busey entered into a lock-up and standstill agreement with certain shareholders of CAC. The shareholders that are a party to the lock-up and standstill agreement beneficially own in the aggregate 70.0% of the outstanding shares of CAC’s common stock. The lock-up and standstill agreement provides that these shareholders may not, without the prior written consent of First Busey, take directly or indirectly any of the following actions:
•
transfer any shares of First Busey common stock such shareholder receives in the merger during the 120-day period commencing on the closing date of the merger; and

•
transfer more than 50% of the shares of First Busey common stock such shareholder receives in the merger during the period commencing on the calendar day immediately following the end of the 120-day period and continuing until the 180th day after the closing date.

The obligations under the lock-up and standstill agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement or (ii) two years after the closing date. A copy of the form of lock-up and standstill agreement is included as an exhibit to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A.
Exchange procedures
First Busey has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of CAC common stock for the merger consideration and the payment of cash for any fractional share interests. Within two business days after the closing date, the exchange agent will send to each holder of record of shares of CAC common stock a letter of transmittal for use in the exchange with instructions explaining how a CAC shareholder may receive the merger consideration. CAC shareholders who properly complete a letter of transmittal in accordance with the exchange agent’s instructions will receive the merger consideration. CAC shareholders that do not properly complete the letter of transmittal will not be entitled to receive the merger consideration or any dividends or other distributions by First Busey until they complete the letter of transmittal. After properly completing and submitting the letter of transmittal, any unpaid dividends or distributions with respect to the First Busey common stock that is received as consideration will be paid without interest.
Conduct of business pending the merger
Conduct of Business of CAC.   Under the merger agreement, CAC has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, CAC is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Busey or CAC to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon CAC, subject to the exceptions set forth in the merger agreement. CAC will not, without First Busey’s prior written consent or as otherwise provided in the merger agreement:
•
issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any shares of its common stock or any security convertible into its common stock;

•
permit its common stock to become subject to new grants, including issuances under CAC benefit plans;

•
grant any registration rights with respect to its common stock;

•
make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on its common stock other than tax distributions to be made consistent with past practice or as agreed to by the parties, or as otherwise specifically contemplated in the merger agreement;

•
adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

•
amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to CAC;

•
enter into loan transactions not in accordance with, or consistent with, past practices of Glenview State Bank or that are on terms and conditions that, to the knowledge of CAC, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

•
enter into any new credit or new lending relationships greater than $1 million that would require an exception to Glenview State Bank’s formal loan policy or that are not in compliance with such loan policy;

•
other than incident to a reasonable loan restructuring, extend additional credit to any existing borrower if it is the obligor under any indebtedness to Glenview State Bank that constitutes a nonperforming loan or against any part of such indebtedness that Glenview State Bank has established loss reserves or any part of which has been charged-off by Glenview State Bank;

•
maintain an allowance for loan and lease losses that is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on CAC’s outstanding loans and leases;

•
fail to charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or place on non-accrual any loans or leases that are past due greater than 90 days;

•
sell, transfer, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for the dispositions in the ordinary course of business or of financial assets or investments or of obsolete assets in transactions that are not material to CAC;

•
acquire all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business in transactions that are not material to CAC;

•
amend the articles of incorporation or bylaws of CAC, or similar governing documents of its subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•
increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of CAC or its subsidiaries, other than increases in the ordinary course of business consistent with past practices in timing, metrics and amount;

•
establish, amend or terminate any employee benefit plan, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under employee benefit plan, cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under employee benefit plan, or materially change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

•
incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

•
enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•
settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $200,000;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•
make, change or revoke any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes, take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•
hire any employee with an annual salary in excess of $150,000; or

•
agree to take, make any commitment to take, or adopt any resolutions of the board of directors of CAC in support of, any of the actions prohibited by the merger agreement.

Conduct of Business of First Busey.   Under the merger agreement, First Busey has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Busey is required not to take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Busey or CAC to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon First Busey, subject to the exceptions set forth in the merger agreement. First Busey will not, without CAC’s prior written consent or as otherwise provided in the merger agreement:
•
amend the articles of incorporation or bylaws of First Busey, or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the shareholders of CAC;

•
make, declare or pay any dividend or other distribution on its capital stock in an amount that is materially greater than, or at a frequency that is inconsistent with, past practice; or

•
agree to take, make any commitment to take, or adopt any resolutions of the board of directors of First Busey in support of, any of the actions prohibited by the merger agreement.

Certain covenants of the parties
Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals for the transactions contemplated by the merger agreement. Both parties agree, among other things:
•
to cooperate and use all reasonable best efforts in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger;

•
to exercise good faith and use reasonable best efforts to satisfy the covenants and conditions required to close the merger and to complete the merger as soon as practicable;

•
that neither will intentionally act in a manner that would cause a breach of the merger agreement;

•
to coordinate any disclosure of nonpublic information to third parties concerning the transactions contemplated by the merger agreement; and

•
to provide one another reasonable opportunity to consult concerning the defense of any shareholder litigation against the CAC or First Busey, as applicable, or any of their respective directors or officers relating to the transactions contemplated by the merger agreement.

CAC has also agreed, among other things, to the following:
•
to notify First Busey of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on CAC;

•
to notify First Busey of any fact, event or circumstance known to it that would cause or constitute a material breach of any of CAC’s representations, warranties, covenants or agreements contained in the merger agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a closing condition;

•
to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein;

•
to take all steps necessary to ensure that any severance benefits or other payment made to any employee of CAC or its subsidiaries (pursuant to any employment, change in control, severance, salary continuation agreement, or other agreement), that is triggered by the merger, will not constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, such that the payments will not cause a disallowance of a deduction under Section 280G of the Internal Revenue Code or an excise tax on the recipient imposed by Section 4999 of the Internal Revenue Code, and has also agreed to seek a shareholder vote for approval of such payments prior to the effective time of the merger, in accordance with Section 280G of the Internal Revenue Code; and

•
to amend or terminate, as requested by First Busey, any employee benefit plan of CAC or its subsidiaries prior to the effective time of the merger, provided, however, that CAC will not be required to terminate Glenview State Bank group health, vision and dental benefit plan prior to December 31, 2021.

No solicitation of or discussions relating to an acquisition proposal
The merger agreement contains provisions prohibiting CAC from initiating, soliciting, encouraging or knowingly facilitating an alternative proposal to the merger. CAC agreed to immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than First Busey with respect to any acquisition proposal. Moreover, CAC has agreed that it will not, and will cause each of its subsidiaries its and its subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of CAC or its subsidiaries, or furnish any confidential or nonpublic information to any person or entity proposing or seeking such an acquisition.
However, the merger agreement provides that CAC may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an unsolicited acquisition proposal, if the board of directors of CAC determines in good faith and after consultation with outside counsel that such proposal constitutes or is reasonably likely to result in a superior proposal, and the failure to take action with respect to such proposal is reasonably likely to result in a breach of the board of directors’ fiduciary duties. If the board of directors of CAC determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the board may withhold, withdraw, qualify or adversely modify the board’s recommendation to CAC shareholders with respect to the approval and adoption of the merger agreement and the transaction contemplated thereby, and/or terminate the merger agreement. However, the CAC board of directors may not terminate the merger agreement for a superior proposal unless it has first notified First Busey and otherwise negotiated with First Busey so that the merger may be effected.
Under the merger agreement, a “superior proposal” means any written acquisition proposal which the board of directors of CAC concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger, after (i) receiving the advice of its financial advisors, (ii) taking into account the likelihood and timing of consummation of the proposed transaction on its terms, and (iii) taking into account all legal, financial, regulatory and other aspects of such proposal. If First Busey terminates the merger agreement because CAC breaches its covenant not to solicit an acquisition proposal from a third party or if CAC terminates the merger agreement in order to enter into an agreement for a superior proposal, CAC will pay to First Busey a termination fee equal to $8.0 million. See “Description of the Merger Agreement — Termination fees.”

Representations and warranties
The merger agreement contains representations and warranties made by CAC and First Busey. These include, among other things, representations relating to:
•
valid corporate organization and existence;

•
ownership of their respective subsidiaries;

•
corporate power and authority to enter into the merger and the merger agreement;

•
absence of any breach of organizational documents or law as a result of the merger;

•
capitalization;

•
financial statements;

•
filing of necessary reports with regulatory authorities;

•
books of account, minutes and stock records;

•
real property, personal property and other material assets;

•
loans and allowance for loan losses;

•
certain tax matters;

•
employee matters and employee benefits;

•
compliance with laws;

•
absence of certain litigation or orders;

•
absence of material adverse changes;

•
environmental matters;

•
broker/finder fees; and

•
absence of any reason why the granting of any of the required regulatory approvals would be denied or unduly delayed.

CAC made additional representations and warranties to First Busey in the merger agreement relating to, among other things:
•
absence of any breach of material contracts as a result of the merger;

•
compliance with, absence of default under and information regarding, material contracts;

•
insurance matters;

•
affiliate transactions;

•
labor matters;

•
intellectual property;

•
investment securities; and

•
fiduciary accounts.

Conditions to completion of the merger
Closing Conditions for the Benefit of First Busey.   First Busey’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of CAC in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by CAC in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein at the special meeting of CAC shareholders;

•
no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals, without the imposition of any burdensome condition as defined in the merger agreement;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of CAC certifying (i) the accuracy of the representations and warranties of CAC in the merger agreement and (ii) performance by CAC in all material respects of its obligations under the merger agreement;

•
delivery of two original copies of completed and executed IRS Forms 8023 certifying each CAC shareholders’ Section 338(h)(10) election under the Internal Revenue Code duly completed and executed by each CAC shareholder;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market;

•
no material adverse change in the financial condition, assets or business of CAC since the date of the merger agreement; and

•
at the effective time, First Busey’s common stock to be paid as part of the merger consideration constitutes less than 80% of the total merger consideration and the amount of any fair value payment to be paid to dissenting CAC shareholders.

Closing Conditions for the Benefit of CAC.   CAC’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of First Busey in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by First Busey in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein at the special meeting of CAC shareholders;

•
no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of First Busey certifying (i) the accuracy of representations and warranties of First Busey in the merger agreement and (ii) performance by First Busey in all material respects of its obligations under the merger agreement;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in the financial condition, assets or business of First Busey since the date of the merger agreement.

Termination
First Busey and CAC may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Busey or CAC may also terminate the merger agreement as follows:
•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by CAC shareholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not completed by June 30, 2021, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
First Busey may terminate if CAC materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its shareholders to approve the merger agreement;

•
CAC may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•
First Busey may terminate if CAC’s board of directors makes an adverse recommendation to CAC’s shareholders;

•
First Busey may terminate if CAC tangible common equity at closing (as adjusted in accordance with the merger agreement) is less than $162.0 million (as such amount may be adjusted pursuant to the merger agreement); and

•
CAC may terminate, if on the day all regulatory approvals are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s stock is less than 75% of $18.13, which is the average First Busey stock price that was used to set the merger consideration; and (ii) the decrease in First Busey’s common stock price is 25% greater than the decrease in the value of the SNL Midwest U.S. Bank Index, as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of September 4, 2020, subject to the right of First Busey to increase the dollar amount of the stock portion of the merger consideration as set forth in the merger agreement in order to prevent a termination in this event.
Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.
Termination fees
CAC has agreed to pay First Busey a termination fee of $8.0 million if the merger agreement is terminated under the following circumstances:
•
First Busey terminates the merger agreement because CAC breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a shareholder meeting to approve the merger agreement;

•
CAC terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
If, prior to termination, another acquisition proposal is known to CAC, has been made directly to CAC’s shareholders or is publicly announced, and (i) thereafter the merger agreement is terminated by First Busey upon CAC’s material breach of its obligations under the merger agreement and (ii) within six months after such termination CAC enter into a definitive written agreement with respect to such acquisition proposal.

Management of First Busey and CAC after the merger
The First Busey and the Busey Bank boards of directors will remain the same after the mergers.
Expenses
Except as otherwise described in the merger agreement, all expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.
Nasdaq stock listing
First Busey’s common stock currently is listed on the Nasdaq Global Select Market under the symbol “BUSE.” The shares to be issued to CAC’s shareholders as merger consideration also will be eligible for trading on the Nasdaq Global Select Market.
Amendment
The merger agreement may be amended in writing by the parties in accordance with the provisions therein.

ADDITIONAL INFORMATION ABOUT CUMMINS-AMERICAN CORP.
Business
General
CAC is an Indiana corporation and registered bank holding company organized for the purpose of holding 100% of the outstanding stock of its wholly owned subsidiary, Glenview State Bank. Glenview State Bank, located in Glenview, Illinois, was founded in 1921 and has seven branches serving the Chicago MSA, primarily the North Shore area. Glenview State Bank offers a range of personal and commercial banking products and services including personal checking and savings accounts; consumer loans; residential mortgages; business checking and savings accounts; commercial loans; and commercial real estate loans. In addition, Glenview State Bank provides wealth management services including trust management.
Market Area
Glenview State Bank’s branches are located in Cook and Lake Counties, Illinois. Its market area is concentrated in the Chicago Metropolitan Statistical Area, or “MSA”.
Competition
Glenview State Bank competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Glenview State Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Chicago MSA is extremely competitive.
Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of Glenview State Bank’s competitors have greater resources, broader geographic markets and higher lending limits than Glenview State Bank does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can Glenview State Bank.
In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in Illinois may be required to compete not only with other Illinois-based financial institutions, but also with out-of-state financial institutions which may acquire Illinois institutions, establish or acquire branch offices in Illinois, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general.
To counter its competitive disadvantages, Glenview State Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. Glenview State Bank also depends on its reputation as a community bank in its markets and its involvement in the communities it serves.
Regulation
As a registered bank holding company, CAC is regulated by the Federal Reserve and Glenview State Bank is regulated by the IDFPR and by the FDIC as a state-chartered non-member bank. CAC and Glenview State Bank are subject to various regulatory capital requirements administered by the respective authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on CAC’s financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive and thereby have a direct adverse effect on earnings.
Employees
As of December 31, 2020, Glenview State Bank had approximately 138 full-time employees. None of Glenview State Bank’s employees is covered by a collective bargaining agreement.
Properties
CAC and Glenview State Bank’s headquarters are located at 800 Waukegan Road, Glenview, Illinois 60025. This facility, which is owned by Glenview State Bank, houses the executive and primary administrative offices of CAC and Glenview State Bank. Glenview State Bank also owns and leases other facilities, such as banking centers, for business operations. CAC considers its properties to be suitable and adequate for its present needs.
Legal Proceedings
From time to time as part of their respective businesses, CAC and/or Glenview State Bank are subject to routine litigation, including routine collection and foreclosure matters. Based on present information, CAC and/or Glenview State Bank is not a party to any material legal proceedings.
Share ownership of directors and officers and certain beneficial owners
The following table set forth, as of December 31, 2020, the shares of CAC Class A common stock and CAC Class B common stock beneficially owned by CAC’s executive officers and directors individually, and by all executive officers and directors as a group. The percentages below are based on an aggregate of 46.01 shares of CAC Class A common stock and 4,917.76 shares of CAC Class B common stock outstanding as of December 31, 2020, which is the most recent practicable date.
The address for each shareholder listed in the table below is: c/o Cummins-American Corp., 800 Waukegan Road, Glenview, Illinois 60025.
Name of Beneficial Owners	Shares Owned and Nature of Beneficial Ownership(1)		Percent of Total Shares of CAC Common Stock Outstanding
	CAC Class A common stock	CAC Class B common stock
Directors and Executive Officers:
Paul A. Jones	14.596	485.806	10.1%
William J. Jones	14.597	485.805	10.1%
Anne J. White	14.597	788.576	16.2%
John Mentzer, Sr.	0.559	145.492	2.9%
Michael Mulroy	0.166	72.488	1.5%
John Diedrich	0.010	64.34	1.3%
Douglas Mennie	0.010	130.34	2.6%
All Directors and Executive Officers as a Group (7 persons)	44.54	2,172.85	44.7%

*
Less than 1%.

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from December 31, 2020. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

COMPARISON OF RIGHTS OF FIRST BUSEY SHAREHOLDERS
AND CUMMINS-AMERICAN CORP. SHAREHOLDERS
As a shareholder of Cummins-American Corp., your rights are governed by CAC’s articles of incorporation, as amended, and its bylaws, as amended, each as currently in effect. Upon completion of the merger, the rights of CAC shareholders who receive shares of First Busey common stock in exchange for their shares of CAC common stock will be governed by First Busey’s amended and restated articles of incorporation and amended and restated bylaws, as well as the rules and regulations applying to public companies. First Busey is incorporated in Nevada and subject to the Nevada Revised Statutes and CAC is incorporated in Indiana and is subject to the IBCL.
The following discussion summarizes material similarities and differences between the rights of CAC shareholders and First Busey stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Nevada Revised Statutes and the IBCL and First Busey’s and CAC’s respective articles of incorporation and bylaws, each as amended and restated from time to time.
	First Busey Stockholder Rights	CAC Shareholders Rights
Authorized Capital Stock:
First Busey is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share (which we refer to as “First Busey preferred stock”).
As of December 31, 2020, First Busey had 54,404,379 shares of common stock outstanding and no shares of preferred stock outstanding. Issuances of shares of First Busey’s preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by First Busey’s board of directors.

CAC is authorized to issue 50 shares of Class A voting common stock, and 10,000 shares of Class B non-voting common stock, each with a par value of $1.00 per share (we collectively refer to Class A voting and Class B non-voting common stock as, “CAC common stock”).
As of December 31, 2020, CAC had 46.01 shares of Class A voting common stock and 4,917.76 shares of Class B non-voting common stock outstanding.

Dividends:	Subject to any rights of holders of First Busey preferred stock, First Busey may pay dividends if, as and when declared by its board of directors.	CAC may pay dividends when and as declared by its board of directors.
Voting Limitations:	First Busey’s articles of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	CAC’s articles of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.
Number of Directors; Classification:	First Busey’s board of directors currently consists of ten members. First Busey’s bylaws provide that the number of directors constituting the entire board of directors shall be	CAC’s board of directors currently consists of seven members, which number may be fixed from time to time by action of the shareholders and shall be not less than three nor more than

	First Busey Stockholder Rights	CAC Shareholders Rights

determined by the board of directors or by First Busey’s shareholders at an annual meeting and shall be not less than five nor more than twenty.
First Busey’s board of directors is not classified and each director is elected for a one-year term.
eleven. CAC’s board of directors is not classified and each director is elected for a one-year term.
Election of Directors; Vacancies:	Each First Busey stockholder is entitled to one vote for each share of the voting stock held by such stockholder.
Each CAC shareholder is entitled to one vote for each share of CAC Class A common stock held by such shareholder, including on the merger proposal and the adjournment proposal.
In addition, for purposes of the special meeting to consider approval of the merger proposal, each holder of CAC Class B common stock will be entitled to one vote for each share of CAC Class B common stock held, including on the merger proposal and the adjournment proposal.

	First Busey’s articles of incorporation and bylaws do not provide for cumulative voting.	CAC’s articles of incorporation and bylaws are silent with respect to cumulative voting.
	First Busey’s bylaws provide that any vacancy on the board of directors may be may be filled by a majority of the directors then in office.	CAC’s bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office.
Removal of Directors:	Subject to any rights of holders of First Busey preferred stock with respect to any director elected thereby, First Busey’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of two-thirds of the outstanding shares entitled to vote.	Under Section 23-1-33-8 of the IBCL, one or more directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors.
Call of Special Meeting of Directors:	First Busey’s bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, chief executive officer or president or on the written request of a majority of the directors.	CAC’s bylaws provide that a special meeting of the board of directors may be called by the president or secretary on three days’ notice, which may be provided either personally, by mail or telegram, to each director.
Limitation on Director Liability:	First Busey’s articles of incorporation and bylaws provide	CAC’s articles of incorporation and bylaws are silent with respect

	First Busey Stockholder Rights	CAC Shareholders Rights
	that no director or officer shall be liable to First Busey or its shareholders for monetary damages for breach of his or her fiduciary duty, provided that liability is not eliminated or limited with respect to: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.	to limitations on director liability.
Indemnification:	First Busey’s articles of incorporation provide that First Busey shall, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751.	CAC’s articles of incorporation are silent with respect to indemnification.
	First Busey’s bylaws provide further that, subject to the limits of applicable federal law and regulation, every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of First Busey or is or was serving at the request of First Busey or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extend legally permissible under the general corporation law of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered	CAC’s bylaws provide that, subject to the IBCL, CAC shall indemnify any past, present or future director, officer or employee of CAC or its subsidiaries or any person who may have served in such capacity at the request of CAC against all costs and expenses actually and reasonable incurred in connection with any claim, action suit or proceeding brought against such individual by reason of having held such a position with CAC.

	First Busey Stockholder Rights	CAC Shareholders Rights
by him or her in connection with such action, suit or proceeding.
First Busey’s board of directors may, in its discretion, cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by First Busey.
Call of Special Meetings of Shareholders:
First Busey’s bylaws provide that only the chairman of the board, chief executive officer or president may call a special meeting of shareholders and he or she may call a special meeting only after receiving the written request to hold a meeting from: (i) a majority of the board of directors; or (ii) shareholders owning at least 50% of the outstanding shares issued and outstanding and entitled to vote.
Such a request must state the purpose or purposes of the proposed meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at the meeting. Only business set forth in the notice shall be addressed at the special meeting.
CAC’s bylaws provide that a special meeting of the shareholders may be called by the chairman of the board, president, a majority of the directors in office or by the shareholders holding not less than one-fourth of all of the shares of CAC common stock outstanding and entitled to vote on the business to be transacted at such meeting.
Quorum of Shareholders:	First Busey’s bylaws provide that the holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all	CAC’s bylaws provide that a majority of the outstanding shares of CAC common stock and entitled to vote at such meeting, represented in person or by proxy, constitutes a quorum at

	First Busey Stockholder Rights	CAC Shareholders Rights
	meetings of the shareholders for the transaction of business except as otherwise provided by the Nevada Revised Statutes.	a shareholders’ meeting.
Advance Notice Regarding Shareholder Proposals (other than Nomination of Candidates for Election to the Board of Directors):	First Busey’s bylaws provide that, for any new business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to First Busey’s secretary and such proposed business must otherwise be a proper matter for stockholder action.	CAC’s articles of incorporation and bylaws are silent with respect to advance notice regarding shareholder proposals.
To be timely, a stockholder’s notice must be delivered to or mailed to and received by the secretary at First Busey’s principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.
The stockholder’s notice must set forth: (i) as to any business the stockholder proposed to bring before the annual meeting; (A) a brief description of the business desired to be brought before the annual meeting; (B) the reasons for conducting such business at the annual meeting; (C) any material interest in such business of such stockholder; and (D) the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought; (A) the name and address of such stockholder, as they appear on First Busey’s books, and the name and address of such beneficial owner; and (B) the class and number of shares of First Busey’s shares that are owned beneficially and of record by such stockholder and such beneficial owner.

	First Busey Stockholder Rights	CAC Shareholders Rights
Advance Notice Regarding Shareholders Nomination of Candidates for Election to the Board of Directors:	First Busey’s bylaws provide that nominations, other than those made by, or at the direction of, the board of directors, may only be made pursuant to timely notice in writing to First Busey’s secretary.	CAC’s articles of incorporation and bylaws are silent with respect to advance notice regarding shareholder nominations for candidates to the board of directors.
To be timely, a stockholder’s notice shall be delivered to, or mailed and received by First Busey’s secretary not less than 60 days nor more than 90 days in advance of the first anniversary date of the previous year’s annual meeting, and for a special meeting, not less than 60 days nor more than 90 days in advance of the date of the special meeting, regardless of any postponements or adjournments of that meeting to a later date.
The stockholder’s notice must include: (i) as to each person whom the stockholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of First Busey’s stock which are beneficially owned by such person on the date of such stockholder notice; and (D) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations; and (ii) as to the

	First Busey Stockholder Rights	CAC Shareholders Rights
stockholder giving the notice: (A) the name and address, as they appear on First Busey’s books, of such stockholder and the name and principal business or residential address of any other beneficial shareholders known by such stockholder to support such nominee(s); and (B) the class and number of shares of First Busey’s stock which are beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial shareholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.
Shareholder Action by Written Consent:	First Busey’s bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	CAC’s articles of incorporation and bylaws are silent with respect to the ability of its shareholders to act by written consent.
Appointment and Removal of Officers:
First Busey’s bylaws provide that each officer shall be appointed by the board of directors and that such officer shall hold office until his or her successor is appointed and qualifies.
Any officer may be removed by the affirmative vote of a majority of the board of directors.
CAC’s bylaws provide that the president and each officer shall be elected annually by the board of directors at the first meeting of the board of directors following the annual meeting of shareholders. Each officer will hold office until a successor is elected or appointed and qualified unless removed by the board of directors.
Amendment to Charter and Bylaws:	Under its articles of incorporation, First Busey reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its articles of	CAC’s articles of incorporation provide that the power to amend the articles of incorporation shall be vested in CAC’ shareholders. CAC’s articles of incorporation do not specify a procedure for

First Busey Stockholder Rights	CAC Shareholders Rights
incorporation and to add or insert any other provision authorized by the laws of the State of Nevada in any manner prescribed by law.	amending the articles of incorporation. Pursuant to Section 23-1-38-3 of the IBCL, any amendment authorized under the IBCL generally may be made as follows: (i) the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment; (ii) such special or annual meeting shall be called and held upon notice in accordance with Section 23-1-29-5 of the IBCL; and (iii) the shareholders entitled to vote on the amendment must approve the amendment with a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights.
The bylaws of First Busey may be altered, amended or repealed, or new bylaws may be adopted, by the shareholders or by the board of directors when such power is conferred upon the board of directors by the articles of incorporation at any regular or special meeting of the shareholders or of the board of directors (provided that notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of any such special meeting).	Pursuant to CAC’s articles of incorporation and bylaws, the bylaws may be amended only by action of the shareholders.
STOCKHOLDER PROPOSALS
First Busey’s 2020 annual meeting of stockholders was held on May 20, 2020. First Busey generally holds its annual meeting of stockholders in May of each year. For business to be properly brought before First Busey’s 2021 annual meeting by a First Busey stockholder, the stockholder must have given timely notice thereof in writing to First Busey’s Corporate Secretary and such proposed business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Corporate Secretary at First Busey’s principal executive offices between February 19, 2021 and March 21, 2021. The stockholder’s notice must comply with First Busey’s bylaws, and generally must set forth the following: (i) as to any business the stockholder proposes to bring before the annual meeting; (A) a brief description of the business desired to be brought before the annual meeting; (B) the reasons for conducting such business at the annual meeting; (C) any material interest in such business of such stockholder; and (D) the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought; (A) the name and address of such stockholder, as they appear on First Busey’s books, and the name and address of such beneficial owner; and (B) the class and number of shares of First Busey’s shares that are owned beneficially and of record by such stockholder and such beneficial owner.
If the merger occurs, there will be no CAC annual meeting of shareholders for 2021. CAC will hold its 2021 annual meeting of shareholders only if the merger is not completed.
LEGAL MATTERS
The validity of the First Busey common stock to be issued in connection with the merger will be passed upon for First Busey by its special counsel in the state of Nevada, Lewis Roca Rothgerber Christie LLP.
EXPERTS
The consolidated financial statements of First Busey Corporation and its subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of its internal control over financial reporting as of December 31, 2020, incorporated in this proxy statement/prospectus by reference from First Busey’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in its reports thereon incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
First Busey has filed a registration statement on Form S-4 with the SEC that registers the First Busey common stock to be issued in the merger to CAC shareholders. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Busey and a proxy statement of CAC for its special meeting. As allowed by SEC rules and regulations, this proxy statement/prospectus does not contain all of the information in the registration statement.
First Busey files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including First Busey’s filings. The internet address of that site is www.sec.gov. You may obtain copies of the information that First Busey files with the SEC, free of charge by accessing First Busey’s website at www.busey.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from First Busey upon written request to First Busey Corporation, Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365-4544.
As a registered bank holding company, CAC files unaudited quarterly and annual reports called “Consolidated Financial Statements for Bank Holding Companies” on Form FR Y-9C with the Federal Reserve, which we refer to as a Consolidated Financial Report. In addition, Glenview State Bank files unaudited quarterly and annual reports called “Consolidated Reports of Condition and Income” with the FDIC, which we refer to as a Bank Call Report.
The Consolidated Financial Reports and Bank Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. The financial statements and other information in the Consolidated Financial Reports and Bank Call Reports are not audited by independent auditors. Because of the special supervisory, regulatory and economic policy needs served by the Consolidated Financial Reports and Bank Call Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles in the United States, including the opinions and statements of the Financial Accounting Standards Board or the Accounting Principles Board. Although Consolidated

Financial Reports and Bank Call Reports are primarily supervisory and regulatory documents, rather than financial accounting documents, and do not provide a complete range of financial disclosure, they nevertheless provide important information concerning CAC’s financial condition and results of operations and the financial condition and results of operations of Glenview State Bank.
The publicly available portions of the Consolidated Financial Reports filed by CAC are publicly available on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov and the publicly available portions of the Bank Call Reports filed by Glenview State Bank are publicly available on the FDIC’s website at www.fdic.gov. Alternatively, these documents, when available, can be obtained free of charge from CAC upon written request to Cummins-American Corp., Corporate Secretary, 800 Waukegan Road, Glenview, Illinois 60025, (847) 729-1900.
First Busey’s internet address is www.busey.com. Glenview State Bank’s internet address is www.gsb.com. The information on First Busey’s and Glenview State Bank’s websites is not part of this proxy statement/prospectus.
The SEC allows First Busey to “incorporate by reference” the information that it files with the SEC, which means that First Busey can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that First Busey files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.
First Busey incorporates by reference the following documents First Busey has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:
•
First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021;

•
The description of First Busey’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on April 30, 1990 (File No. 000-15950), as updated by the description of First Busey’s common stock contained in Exhibit 4.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021, and all other amendments or reports filed for the purpose of updating such description; and

•
First Busey’s Current Reports on Form 8-K filed with the SEC on January 12, 2021, and January 19, 2021.

In addition, First Busey is incorporating by reference any documents it files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and prior to the date of the special meeting of the CAC shareholders, provided, however, that First Busey is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
If you would like to request documents, please do so by      , 2021 in order to receive them before the CAC special meeting.
First Busey has supplied all of the information contained in this proxy statement/prospectus relating to First Busey and Busey Bank. CAC has supplied all of the information relating to CAC and Glenview State Bank.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to CAC shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated      , 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by First Busey of shares of First Busey common stock in connection with the merger will create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FIRST BUSEY CORPORATION,
ENERGIZER ACQUISITION CORP.
AND
CUMMINS-AMERICAN CORP.
JANUARY 19, 2021

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER(together with all exhibits and schedules, this “Agreement”) is entered into as of January 19, 2021, by and among First Busey Corporation, a Nevada corporation (“Acquiror”), Energizer Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Cummins-American Corp., an Indiana corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company, Acquiror and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub, a wholly-owned subsidiary of Acquiror, will, subject to the terms and conditions set forth herein, merge with and into Company (the “Merger”), with Company as the surviving entity and a wholly-owned subsidiary of Acquiror as a result of the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.   As an inducement to Acquiror to enter into this Agreement, (i) certain stockholders of the Company as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A, and (ii) certain stockholders of the Company have, concurrently with the execution of this Agreement, entered into a Lock-Up and Standstill Agreement in substantially the form attached hereto as Exhibit B.
C.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCL, at the Effective Time, the Merger Sub shall be merged with and into Company pursuant to the provisions of, and with the effects provided in, the IBCL, the separate corporate existence of the Merger Sub shall cease and Company will be the Surviving Entity.
Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through electronic exchange of documents at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the date of the Closing, the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The parties hereto agree that the Company shall file on the Closing Date articles of merger with respect to the Merger with the Indiana Secretary of State (the “Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the IBCL and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Merger Sub and Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents of the Surviving Entity.   The articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.
Section 1.5   Name of Surviving Entity; Directors and Officers.   The name of the Surviving Entity as of the Effective Time will be the name of the Company. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Entity as of the Effective Time, and the parties agree that they shall take, or cause to be taken, any necessary actions to effect such result.
Section 1.6   Parent Merger.   The Company and Acquiror will cooperate and use their reasonable best efforts to effect the Parent Merger immediately following the Effective Time. At the effective time of the Parent Merger, the separate existence of the Company will terminate. Acquiror will be the surviving corporation in the Parent Merger and will continue its existence under the laws of the State of Nevada. The Parent Merger shall be accomplished pursuant to the Parent Merger Agreement in the form attached hereto as Exhibit C.
Section 1.7   Bank Merger.   The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in the form attached hereto as Exhibit D.
Section 1.8   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that, unless the parties amend this Agreement in accordance with Section 11.4: (a) any such change shall not affect the U.S. federal, state or local income tax consequences of the Merger to Acquiror, Company, the Bank or the Company Stockholders; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger, or (iii) require submission to or approval of the Company’s stockholders after the Merger has been approved by the Company’s stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of shares of Company Common Stock:
(a)   Subject to any adjustment set forth in Section 2.1(d) below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for Dissenters’ Shares or shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive the following consideration:
(i)   An amount in cash equal to the quotient of the Total Cash Consideration divided by 4,963.77 (the “Per Share Cash Consideration”). For purposes of this Agreement, the “Total Cash Consideration” means $138,835,000 plus (A) the aggregate amount of Forfeited Retention Payments (as defined below), if any, plus (B) the amount, if any, by which the aggregate Company Officer/Director Bonuses (as defined below) that have been paid at or prior to Closing is less than the aggregate amount set forth in Item 4 of Section 5.2(b) of the Company Disclosure Schedules, less (C) the amount of the Special Dividend actually declared as a dividend to holders of record of the issued and outstanding shares of Company Common Stock in accordance with Section 2.1(c), and less (D) the reduction, if any, required by Section 2.1(d) of this Agreement; and
(ii)   444.4783 validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Per Share Merger Consideration”).
(b)   Notwithstanding anything contained herein to the contrary, if, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement and, in the case of any such change affecting the Company Common Stock, the Per Share Cash Consideration, will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(c)   Subject to (i) the reasonable satisfaction of Acquiror that all conditions to Closing set forth in Article 8 have been satisfied or waived, (ii) written confirmation of Acquiror to the Company confirming that Acquiror and Merger Sub are ready, willing and able to consummate the Merger and (iii) the reasonable satisfaction of the Company that all conditions to Closing set forth in Article 9 have been satisfied or will be satisfied as of the Closing, and subject to applicable Legal Requirements, the Company shall cause the Bank to declare and pay to the Company a special cash dividend in an amount of $60,000,000, or such other amount as required by applicable Legal Requirements (the “Special Dividend Amount”), and upon receipt of the Special Dividend Amount, the Company shall, subject to applicable Legal Requirements, declare and cause to be paid such amount to holders of record of the issued and outstanding shares of Company Common Stock as of a record date immediately prior to the Closing (collectively, the “Special Dividend”). Subject to applicable Legal Requirements, such Special Dividend shall be paid immediately prior to the Closing.
(d)   If the Final Closing Balance Sheet that is delivered to Acquiror pursuant to Section 5.9 below reflects that the Company Tangible Common Equity is equal to or greater than the Minimum Company Tangible Common Equity, then there will be no adjustment to the Per Share Merger Consideration. If the Final Closing Balance Sheet reflects that the Company Tangible Common Equity is less than the Minimum Company Tangible Common Equity, then the Total Cash Consideration shall be reduced on a dollar-for-dollar basis by an amount equal to the amount by which the Minimum Company Tangible Common Equity exceeds the Company Tangible Common Equity reflected in the Final Closing Balance Sheet.
(e)   For purposes of this Agreement, “Company Tangible Common Equity” means the Company’s consolidated total tangible common stockholders’ equity calculated in accordance with this Agreement and otherwise in accordance with GAAP on a basis consistent with the Company Financial Statements and, for the avoidance of doubt, calculated as if it were the end of an interim accounting period; provided, however, that:
(i)   for purposes of calculating Company Tangible Common Equity, the following items shall be considered a liability of the Company irrespective of whether such amount is required to be accrued or recorded as a liability of the Company under GAAP and shall thereby be a deduction from equity for purposes of calculating Company Tangible Common Equity:
(A)   the amount, as of the Closing Date, of any declared but unpaid tax distributions to be made to Company Stockholders for taxable years 2020 and 2021 (or any portions thereof) and any other anticipated tax distributions;
(B)   the Aggregate Company Appreciation Bonus, and the accrual of any other costs, expenses or similar amounts under each Retention Agreement as of the Closing Date;

(C)   the aggregate additional bonuses to be paid to certain Company executives and Company directors as set forth in Item 4 of Section 5.2(b) of the Company Disclosure Schedules (the “Company Officer/Director Bonuses”);
(D)   the accrual of any costs, expenses or similar amounts under the Bank Equity Appreciation Plan and the Company Retirement Plans as of the Closing Date, other than accruals that are accelerated solely as a result of the Contemplated Transactions; and
(E)   Net Remediation Costs, if any, of up to $1,200,000.00.
(ii)   notwithstanding anything to the contrary, the calculation of Company Tangible Common Equity for purposes of the Agreement shall disregard and not be reduced by (and, to the extent any of the following shall have negatively affected the Company’s consolidated total tangible common stockholders’ equity as of the applicable date of determination, Company Tangible Common Equity shall be increased by):
(A)   the amount of any cost, fee, obligation or expense (other than any Taxes imposed on the Company or Bank or Taxes the Company or Bank is required to withhold) paid or incurred directly or indirectly by Company or any of its Subsidiaries in connection with or resulting from the negotiation and preparation of the Agreement and the consummation of the Contemplated Transactions, including contract termination expenses, the acceleration of accruals due to the Contemplated Transactions (including accruals accelerated under the Bank Equity Appreciation Plan and the Company Retirement Plans solely as a result of the Contemplated Transactions), change in control and severance payments (but excluding the Aggregate Company Appreciation Bonus and any receivable or similar account created by the Company relating to the Aggregate Company Appreciation Bonus and the Company Officer/Director Bonuses), legal and financial advisor fees, and similar transaction-related expenses, including those set forth on Section 2.1(e) of the Company Disclosure Schedules;
(B)   the amount, if any, by which Net Remediation Costs exceeds $1,200,000.00; and
(C)   the Special Dividend Amount.
(f)   On or prior to the Closing Date, Acquiror, Acquiror Bank, the Company and the Bank shall offer to enter into a Retention Agreement (each, a “Retention Agreement”), substantially in the form of Exhibit E attached hereto, with each of the employees of Company, and for the individual bonus award amounts, set forth in Item 3 of Section 5.2(b) of the Company Disclosure Schedules (each, a “Retention Payment Recipient”); provided that if an employee listed in Item 3 of Section 5.2(b) of the Company Disclosure Schedules (i) does not enter into a Retention Agreement prior to Closing, or (ii) enters into a Retention Agreement prior to Closing but such employee loses his or her right to receive any payment(s) under the Retention Agreement, then in each case, each such employee shall not be deemed a Retention Payment Recipient and the amount of the individual bonus award attributable to such employee as listed in Section 5.2(b) of the Company Disclosure Schedules shall no longer be owed (each, a “Forfeited Retention Payment”). In addition, on or prior to the Closing Date, the Bank shall deposit an amount equal to the Aggregate Company Appreciation Bonus, in an escrow account maintained at Acquiror Bank, pursuant to an escrow agreement among the Bank, Acquiror Bank and the Company Stockholders’ Representative. Amounts shall be withdrawn from such escrow account solely to pay a portion of the First Payment (as defined in the Retention Agreement) and Second Payment (as defined in the Retention Agreement), which portion shall be equal to the percentage obtained by dividing (A) the Aggregate Company Appreciation Bonus by (B) the aggregate amount of all Total Transaction Bonuses (as defined in the Retention Agreement) to be paid under the Retention Agreements, except for the Retention Agreement referenced in Item 3, Footnote 1 of Section 5.2(b) of the Company Disclosure Schedules, which agreement shall be paid out in accordance with its terms. In the event that any First Payment or Second Payment, or portions thereof, have not been paid pursuant to the Retention Agreements within three hundred (300) days after the Effective Time, then Acquiror shall, within thirty (30) days thereafter, distribute to the Company Stockholders’ Representative such amount of the Aggregate Company Appreciation Bonus that was not distributed to Retention Payment Recipients as a result of any First Payment or Second Payment, or portions thereof, not being paid in accordance with the Retention Agreements (the “Unpaid Aggregate Company Appreciation Bonus”); provided, however, no amounts to be paid by Acquiror under any Retention Agreement shall be included as part of the Unpaid Aggregate Company Appreciation Bonus. The Company Stockholders’ Representative shall distribute the Unpaid Aggregate Company Appreciation Bonus to the Persons who, immediately prior to the Effective Time, were the Company Stockholders, pro rata based on the number of shares of Company Common Stock held immediately prior to the Effective Time.
Section 2.2   Merger Sub Common Stock.   At the Effective Time, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of Class A Common Stock, $1.00 par value, of the Surviving Entity.
Section 2.3   Cancellation of Shares.   At the Effective Time, all the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and the book-entry account statements that, prior to the Effective Time, represented shares of Company Common Stock will be deemed for all purposes to represent only the right to receive the Per Share Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no Per Share Merger Consideration will be issued or paid in exchange thereof.
Section 2.4   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.5   Exchange Procedures.
(a)   The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) that Acquiror shall execute and deliver the exchange agent agreement at or prior to the Closing Date. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1, (ii) the aggregate cash consideration to be paid as Per Share Cash Consideration pursuant to Section 2.1; and (iii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”
(c)   Within two (2) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of a book-entry account statement that previously represented shares of Company Common Stock (a “Book Entry”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that the holder of the Book Entry may elect to receive book-entry shares with respect to the Per Share Stock Consideration. If any shares of Acquiror Common Stock are to be issued, or cash is to be paid, in a name other than that in which the Book Entry surrendered in exchange therefor is registered, it will be a condition to the exchange that the registered holder of such Book Entry shall complete appropriate transfer of ownership forms, and that the person requesting the exchange (i) pay any transfer or other similar Taxes required by reason of the issuance of the shares of Acquiror Common Stock or the making of the cash payment in a name other than the name of the holder of the surrendered Book Entry or (ii) establish to the reasonable satisfaction of Acquiror (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

(d)   Upon delivery of a properly completed and duly executed Letter of Transmittal, the holder of such Book Entry shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration (as adjusted for the cash to be paid in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.4) deliverable in respect of the shares of Company Common Stock represented by such Book Entry; thereupon such Book Entry shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Per Share Merger Consideration deliverable upon delivery of a Letter of Transmittal.
(e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares. In addition, Acquiror shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive consideration pursuant to this Article 2, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Book Entry, Acquiror shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto.
(f)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any Book Entry until the holder thereof shall have delivered a Letter of Transmittal in accordance with this Article 2. Promptly after the delivery of a Letter of Transmittal in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Book Entry were converted at the Effective Time pursuant to Section 2.1. No holder of any Book Entry that shall have failed to deliver a Letter of Transmittal in accordance with this Article 2 shall be entitled, until making such delivery, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(g)   Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Per Share Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Section 2.6   Dissenting Shares.   Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the IBCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the IBCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the IBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration (as adjusted for the cash to be paid in lieu of fractional shares) upon delivery of a Letter of Transmittal with respect to such Dissenters’ Shares in the manner provided in Section 2.5. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCL and received by the Company relating to stockholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCL.
Section 2.7   Withholding Rights.   Notwithstanding any other provision of this Agreement, the Exchange Agent or Acquiror will be entitled to deduct and withhold from the Per Share Merger Consideration or any other amounts payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Exchange Agent or Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local, or non-U.S. tax law, including for the avoidance of doubt any withholding tax the Company or any of its Subsidiaries is required to pay at or after the Closing with respect to the income and gains allocable to Company Stockholders with respect to the Company’s and its Subsidiaries’ income Tax Returns. To the extent that such amounts are withheld by the Exchange Agent or Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.   The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has provided to Acquiror true and correct copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which is in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank.
Section 3.2   Company Subsidiary Organizations.   The Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the state of Illinois. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has authorized the submission of the Agreement to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company or the Bank will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, or stockholders of the Company or the Bank; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Section 3.4(c) of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) with respect to the Merger, the filing of the Articles of Merger with the Indiana Secretary of State pursuant to the IBCL; (v) any actions required to consummate the Parent Merger; and (vi) with respect to the Bank Merger, receipt of a certificate of merger from the DFPR, neither the Company nor the Bank is required to obtain any consents or approvals of, or make any filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions by the Company or the Bank.
Section 3.5   Company Capitalization.
(a)   The authorized capital stock of the Company currently consists exclusively of 10,050 shares of Company Common Stock, which, as of the date of this Agreement (the “Company Capitalization Date”), consists of 50 authorized shares of Company Class A Voting Common Stock, and 10,000 authorized shares of Company Class B Non-Voting Common Stock. As of the Company Capitalization Date, 46.01 shares of Company Class A Voting Common Stock are issued and outstanding and 4,917.76 shares of Company Class B Non-Voting Common Stock are issued and outstanding. No shares of Company Common Stock are held in treasury of the Company. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)   As of the Company Capitalization Date, no shares of Company Common Stock are reserved for issuance.
(c)   No equity-based awards are outstanding as of the Company Capitalization Date. Since December 31, 2019 through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards, except for awards made under the Bank Equity Appreciation Plan. Since December 31, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6   Company Subsidiary Capitalization.   Except for equity-based awards made by the Bank under the Bank Equity Appreciation Plan as set forth on Section 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of: (a) each Subsidiary, and (b) any other company in which the Company holds an equity interest other than through the Company’s or Bank’s investment portfolio or by the Bank in connection with its lending and trust businesses, are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7   Financial Statements and Reports; Regulatory Filings.
(a)   True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the audited balance sheets of the Bank as of December 31, 2017, 2018 and 2019, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; (ii) the audited balance sheets of the Company, on a parent company basis only, as of December 31, 2017, 2018 and 2019 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended and (iii) the unaudited interim balance sheet of the Bank as of September 30, 2020 and the related statement of income for the nine-month period then ended and the unaudited interim balance sheet of the Company, on a parent company basis only, as of September 30, 2020 and the related statement of income for the nine-month period then ended.
(b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(c)   The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2018, with all applicable federal or state securities or banking authorities except to the extent failure to file would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e)   There has not been any event or occurrence since January 1, 2018 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Section 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as reflected in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, and excluding OREO, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   Except as set forth on Section 3.10(b) of the Company Disclosure Schedules, all Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)   Section 3.10(c) of the Company Disclosure Schedules lists, as of November 30, 2020, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been modified, or for which an accommodation has been made, by Bank pursuant to regulatory guidance issued by the Regulatory Authorities regarding payment accommodation or relief in response to the Covid-19 Pandemic or pursuant to Section 4013 of the Coronavirus Aid, Relief and Economic Security Act (Pub. L. No. 116-136, 134 Stat. 281 (2020)) (the “CARES Act”); (iii) that was made by the Bank under the Paycheck Protection Program as authorized by the CARES Act and administered by the Small Business Administration; (iv) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (v) that has been listed on any “watch list” or similar internal report of the Bank; (vi) that has been the subject of any notice to the Bank from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (vii) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (viii) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.
(d)   The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
(e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
Section 3.11   Taxes.
(a)   The Company has been at all times since January 1, 2007, and will continue to be (i) up to and including the Closing Date if an Election will be made pursuant to Section 7.5(a), or (ii) up to and including the day immediately preceding the Closing Date if no Election will be made pursuant to Section 7.5(a), a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (an “S Corp”). Since January 1, 2007, neither any Company Stockholder nor the Company has taken any action or failed to take any action that caused the Company to lose its status as an S Corp. Further, the memorandum listed in Item 1 of Section 3.11(a) of the Company Disclosure Schedules accurately describes the process and procedures implemented by the Company and its advisors to ensure that the Company has maintained its status as an S Corp. since January 1, 2007. With respect to all jurisdictions in which the Company has or has had business operations or is otherwise subject to income Tax, which allow a corporation to be treated as an S Corp or similar entity entitled to special Tax treatment, all elections to treat the Company as an S Corp or similar entity entitled to special Tax treatment have been properly and validly made in such jurisdictions, and the Company and each Company Stockholder has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment. The stock transfer ledger listed in Item 2 of Section 3.11(a) of the Company Disclosure Schedules is a complete and correct record of all transfers of Company Common Stock that have occurred since January 1, 2007. Each individual that is, or has been, a Company Stockholder and each (i) person that is treated under subpart E, part I, subchapter J, chapter 1 of the Code as the deemed owner of a trust that is, or has been, a Company Stockholder, (ii) income beneficiary of a qualified subchapter S trust that is, or has been, a Company Stockholder, and (iii) potential current beneficiary of an electing small business trust that is, or has been, a Company Stockholder (each such person, income beneficiary and potential current beneficiary, a “deemed owner”) is, and has been at all times during which such individual or deemed owner has been treated as a shareholder of the Company for purposes of Section 1361 of the Code, a United States citizen or resident alien of the United States and an eligible stockholder of an S corporation under Section 1361 of the Code.
(b)   The Company will not be subject to any federal, state, local or foreign income Taxes as a result of the Election (including without limitation any Tax imposed by Section 1374 of the Code or any comparable provision of state, local or foreign Tax law). The Company has not been subject to any Tax imposed by Section 1374 of the Code (or any comparable provision of state, local or foreign Tax laws) in its last five taxable years. For the period beginning five (5) years before the day prior to the Closing Date, the Company has not acquired an asset from a C corporation in the circumstances described in Section 1374(d)(8) of the Code.
(c)   Except as disclosed in Section 3.11(c) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable permitted extensions), all Tax Returns that it was required to file on or before the Closing Date, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision (which provisions are properly reflected in the Company Financial Statements) for the payment of, all Taxes (whether or not shown or required to be shown on any Tax Return) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided and which are reflected on the Company Financial Statements. No claim has been made by any governmental authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that any of them may be subject to taxation in that jurisdiction.
(d)   Except as reflected on the Company Financial Statements, there are no charges, accruals or reserves for unpaid Taxes of the Company or any Subsidiary that in accordance with GAAP should be shown on such Company Financial Statements. No liability for Taxes has been incurred by the Company or any of its Subsidiaries since the most recent Company Financial Statement, other than Taxes resulting from operations in the Ordinary Course of Business.
(e)   The Company and each of its Subsidiaries have withheld or collected and timely paid over to the appropriate Regulatory Authority all Taxes required by a Legal Requirement to be withheld or collected with respect to all of their respective operations, including withholdings on payments in connection with any amounts paid or owing to any employee, independent contractor, creditor, securityholder, or other third party; and the Company and each of its Subsidiaries have complied with all reporting and record-keeping requirements relating thereto.
(f)   Except as disclosed in Section 3.11(f) of the Company Disclosures, there is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Taxes due from or owing by any of them or any Tax Return filed or required to be filed by any of them. No audit, examination or investigation related to Taxes paid or payable by the Company or any of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect or executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
(g)   Except as disclosed in Section 3.11(g) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries (i) is a party to a Tax sharing, Tax allocation or similar agreement, (ii) is or has been a member of an affiliated, combined, unitary or similar group for purposes of any Tax (other than a Tax group in which the Company was the parent) or (iii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.
(h)   The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by it and all examination reports and statements of deficiencies filed, assessed against or agreed to by it with respect to the last three (3) fiscal years.
(i)   None of the Company or any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(j)   None of the Company or any of its Subsidiaries has made (and has not been required to make) any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign law, and none of the Company or any of its Subsidiaries has any applications pending with any Regulatory Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Regulatory Authority has proposed any such adjustment or changes in accounting method. The Company and each of its Subsidiaries has used the accrual method for all income Tax purposes since its inception.
(k)   The Company and each of its Subsidiaries will not be required to include any item of income or exclude any deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the

Closing Date; (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law) existing on the Closing Date; (iii) installment sale or open-transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or (v) election pursuant to Code Section 108(i) (or any corresponding or similar provision of state, local or foreign Tax law).
(l)   The Company and each of its Subsidiaries has properly classified each of their respective service providers for all payroll and employment Tax purposes as an employee or independent contractor.
(m)   No Company Stockholder is a “foreign person” as that term is used in Section 1.1445-2 of the Treasury Regulations.
(n)   None of the Company or any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(o)   The Bank has been at all times since January 1, 2007, and will continue to be through the Closing Date, a validly electing “qualified subchapter S subsidiary” of the Company within the meaning of Sections 1361(b)(3)(B) of the Code (a “Q Sub”). Since January 1, 2007, none of the Bank, the Company or any Company Stockholder has taken any action or failed to take any action that caused the Bank to lose its status as a Q Sub. With respect to all jurisdictions in which the Company or the Bank has or has had business operations or is otherwise subject to income Tax, which allow a corporation to be treated as a Q Sub, all elections to treat the Bank as a Q Sub have been properly and validly made in such jurisdictions, and the Company, the Bank and each Company Stockholder have maintained compliance at all times with all applicable qualifications and filing procedures for such treatment.
(p)   None of the Company’s or any of its Subsidiaries’ “goodwill” or “going concern” (as such terms are defined in Section 197(d) of the Code) was held or used by such Company or Subsidiary (or any predecessor of the Company or such Subsidiary) or any “related person” (within the meaning of Code Section 197(f)) to the Company or such Subsidiary on or prior to August 10, 1993, and no such asset will be subject to the anti-churning rules of, or otherwise be excluded from the definition of an “amortizable section 197 intangible” (as defined in Code Section 197) as a result of, Code Section 197(f)(9) and the Treasury Regulations promulgated pursuant thereto as a result of the transactions contemplated by this Agreement.
Section 3.12   Employee Benefits.
(a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:
(A)   all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(B)   all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement;
(C)   all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and

(D)   with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (1) a complete and correct list of recipients of outstanding awards as of the date hereof, (2) the number of outstanding awards held by each recipient as of the date hereof and (3) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)   Except as disclosed in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code, in each case to the extent applicable.
(c)   Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). When comparing the present value of accrued liabilities under such plan to the market value of plan assets, (A) no self-insured Company Benefit Plan is underfunded and (B) no other Company Benefit Plan subject to funding requirements is underfunded.
(d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or in the case of a volume submitter prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.
(e)   Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)   No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(i)   There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(j)   No event has occurred, or to the Company’s Knowledge, circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2019.
(k)   No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan in all material respects.
(l)   Neither the Company nor any of its Subsidiaries has implemented, adopted or otherwise utilized a formal severance plan or policy and no such plan or policy is currently in place. Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(m)   Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any material liability to Acquiror or to Acquiror ERISA Affiliates, except for the payment of all benefits payable in accordance with the terms and conditions of each Company Benefit Plan accrued through the date of each such plan’s termination, which accruals are reflected in the Company Financial Statements in accordance with GAAP.
(n)   Each of the Company’s and any of its Subsidiary’s “nonqualified deferred compensation” plans within the meaning of Section 409A of the Code (“Section 409A”) has been operated and administered in material compliance with Section 409A and subsequent regulatory guidance thereunder and each such plan has been in documentary compliance with Section 409A and subsequent regulatory guidance thereunder.
Section 3.13   Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2018, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2018, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14   Legal Proceedings; Orders.
(a)   Except as disclosed in Section 3.14 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its successors or Affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2018, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15   Absence of Certain Changes and Events.   Except as listed in Section 3.15 of the Company Disclosure Schedules, since December 31, 2019 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2019, there has not been any:
(a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   amendment to their Articles of Incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;
(c)   payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $200,000;
(f)   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment of more than $150,000 in the aggregate;

(h)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;
(i)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(j)   to the Company’s Knowledge, cancellation or waiver by them of any claims or rights with a value in excess of $150,000;
(k)   any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $100,000;
(l)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(m)   transaction for the borrowing of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(n)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(o)   discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(p)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, excluding any Contracts relating to investment securities entered into the Ordinary Course of Business, but excluding OREO, individually or in the aggregate in excess of $150,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;
(q)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(r)   hiring of any employee with an annual salary in excess of $100,000;
(s)   made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement related to Taxes, settled any Tax claim or assessment, requested or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than as a result of filing a Tax Return pursuant to a valid extension of time to file entered into in the Ordinary Course of Business), or surrendered any right to claim a Tax refund;
(t)   agreement, whether oral or written, by it to do any of the foregoing; or
(u)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.   Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   each lease of real property to which the Company or any of its Subsidiaries is a party;

(b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $500,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;
(c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $150,000 (other than Contracts for the sale of loans);
(d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $100,000;
(e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries;
(f)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $200,000);
(g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i)   each joint venture, partnership and similar Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;
(k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $200,000;
(l)   each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(m)   the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(n)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $200,000;
(o)   each Company Benefit Plan; and
(p)   each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17   No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2018, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable by or to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.   Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material known claims thereunder have been filed in due and timely fashion. No claims have been filed under such insurance policies and bonds within the two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the two (2) years preceding the date hereof.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. In addition, neither the Company nor the Bank has renovated or otherwise had construction performed on the parcels of real property set forth on Section 3.19 of the Company Disclosure Schedules since the completion of construction of the facilities located on such parcels, in each case which renovation or construction was done in compliance with Environmental Law at such time. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20   Transactions with Affiliates.   Except as disclosed in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries (other than an agreement related to a deposit account) or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.
Section 3.21   Brokerage Commissions.   Except for fees payable to Piper Sandler & Co. pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.22   Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.
Section 3.23   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.24   Intellectual Property.   Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
Section 3.25   Investments.
(a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of December 31, 2020, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26   Fiduciary Accounts; Investment Management Activities.   Each of the Company, the Bank and their Subsidiaries have properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority is not so registered, licensed or authorized.
Section 3.27   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no Subsidiary other than Merger Sub and the Subsidiaries listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Section 4.2   Acquiror Subsidiary Organizations.   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Merger Sub has not conducted any business other than (a) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (b) in relation to this Agreement, the Merger and the other transactions contemplated hereby. Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other Subsidiary of Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3   Authorization; Enforceability.   Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into and perform their respective obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board and the board of directors of Merger Sub. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by each of them of their respective obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Acquiror, Acquiror Bank and Merger Sub will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) with respect to the Merger, the filing of the Articles of Merger with the Indiana Secretary of State pursuant to the IBCL; (vi) with respect to the Parent Merger, the filing of articles of merger with the Secretary of State of the State of Nevada; (vii) with respect to the Bank Merger, receipt of a certificate of merger from the DFPR; and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, neither Acquiror, Acquiror Bank nor Merger Sub is required to obtain any consents or approvals of, or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions by Acquiror, Acquiror Bank or Merger Sub.
Section 4.5   Acquiror Capitalization.
(a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 100,000,000 shares of Acquiror Common Stock, of which, as of the date of this Agreement (the “Acquiror Capitalization Date”), 54,404,378 shares are issued and outstanding, and 1,506,354 shares are held in the treasury of Acquiror; and (ii) 1,000,000 shares of Acquiror’s preferred stock, $0.001 par value per share (the “Acquiror Preferred Stock”), of which no shares are issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Global Select Market, and Acquiror satisfies all of the quantitative maintenance criteria of the Nasdaq Global Select Market for continued listing thereon.
(b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock are reserved for issuance except for: (i) 1,177,154 shares of Acquiror Common Stock reserved for issuance in connection with outstanding stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; (ii) 1,432,803 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans; and (iii) 2,762 shares of Acquiror Common Stock reserved for issuance in connection with outstanding warrants.
(c)   Other than awards under Acquiror Stock Plans that are outstanding as of the Acquiror Capitalization Date and reflected in clause (i) of Section 4.5(b), no equity-based awards are outstanding.

Since December 31, 2019 through the Acquiror Capitalization Date, Acquiror has not: (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than (A) in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan and (B) repurchases of Acquiror Common Stock that were Previously Disclosed; or (ii) except as Previously Disclosed, issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock, Acquiror Preferred Stock or any other equity-based awards. Since December 31, 2019 through the Acquiror Capitalization Date, neither Acquiror nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Acquiror or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code), except for the employment agreement, effective as of January 1, 2020, entered into by Acquiror and its Chief Risk Officer; or (C) adopted or materially amended any Acquiror Stock Plan.
(d)   None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Acquiror Equity Awards and certain warrants, as disclosed in Acquiror’s SEC Reports, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries. Except as permitted by this Agreement or as Previously Disclosed, since December 31, 2019, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Acquiror or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of Acquiror.
(e)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately before the Effective Time will be, owned by Acquiror.
Section 4.6   Acquiror Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC

Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)   Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Acquiror’s management to allow timely decisions regarding required disclosures. As of the date of this Agreement, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.
(d)   Acquiror and its consolidated Subsidiaries have established and maintained a system of ICFR. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s ICFR as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”). Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror’s ICFR based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s ICFR that have materially affected, or are reasonably likely to materially affect, Acquiror’s ICFR. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2018, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2018 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 4.8   Books and Records.   The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.9   Properties.   Acquiror and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as reflected in the most recent Acquiror Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Acquiror Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Acquiror Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by Acquiror Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of Acquiror or Acquiror Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with Acquiror or any of its Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of Acquiror or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement. Acquiror and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Acquiror, the lessor.
Section 4.10   Loan Loss Reserve.
(a)   Acquiror Bank’s allowance for credit losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Acquiror Loans”) under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.
(b)   To the Knowledge of Acquiror: (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank’s allowance for credit losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 4.11   Taxes.
(a)   Acquiror and each of its Subsidiaries have duly and timely filed, or caused to be filed (taking into account all applicable permitted extensions) all Tax Returns required to be filed by them on or before the Closing Date, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided and which are reflected on the Acquiror Financial Statements.
(b)   There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries with respect to any Taxes due from or owing by any of them or any Tax Return filed or required to be filed by any of them. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   To the Knowledge of Acquiror, none of Acquiror or any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 4.12   Employee Benefits.
(a)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Acquiror Benefit Plan or any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the transactions contemplated by this Agreement.
(b)   With respect to any Acquiror Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of the Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither Acquiror nor any of the Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Acquiror Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(c)   Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Acquiror’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.

(d)   Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(e)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Acquiror’s Knowledge, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.
(f)   No Acquiror Benefit Plan fiduciary or any other person has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Acquiror’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(g)   All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.
(h)   No condition exists as a result of which Acquiror or any Subsidiary would have any material liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Acquiror Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan in all material respects.
(i)   Neither Acquiror nor any of its Subsidiaries have any material liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.
Section 4.13   Compliance with Legal Requirements.   Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2018, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2018, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.14   Legal Proceedings; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.
(b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2018, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.15   Absence of Certain Changes and Events.   Since December 31, 2019, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.16   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, threatened, nor to the Knowledge of Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on Acquiror. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, Acquiror and each Subsidiary of Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 4.17   Brokerage Commissions.   Except for fees payable to Stephens Inc. pursuant to an engagement letter that has been delivered or made available to the Company, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.18   Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.19   Financial Capability.   Acquiror has, and will have prior to the Effective Time, sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and to perform its other obligations contemplated by this Agreement.
Section 4.20   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company and the integration of Acquiror Bank and the Bank following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions for such purposes; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of the matters being discussed; or (iv) adversely affect any privilege. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).
(d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement dated as of August 20, 2020, between Acquiror and the Company, as amended.

Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as (i) Previously Disclosed, (ii) expressly contemplated by or permitted by this Agreement, (iii) required by applicable Legal Requirements, (iv) is necessary, commercially reasonable and substantially similar to actions taken by similarly-situated financial institutions in response to the Covid-19 Pandemic or the Covid-19 Pandemic Measures, subject to Company providing Acquiror with advance notice and obtaining Acquiror’s prior written consent or non-objection (if Acquiror fails to respond to such request within three (3) Business Days after Acquiror’s receipt of such request, Acquiror shall be deemed to have consented) in respect of any such action (unless it is not reasonably practicable under the circumstances to provide such prior notice and obtain prior consent, in which case the Company shall provide notice to Acquiror as soon as reasonably practicable), or (v) otherwise with the prior written consent of Acquiror pursuant to Section 5.2(c), which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (A) conduct its business in the Ordinary Course of Business in all material respects; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (C) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as set forth in Section 5.2(b) of the Company Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock; (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;
(ii)   (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or as contemplated by this Agreement, and other than tax distributions to be made to Company Stockholders in amounts consistent with past practice of the Company in respect of the 2020 taxable year, and in amounts as mutually agreed to by Company and Acquiror in respect of the 2021 taxable year (or portions thereof); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;
(iii)   amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;
(iv)   enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)   enter into any new credit or new lending relationships greater than $1,000,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy;

(vi)   other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vii)   fail to maintain an allowance for loan and lease losses that is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(viii)   fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(ix)   sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(x)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(xi)   amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xii)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xiii)   except as permitted or required by this Agreement or required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)   incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;
(xv)   enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xvi)   settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $200,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xvii)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xviii)   make, change or revoke any material Tax elections, change or consent to any material change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any material amended Tax Return, or take any action with respect to Taxes that is outside the Ordinary Course of Business or inconsistent with past practice;
(xix)   hire any employee with an annual salary in excess of $150,000; or
(xx)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Van A. Dukeman, Chairman, President and Chief Executive Officer of Acquiror, and Robin N. Elliott, President and Chief Executive Officer of Acquiror Bank, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information reasonably sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.
Section 5.4   Stockholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCL, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the IBCL, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.
Section 5.7   Company Benefit Plans.
(a)   At the request of Acquiror, and except as otherwise provided below, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time. Notwithstanding the foregoing, no action taken by the Company with respect to the termination of the Company’s group health, vision and dental plan shall be required to be irrevocable until the later of one day prior to the Effective Time or December 31, 2021.
(b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP; provided that, for the avoidance of doubt, this requirement shall not be deemed to supersede or modify Section 2.1(e)(ii).
Section 5.8   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)   The Company agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (A) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (B) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
Section 5.9   Company Tangible Common Equity Calculation.
(a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Acquiror (i) an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the “Company Estimated Closing Balance Sheet”), which shall (A) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement, and (B) include a calculation of Company Tangible Common Equity as of the expected Closing Date, and (ii) reasonable supporting documentation for the Company Estimated Closing Balance Sheet.
(b)   After delivery of the Company Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Acquiror with such documentation and information in its possession or control as Acquiror shall reasonably request, to agree at least one Business Day prior to the expected Closing Date on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the “Final Closing Balance Sheet”), which shall (i) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement, and (ii) include a calculation of Company Tangible Common Equity as of the expected Closing Date. The Final Closing Balance Sheet, and the calculation of the Company Tangible Common Equity contained therein, as mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions for such purposes; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of the matters being discussed; or (iv) adversely affect any privilege. If any of the restrictions in the preceding sentence shall apply, Acquiror and the Company will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement dated as of October 20, 2020, between Acquiror and the Company, as amended.
Section 6.2   Operation of Acquiror and Acquiror Subsidiaries.   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (a) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions, including, but not limited to, by entering into an agreement with respect to, or consummating, a merger or business combination or acquisition of another Person; (b) amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; (c) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Acquiror Capital Stock (other than dividends from Acquiror’s wholly owned Subsidiaries) in an amount that is materially greater than, or at a frequency that is inconsistent with, past practice as disclosed in the Acquiror SEC Reports; or (d) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.2.
Section 6.3   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.4   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.5   Indemnification.
(a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)   Acquiror shall purchase and maintain a “tail policy,” with a coverage period of six (6) years following the Effective Time or, if such term coverage is not available, such other maximum period of available coverage, on the Company’s current directors’ and officers’ liability insurance and similar policies covering fiduciaries and cyber risks, in each case covering each Person currently covered by such policies for facts, events, acts or omissions occurring prior to the Effective Time; provided, that in no event shall Acquiror be required to expend in the aggregate an amount in excess of 250% of the amount of the aggregate premiums paid by the Company for the current policy term for such policies (the “Premium Cap”) and, if Acquiror is unable to maintain such policies (or substantially comparable policies that include coverage and amounts that are no less favorable in any material respect to such Persons) as a result of this proviso, Acquiror shall obtain as much comparable insurance as is available and for as long a period of time as is available following the Effective Time by payment of such amount. Acquiror shall obtain the insurance coverage provided for in this Section 6.5(b) on or prior to the Closing Date, provided that the effectiveness of such insurance coverage shall be contingent on the consummation of the Merger.
(c)   If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.5.
(d)   The provisions of this Section 6.5 shall survive consummation of the Merger, the Parent Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.6   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take, and cause Merger Sub and Acquiror Bank to take, all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.7   Stock Exchange Listing.   Acquiror shall file with the Nasdaq Stock Market, LLC on a timely basis a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and use its reasonable best efforts to cause all such shares of Acquiror Common Stock to be approved for listing on the Nasdaq Global Select Market prior to the Closing Date.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, but in no event later than thirty (30) days following the date hereof, file, and to thereafter effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions. Notwithstanding the foregoing or anything else in this Agreement, nothing shall require Acquiror to, and the Company and its Subsidiaries shall not, without the prior written consent of Acquiror, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (a) materially and adversely affect the business, operations or financial condition of Acquiror (measured on a scale relative to Acquiror and its Subsidiaries, taken as a whole after giving effect to the Contemplated Transactions), (b) require Acquiror or any of its Subsidiaries to make any material covenants or commitments with a Regulatory Authority or other third party, or complete any divestitures, whether prior to or subsequent to the Closing, (c) result in a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole after giving effect to the Contemplated Transactions or (d) restrict in any material respect or impose a material burden on Acquiror or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Acquiror or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (d), materiality shall be measured on a scale relative to Acquiror and its Subsidiaries, taken as a whole after giving effect to the Contemplated Transactions) (a “Burdensome Condition”).
Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, but in no event later than thirty (30) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock.
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.4   Reasonable Best Efforts; Cooperation.   Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax Matters.
(a)   Prior to or at the Closing, Company shall provide Acquiror with two (2) original and duly completed and executed IRS Forms 8023 (and any similar forms for applicable state and local Tax laws requested in writing by Acquiror) duly completed and executed by each Company Stockholder. Acquiror shall notify the Company of its intention to make the Election as promptly as practicable after the Registration Statement is declared effective, and in any event, no later than fifteen (15) days prior to the date of the Company Stockholders Meeting, which decision to make the Election shall be made in the sole and absolute discretion of Acquiror. Following Acquiror’s timely notification of an intent to make the Election, Company and Company Board will use their reasonable best efforts to cause each Company Stockholder to join with Acquiror in making the Election, and shall further request each Company Stockholder to fully cooperate with Acquiror for purposes of effectuating a timely and complete Election, including the execution and filings of any forms or Tax Returns necessary for the Election and any corrections or amendments thereof or supplements thereto necessary for the Election, each as will be prepared by Acquiror and provided in writing to the Company and the Company Stockholders (each subject to prior written approval by the Company Stockholders’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and the Company shall use reasonable best efforts to cause each Company Stockholder to, provide such executed forms to Acquiror in such time frame as Acquiror may reasonably request so that Acquiror can timely file such forms with the appropriate Regulatory Authorities. Acquiror shall provide the Company Stockholders’ Representative with a copy of such forms as so filed within five (5) Business Days of filing, provided that Acquiror’s failure to timely provide such forms to Company Stockholders’ Representative shall not adversely affect the making or effectiveness of any Election. Notwithstanding anything to the contrary in this Agreement, none of Acquiror, Merger Sub, the Company or any of their respective Affiliates will be required to make any payments in addition to the Per Share Merger Consideration as a result of any Election.
(b)   If the Election is filed pursuant to Section 7.5(a), within forty-five (45) days after the delivery of the Final Closing Balance Sheet, Acquiror shall provide to the Company Stockholders’ Representative a draft allocation of the aggregate Per Share Merger Consideration paid (together with any Liabilities of the Company as of the Closing Date and all other relevant items) among the assets of the Company for purposes of Section 338 of the Code, prepared in a manner consistent with Code Section 338 and the Treasury Regulations thereunder (the “338(h)(10) Allocation”) and in accordance with the principles and methodologies set forth in Section 7.5(b) of the Company Disclosure Schedules (the “Allocation Methodology”). Within thirty (30) days after the delivery of such draft 338(h)(10) Allocation, Company Stockholders’ Representative may propose to Acquiror in writing any reasonable changes to the draft 338(h)(10) Allocation which changes shall employ (and not be contrary to) the Allocation Methodology (the “Objections Statement”). In the event no such Objection Statement is delivered by Company Stockholders’ Representative to Acquiror within such time period, Company Stockholders’ Representative will be deemed to have accepted and agreed to such the 338(h)(10) Allocation in the form provided by Acquiror. If the Company Stockholders’ Representative provides an Objection Statement within such thirty (30) day period, then Company Stockholders’ Representative and Acquiror shall negotiate in good faith to resolve any such disputed items. In the event Company Stockholders’ Representative and Acquiror are unable to reach agreement on such proposed changes prior to the earlier of (i) forty-five (45) days after Company Stockholders’ Representative provides the Objection Statement and (ii)thirty (30) days prior to the federal income tax deadline for making an Election (determined without regard to any extensions for filing), the 338(h)(10) Allocation shall be prepared in accordance with the Allocation Methodology and the terms and conditions of this Agreement by an independent public accounting firm of national or regional recognition mutually agreed upon in writing by Company Stockholders’ Representative and Acquiror and all costs of such accounting firm shall be borne equally by Acquiror and the Company Stockholders’ Representative. With respect to each item on the draft 338(h)(10) Allocation, such accounting firm shall make its determination in accordance with the Allocation Methodology and the terms and conditions of this Agreement, shall resolve only those matters set forth in the written Objections Statement that remain in dispute after the forty-five (45) day resolution period described above, and with respect to each disputed item, the accounting firm’s determination shall to the greatest extent possible be no greater than the higher amount calculated by Company Stockholders’ Representative and Acquiror, as the case may be, and no less than the lower amount calculated by Company Stockholders’ Representative and Acquiror, as the case may be. The 338(h)(10) Allocation as delivered by Acquiror without a timely Objections Statement being delivered by Company Stockholders’ Representative, or as agreed to by Company Stockholders’ Representative and Acquiror after delivery of a timely Objections Statement, or as finally determined by the accounting firm as set forth above shall be the “Final 338(h)(10) Allocation.” To the extent that the aggregate Per Share Merger Consideration (together with the Liabilities of the Company as of the Closing Date or other relevant items) is adjusted after the determination of the Final 338(h)(10) Allocation, Acquiror may provide the Company Stockholders’ Representative with such amendments or supplements to the Final 338(h)(10) Allocation as Acquiror deems advisable and in accordance with the Allocation Methodology and Acquiror and Company Stockholders’ Representative shall negotiate in good faith to resolve any adjustments to the Final 338(h)(10) Allocation. For all federal income Tax and applicable state and local income Tax purposes, to the extent an Election is filed, unless otherwise required by applicable Legal Requirements, Acquiror, Company and the Company Stockholders will treat the Merger as a purchase and sale of the assets of the Company in a fully taxable transaction in accordance with the Election. In the event the Election is made, notwithstanding anything to the contrary in this Agreement, the Company Stockholders shall include any income, gain, loss, deduction, or other Tax item resulting from the Election on their respective income Tax Returns to the extent required by applicable Legal Requirements. Acquiror and the Company each acknowledge and agree that Acquiror, the Company and each Company Stockholder will (i) be bound by the Final 338(h)(10) Allocation for the purposes of determining any income Tax; (ii) report the transactions for income Tax purposes that are consummated pursuant to this Agreement in accordance with the Final 338(h)(10) Allocation; (iii) timely complete and sign IRS Form 8883 consistent with the Final 338(h)(10) Allocation (as such IRS form will be prepared by Acquiror and provided in writing to the Company Stockholders’ Representative and which form shall be subject to the prior written approval of the Company Stockholders’ Representative which approval shall not be unreasonably withheld, conditioned or delayed) and provide a copy of such form to the other parties hereto, and timely file a copy of such form with such Person’s income Tax Returns for the period that includes the Closing Date; and (iv) not take a position inconsistent with the Final 338(h)(10) Allocation or the transaction being a fully taxable transaction for federal income tax purposes on any applicable Tax Return or in any proceeding before any Regulatory Authority, unless required by a non-appealable “determination” within the meaning of Code Section 1313. In the event that the Final 338(h)(10) Allocation is disputed by any Regulatory Authority, the Person receiving notice of such dispute will promptly notify the other parties hereto and the parties hereto will consult (subject to the other provisions of this Agreement) in good faith as to how to resolve such dispute in a manner consistent with the Final 338(h)(10) Allocation.
(c)   Company hereby appoints, and confirms that all of the stockholders of Company have appointed, the Company Stockholders’ Representative to represent them with respect to certain tax matters as provided herein. As a result of such appointment, the Company Stockholders’ Representative has full power and authority to cause to be prepared the final federal S corporation income Tax Return for Company on IRS Form 1120-S and applicable state income Tax Returns, in each case, for the taxable year ending on or before the Closing Date. The Company shall cause the Company Stockholders’ Representative to provide Acquiror a draft of such final Tax Returns at least twenty (20) days prior to filing for Acquiror’s review and comment and shall make or cause to be made any changes thereto requested by Acquiror that are required by applicable Legal Requirements and shall consider in good faith any other reasonable comments that are timely provided by the Acquiror.
(d)   In connection with the preparation of Tax Returns, audit examinations, any administrative or judicial proceedings, or the satisfaction of any accounting or Tax requirements relating to the Tax liabilities with respect to the Company or its Subsidiaries, the Company Stockholders’ Representative and Acquiror will reasonably cooperate with each other, including but not limited to, furnishing or making available (during normal business hours), upon reasonable request, records, personnel (as reasonably required), books of account, or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes. The Company Stockholders’ Representative and Acquiror shall retain, or shall cause to be retained, all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any federal S corporation income Tax Return for Company on IRS Form 1120-S or applicable state income Tax Returns, in each case, for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns or other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.
(e)   Acquiror shall be entitled to deal exclusively with the Company Stockholders’ Representative on behalf of the Company or any Company Stockholder with respect to all matters relating to this Section 7.5.

(f)   Except as required by Legal Requirements, Acquiror shall not (and shall not cause or permit any of its Affiliates, the Company or any of the Company’s Subsidiaries to) amend, re-file or otherwise modify any income Tax Return relating in whole or in part to the Company or any of the Company’s Subsidiaries with respect to any Tax period ending on or prior to the Closing Date without the prior written consent of the Company Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).
(b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan;
(d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies, if any, immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation agreement or other similar agreement (other than Retention Agreements or payments made pursuant to the Bank Equity Appreciation Plan) (a “CIC Payment”) shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement, salary continuation agreement or any other agreement or arrangement that provides for a CIC Payment (other than Retention Agreements or payments made pursuant to the Bank Equity Appreciation Plan) shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement. On or before the Closing Date, the Company will take all steps, if any, necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. At the request of Acquiror, the Company shall seek a stockholder vote under Section 280G of the Code for approval of the CIC Payments prior to the Effective Time; provided that such stockholder vote may be conducted by written consent in accordance with the applicable provisions of the IBCL and the Company Articles of Incorporation and Company Bylaws.
Section 7.7   Environmental Matters.
(a)   Phase I Surveys.   The Company has provided to Acquiror copies of the most recent environmental assessments and reports (if any) that the Company or the Bank have obtained in connection with each parcel of real estate owned or leased by the Company or the Bank. Within thirty (30) days following the date of this Agreement, Acquiror may complete, at Acquiror’s expense, a Phase I environmental assessment or an update of the existing Phase I environmental assessment (each, a “Phase I Survey”) on each parcel of real estate of the Company or the Bank set forth on Section 7.7(a) of the Company Disclosure Schedules (each, an “Environmental Property”). In the event any Phase I Survey indicates or tends to indicate the presence or the suspected presence of an Environmental Condition (in the sole discretion of Acquiror), Acquiror will give the Company written notice of the presence or the suspected presence of such Environmental Condition within ten (10) Business Days of receipt of such Phase I Survey (together with all information it possesses relating to the Environmental Condition). For purposes of this Agreement, an “Environmental Condition” shall mean (i) an aboveground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Environmental Property; (ii) a Hazardous Material found in building materials at the Environmental Property or present in soil and/or groundwater at the Environmental Property; (iii) a discharge, emission or release of a Hazardous Material related to the Environmental Property; (iv) an event or condition that likely has occurred or exists with respect to the Environmental Property which constitutes a violation of an Environmental Law; or (v) an event or condition related to the Environmental Property which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law.
(b)   Phase II Surveys.   Within thirty (30) days of the Company’s receipt of any notice of the presence or suspected presence of an Environmental Condition, Acquiror may complete, at Acquiror’s expense, a physical examination and investigation of the Environmental Condition indicated in the applicable Phase I Survey (each, a “Phase II Survey”). The subject, scope, manner and method of any Phase II Survey will be subject to the Company’s prior review and reasonable approval, which approval shall not be unreasonably delayed, conditioned or withheld. At all times the Company shall have access to all field data, analytical data and analytical results obtained or generated in connection with any Phase II Survey. Upon Acquiror’s receipt of a final written report of any Phase II Survey, at the Company’s request, Acquiror shall promptly deliver to the Company copies of such Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto (which collectively constitute a “Phase II Survey Report”). In addition, Acquiror does hereby agree to restore at its cost any Environmental Property for which it has undertaken an environmental investigation pursuant to this Section 7.7 to the condition existing immediately prior to such investigation.
(c)   Remediation.   If any Phase I Survey or Phase II Survey Report indicates or confirms, in the reasonable discretion of Acquiror, the presence of an Environmental Condition related to an Environmental Property of the Company or the Bank set forth on Section 7.7(c) of the Company Disclosure Schedules (an “Owned Environmental Property”) and which requires remediation under an Environmental Law given the current use of such Owned Environmental Property, Acquiror will have the right to cause such remediation work to be performed on such Owned Environmental Property by an environmental remediation firm mutually agreed to by Acquiror and the Company, and the Company agrees that it shall bear the Net Remediation Costs (as defined below) of the remediation work performed on such Owned Environmental Property in an amount not to exceed $1,200,000.00. For purposes of this Agreement, the term “Net Remediation Costs” means all costs and expenses incurred by the Company or the Bank to remediate or correct an Environmental Condition relating to an Owned Environmental Property in accordance with the requirements of applicable Environmental Law, provided that Net Remediation Costs shall specifically exclude any and all costs or expenses to remediate or correct an Environmental Condition that are either directly paid, or reimbursed to the Company or the Bank, by (i) any governmental authority, including without limitation, the United States Environmental Protection Agency and the Illinois Environmental Protection Agency, (ii) any environmental remediation fund established, managed, funded or overseen by any governmental authority, including without limitation, the Illinois Leaking Underground Storage Tank Fund, or (iii) any other third party, including without limitation, any insurer.
Section 7.8   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.9   Section 16 Matters.   Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions or dispositions of Acquiror Common Stock resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.10   Stockholder Litigation.   Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB
The obligations of Acquiror and Merger Sub to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.
Section 8.2   Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.10, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, in the reasonable discretion of the Acquiror Board, a Burdensome Condition on the Surviving Entity or the Acquiror Bank.
Section 8.6   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7   Officer’s Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8   Section 338(h)(10) Election Forms.   The Company shall have delivered to Acquiror two (2) original and duly completed and executed IRS Forms 8023 (and any similar forms for applicable state and local Tax laws requested in writing by Acquiror) duly completed and executed by each Company Stockholder.
Section 8.9   Stock Exchange Listing.   The Nasdaq Stock Market, LLC shall not have objected to the listing of shares of Acquiror Common Stock to be delivered in the Merger.
Section 8.10   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
Section 8.11   Per Share Stock Consideration.   At the Effective Time, the Per Share Stock Consideration to be received by all holders of Company Common Stock shall be less than eighty percent (80%) of the sum of (i) the Per Share Merger Consideration to be received by all holders of Company Common Stock and (ii) the amount of the fair value payment to be paid with respect to Dissenting Shares pursuant to Section 2.6.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1   Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.
Section 9.2   Performance by Acquiror.   Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.10, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
Section 9.6   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officer’s Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.
Section 9.8   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.9   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:
(a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform and, in any event, at least two (2) Business Days prior to the Termination Date; provided, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;
(c)   by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform and, in any event, at least two (2) Business Days prior to the Termination Date, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)   by Acquiror or the Company if the Closing Date shall not have occurred on or before June 30, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)   by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;
(h)   by the Company pursuant to Section 5.8;
(i)   by Acquiror, prior to the Company Stockholders’ Meeting, if the Company makes a Company Adverse Recommendation;
(j)   by Acquiror if the Company Tangible Common Equity as reflected in the Final Closing Balance Sheet, but adjusted to exclude any changes in the accumulated other comprehensive income account of the Company that have occurred since December 31, 2020, is less than the sum of (i) $162,000,000.00, (ii) the aggregate amount of Forfeited Retention Payments, if any, and (iii) the amount, if any, by which the aggregate Company Officer/Director Bonuses that have been paid at or prior to Closing is less than the aggregate amount set forth in Item 4 of Section 5.2(b) of the Company Disclosure Schedules;

(k)   by the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective as of the tenth (10th) day following the Determination Date: (i) the Final Acquiror Market Value is less than 75% of the Initial Acquiror Market Value and (ii) the number obtained by dividing the Final Acquiror Market Value by the Initial Acquiror Market Value shall be less than the number obtained by (A) dividing (1) the Final Index Price by (2) the Initial Index Price and (B) subtracting 0.25; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 10.1(k), it shall give written notice thereof to the Acquiror within two (2) Business Days of the Determination Date. During the five (5) Business Day period commencing with its receipt of such notice, Acquiror shall have the option to increase the Per Share Stock Consideration to equal the lesser of: (A) a quotient, the numerator of which is equal to the product of (1) the Initial Acquiror Market Value, (2) the Per Share Stock Consideration, and (3) the Index Ratio minus 0.25 and the denominator of which is equal to the Final Acquiror Market Value; or (B) the quotient determined by dividing the Initial Acquiror Market Value by the Final Acquiror Market Value, and multiplying such quotient by the product of the Per Share Stock Consideration and 0.75. If within such five (5) Business Day period, Acquiror delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Per Share Stock Consideration, then no termination shall have occurred pursuant to this Section 10.1(k), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration shall have been so modified). If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(k).
For purposes of this Agreement,
“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for the consummation of the Merger have been received (disregarding any waiting period).
“Final Acquiror Market Value” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days immediately preceding the Determination Date.
“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.
“Index” means the SNL Midwest U.S. Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the SNL Midwest U.S. Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Acquiror Market Value” means $18.13, adjusted as indicated in the last sentence of Section 10.1(k).
“Initial Index Price” means the closing value of the Index as of September 4, 2020, adjusted as indicated in the last sentence of Section 10.1(k).
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the confidentiality agreements referred to in Section 5.1(d) and Section 6.1(c), this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from a breach by that party of this Agreement.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Acquiror and the Company.
(b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g), Section 10.1(i) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $8,000,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach; and (ii) within six (6) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(m), except that references in that Section 12.1(m) to “15%” shall be replaced by “50%.”
(d)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 10.3(b), and except as provided in Section 10.2(b) in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. The Company shall not be required to pay the Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Champaign County, Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Sections 2.1(f) and 7.5 (each of which shall be enforceable by the Company Stockholders’ Representative) and Section 6.5 (which shall be enforceable by the Indemnified Parties), nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror or Merger Sub, to:
First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone:
(217) 365-4510

Facsimile:
(217) 351-6551

Attention:
Van A. Dukeman (van.dukeman@busey.com)

First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone:
(217) 365-4500

Facsimile:
(217) 351-6551

Attention:
Jeffrey D. Jones (jeff.jones@busey.com)

with copies, which shall not constitute notice, to:
Vedder Price P.C.
222 N. LaSalle Street, Suite 2600
Chicago, Illinois 60601
Telephone:
(312) 609-7835

Facsimile:
(312) 609-5005

Attention:
Jennifer D. King (jking@vedderprice.com)

If to the Company, to:
Cummins-American Corp.
800 Waukegan Road
Glenview, Illinois 60025
Telephone:
(847) 729-1900

Attention:
Paul A. Jones (paulj@gsb.com)

Cummins-American Corp.
800 Waukegan Road
Glenview, Illinois 60025
Telephone:
(847) 729-1900

Attention:
William Jones (jonesw12356@gmail.com)

Cummins-American Corp.
800 Waukegan Road
Glenview, Illinois 60025
Telephone:
(847) 729-1900

Attention:
John Diedrich (jdiedri@aol.com)

with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900 Chicago, Illinois 60606
Telephone:
(312) 984-3100

Facsimile:
(312) 984-3150

Attention:
William Fay (bill.fay@bfkn.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the confidentiality agreements referred to in Section 5.1(d) and Section 6.1(c), constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   The following terms, when used herein, shall have the following meanings:
(a)   “Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of First Busey Corporation, as amended.
(b)   “Acquiror Bank” means Busey Bank, an Illinois state chartered bank headquartered in Champaign, Illinois, and a wholly-owned subsidiary of Acquiror.
(c)   “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(d)   “Acquiror Board” means the board of directors of Acquiror.
(e)   “Acquiror Bylaws” means the First Busey Corporation Amended and Restated ByLaws, as amended.

(f)   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(g)   “Acquiror Common Stock” means the common stock, $0.001 par value per share, of Acquiror.
(h)   “Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.
(i)   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(j)   “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits) publicly filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2018.
(k)   “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(l)   “Acquiror Stock Plans” means collectively the following:
(i)   First Busey Corporation Employee Stock Ownership Plan, as subsequently amended
(ii)   First Busey Corporation Profit Sharing Plan and Trust, as subsequently amended
(iii)   First Busey Corporation 2004 Stock Option Plan, as subsequently amended
(iv)   First Busey Corporation 2010 Equity Incentive Plan, as subsequently amended
(v)   First Busey Corporation Employee Stock Purchase Plan, as subsequently amended
(vi)   Pulaski Financial Corp. 2002 Stock Option Plan, as subsequently amended
(vii)   Pulaski Financial Corp. 2006 Long-Term Incentive Plan, as subsequently amended
(viii)   First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan, as subsequently amended
(ix)   First Community Financial Partners, Inc. 2016 Equity Incentive Plan
(m)   “Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(n)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(o)   “Aggregate Company Appreciation Bonus” means $7,215,000.00, less (i) the aggregate amount of Forfeited Retention Payments, if any, and (ii) any portion of an individual bonus award listed in Item 3 of Section 5.2(b) of the Company Disclosure Schedules that has been paid to a Retention Payment Recipient in accordance with a Retention Agreement prior to Closing.
(p)   “Bank” means Glenview State Bank, an Illinois state chartered bank headquartered in Glenview, Illinois, and a wholly owned subsidiary of the Company.
(q)   “Bank Equity Appreciation Plan” means the Glenview State Bank Equity Appreciation Plan, adopted as of July 20, 1999, and as amended on June 17, 2003, January 1, 2007, December 16, 2008, December 17, 2019 and July 21, 2020, and including the awards made thereunder.

(r)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank pursuant to the terms of the Bank Merger Agreement attached hereto as Exhibit D.
(s)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Champaign, Illinois, or Glenview, Illinois are authorized or required by law or other government action to close.
(t)   “Closing Acquiror Common Stock Price” means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days immediately preceding the Closing Date.
(u)   “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.
(v)   “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.
(w)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(x)   “Company Board” means the board of directors of the Company.
(y)   “Company Bylaws” means the Bylaws of the Company, as amended and restated.
(z)   “Company Class A Voting Common Stock” means the Class A voting common stock, $1.00 par value per share, of the Company.
(aa)   “Company Class B Non-Voting Common Stock” means the Class B non-voting common stock, $1.00 par value per share, of the Company.
(bb)   “Company Common Stock” means the Company Class A Voting Common Stock and Company Class B Non-Voting Common Stock.
(cc)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(dd)   “Company Retirement Plans” means the Company Benefit Plans described in Item 1 (but excluding Item 1(d)) of Section 3.12(a) of the Company Disclosure Schedules.
(ee)   “Company Stockholder” means any stockholder of record owning shares of Company Common Stock as set forth in the Company’s stock record books.
(ff)   “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the IBCL and Company Articles of Incorporation.
(gg)   “Company Stockholders’ Representative” means Paul A. Jones.
(hh)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Parent Merger; (iii) the Bank Merger, (iv) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement;

and (v) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.
(ii)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(jj)   “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(kk)   “Covid-19 Pandemic” means any outbreaks, epidemics or pandemics relating to the SARS-CoV-2 or Covid-19, virus, or any evolutions or mutations thereof, and the governmental and other responses thereto.
(ll)   “Covid-19 Pandemic Measures” mean any quarantine, “shelter-in-place,” “stay-at-home,” worforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Regulatory Authority, including the U.S. Centers for Disease Control and Prevention, in each case, in connection with or in response to the Covid-19 Pandemic.
(mm)   “CRA” means the Community Reinvestment Act, as amended.
(nn)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(oo)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(pp)   “DFPR” means the Illinois Department of Financial and Professional Regulation.
(qq)   “DOL” means the U.S. Department of Labor.
(rr)   “Election” means the election to have the provisions of Section 338(h)(10) of the Code and Treasury Regulations section 1.338(h)(10)-1, and corresponding or similar provisions of state and local law, apply to the Merger pursuant to this Agreement.
(ss)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(tt)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(uu)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(vv)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ww)   “FDIC” means the Federal Deposit Insurance Corporation.
(xx)   “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.

(yy)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(zz)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(aaa)   “IBCL” means the Indiana Business Corporation Law, as amended.
(bbb)   “ICFR” means internal control over financial reporting.
(ccc)   “IRS” means the U.S. Internal Revenue Service.
(ddd)   “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(eee)   “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.
(fff)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(ggg)   “Liabilities” means any and all debts, liabilities, guarantees, endorsements, expenses, Taxes, duties, responsibilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, known or unknown, asserted or unasserted, direct or indirect, due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person, including without limitation any liability for any payroll Tax, the payment of which has been delayed pursuant to Section 2302 of the CARES Act.
(hhh)   “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence that, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in the case of clause (i), there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets, and the impacts from the Covid-19 Pandemic and the related declaration of a national emergency by the President of the United States on March 13, 2020, the declaration of a public health emergency made by the United States Department of Health and Human Services on January 31, 2020, and such other similar government declarations or actions that have been made as a result of the Covid-19 Pandemic; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(iii)   “Merger Sub Common Stock” means the common stock, $1.00 par value per share, of Merger Sub.
(jjj)   “Minimum Company Tangible Common Equity” means $169,635,000.00, provided that such amount shall be increased by (i) the aggregate amount of Forfeited Retention Payments, if any, (ii) the amount of any receivable or similar account that may be created by the Company relating to the Aggregate Company Appreciation Bonus or the Company Officer/Director Bonuses, and (iii) the amount, if any, by which the aggregate Company Officer/Director Bonuses that have been paid at or prior to Closing is less than the aggregate amount set forth in Item 4 of Section 5.2(b) of the Company Disclosure Schedules.
(kkk)   “Nasdaq Rules” means the listing rules of the Nasdaq Global Select Market.
(lll)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(mmm)   “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person; provided that Ordinary Course of Business shall take into account, the commercially reasonable actions taken by a Person prior to the date of this Agreement in response to the Covid-19 Pandemic and the Covid-19 Pandemic Measures.
(nnn)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(ooo)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(ppp)   “Parent Merger” means the merger of the Company with and into, and under the articles of incorporation, of Acquiror pursuant to the terms of the Parent Merger Agreement attached hereto as Exhibit C.
(qqq)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(rrr)   “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(sss)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(ttt)   “Proxy Statement” means a proxy statement/prospectus prepared by the Company and Acquiror for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(uuu)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(vvv)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries, or the Company Stockholders; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(www)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(xxx)   “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.
(yyy)   “SEC” means the Securities and Exchange Commission.
(zzz)   “Securities Act” means the Securities Act of 1933, as amended.
(aaaa)   “Subsidiary” with respect to any Person means an Affiliate Controlled by such Person directly or indirectly through one or more intermediaries.
(bbbb)   “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being treated as references to “50%” for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisor, Piper Sandler & Co., (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(cccc)   “Tax” or “Taxes” means any tax of any kind, including, but not limited to, any federal, state, local, or non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(dddd)   “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
(eeee)   “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(ffff)   “U.S.” means the United States of America.
Section 12.2   Additional Definitions.   Each of the following terms has the meaning specified in the Section of the Agreement set forth opposite such term:
TERM	SECTION
338(h)(10) Allocation	Section 7.5(b)
Acquiror	Preamble
Acquiror Capitalization Date	Section 4.5(a)

TERM	SECTION
Acquiror Evaluation Date	Section 4.7(d)
Acquiror Financial Statements	Section 4.7(b)
Acquiror Loans	Section 4.10
Acquiror Preferred Stock	Section 4.5(a)
Agreement	Preamble
Allocation Methodology	Section 7.5(b)
Articles of Merger	Section 1.2(b)
Book Entry	Section 2.5(c)
Borrowing Affiliate	Section 5.2(b)(vi)
Burdensome Condition	Section 7.1
CARES Act	Section 3.10(c)
CIC Payment	Section 7.6(d)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Company	Preamble
Company Adverse Recommendation	Section 5.4
Company Capitalization Date	Section 3.5(a)
Company Employees	Section 5.2(b)(viii)
Company Estimated Closing Balance Sheet	Section 5.9(a)
Company Financial Statements	Section 3.7(a)
Company Investment Securities	Section 3.25(a)
Company Loans	Section 310(a)
Company Material Contract	Section 3.16
Company Officer/Director Bonuses	Section 2.1(e)(i)(D)
Company Permitted Exceptions	Section 3.9(b)
Company Stockholders’ Meeting	Section 5.4
Company Tangible Common Equity	Section 2.1(e)
Conversion Fund	Section 2.5(b)
Covered Employees	Section 7.6(a)
Dissenters’ Shares	Section 2.6
Effective Time	Section 1.2(b)
Environmental Condition	Section 7.7(a)
Environmental Property	Section 7.7(a)
Exchange Agent	Section 2.5(a)
Final 338(h)(10) Election	Section 7.5(b)
Final Closing Balance Sheet	Section 5.9(b)
Forfeited Retention Payment	Section 2.1(f)
Indemnified Party	Section 6.5(a)
Letter of Transmittal	Section 2.5(c)
Merger	Recitals
Merger Sub	Preamble
Net Remediation Costs	Section 7.7(c)
New Plans	Section 7.6(b)

TERM	SECTION
Objections Statement	Section 7.5(b)
Old Plans	Section 7.6(c)
Owned Environmental Property	Section 7.7(c)
Per Share Cash Consideration	Section 2.1(a)(i)
Per Share Merger Consideration	Section 2.1(a)(ii)
Per Share Stock Consideration	Section 2.1(a)(ii)
Phase I Report	Section 7.7(a)
Phase II Survey	Section 7.7(b)
Phase II Survey Report	Section 7.7(b)
Previously Disclosed	Section 12.3(b)
Q Sub	Section 3.11(q)
Retention Agreement	Section 2.1(f)
Retention Payment Recipient	Section 2.1(f)
S Corp	Section 3.11(a)
Section 409A	Section 3.12(n)
Special Dividend	Section 2.1(c)
Special Dividend Amount	Section 2.1(c)
Surviving Entity	Recitals
Termination Date	Section 10.1(e)
Termination Fee	Section 10.3(b)
Total Cash Consideration	Section 2.1(a)(i)
Total Payments	Section 7.6(e)
Unpaid Aggregate Company Appreciation Bonus	Section 2.1(f)
Section 12.3   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) “or” is not exclusive; (viii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (ix) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules, or, with respect to any of the representations and warranties set forth in Article IV, other than those set forth in Sections 4.3, 4.4, 4.17, 4.18 and 4.19, as disclosed in any Acquiror SEC Report filed or furnished to the SEC prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward looking statements” disclosures or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR:	COMPANY:
FIRST BUSEY CORPORATION	CUMMINS-AMERICAN CORP.
By: /s/ Van A. Dukeman Name: Van A. Dukeman Title: Chairman, President and Chief Executive Officer	By: /s/ Paul A. Jones Name: Paul A. Jones Title: Chief Executive Officer
MERGER SUB:
ENERGIZER ACQUISITION CORP.
By: /s/ Van A. Dukeman Name: Van A. Dukeman Title: Chairman, President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A — FORM OF VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of January [•], 2021, among FIRST BUSEY CORPORATION, a Nevada corporation (“Acquiror”), CUMMINS-AMERICAN CORP., an Indiana corporation (the “Company”), and those stockholders of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).
RECITALS
A.   As of the date hereof, each Principal Stockholder is the owner or controls the vote of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Stock”), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto.
B.   Acquiror is contemplating the acquisition of the Company by means of a merger of Energizer Acquisition Corp., a wholly-owned subsidiary of Acquiror (“Merger Sub”) with and into the Company (the “Merger”), and the subsequent merger of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of January [•], 2021 (the “Merger Agreement”), among Acquiror, Merger Sub and the Company, the form of which has been made available to each of the Principal Stockholders.
C.   Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.
D.   Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.
AGREEMENTS
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.   Definitions; Construction.   All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.3 of the Merger Agreement.
Section 2.   Representations and Warranties.   Each Principal Stockholder represents and warrants that as of the date hereof, such Principal Stockholder:
(a)   owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto;
(b)   has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Stock; and
(c)   has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.   Voting Agreement.   Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, and in any action by written consent of the Company’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Stock now or at any

Exhibit A-1

time hereafter owned or controlled by such Principal Stockholder at the time of such meeting of the Company’s stockholders:
(a)   in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;
(b)   against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and
(c)   against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.
Section 4.   Additional Covenants.   Except as required by law, each Principal Stockholder agrees that such Principal Stockholder will:
(a)   not, and will not permit any of such Principal Stockholder’s Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iv) as Acquiror may otherwise agree in writing;
(b)   not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the Contemplated Transactions;
(c)   use such Principal Stockholder’s best efforts to cause any necessary meeting of the Company’s stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the Contemplated Transactions;
(d)   cause any of such Principal Stockholder’s Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and
(e)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with such Principal Stockholder’s obligations under this Agreement.
Section 5.   No Economic Benefit.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Stock subject to this Agreement.
Section 6.   Termination.   Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the favorable vote of Company Stockholders with respect to approval of the Merger Agreement; (c) the date, if any, on which the Company publicly discloses, or notifies Acquiror in writing, that the board of directors of the Company has withdrawn, qualified or adversely modified its recommendation to the stockholders of the Company that the Company’s stockholders vote in favor of the approval of the Merger Agreement, in each case because the board of directors of the Company has determined in good faith,

Exhibit A-2

after consultation with outside counsel, that to, or to continue to, recommend the approval of the Merger Agreement to the Company’s stockholders would result in a violation of its fiduciary duties under applicable law; or (d) December 31, 2021.
Section 7.   Amendment and Modification.   This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Stockholders.
Section 8.   Entire Agreement.   This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its stockholders or Acquiror concerning the acquisition, disposition or control of any Company Stock.
Section 9.   Absence of Control.   Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
Section 10.   Informed Action.   Each Principal Stockholder acknowledges that such Principal Stockholder has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that such Principal Stockholder has received a copy of the form of Merger Agreement and is familiar with its terms.
Section 11.   Severability.   The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.   Counterparts; Facsimile/PDF Signatures.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile, portable data file (pdf), or other electronic signature, including DocuSign, and any such signature shall be of the same force and effect as an original signature.
Section 13.   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.
Section 14.   Successors; Assignment.   This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.
Section 15.   Directors’ Duties.   The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in such Principal Stockholder’s capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder or any of such Principal Stockholder’s representatives, in his or her capacity as a director and/or officer of the Company and/or the Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in such Principal Stockholder’s capacity, or on behalf of any of such Principal Stockholder’s representatives in his or her capacity, as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section 15 (but without limiting Section 6) shall in any way limit, modify or abrogate any of the obligations

Exhibit A-3

of the Principal Stockholders hereunder to vote the shares owned by such Principal Stockholders in accordance with the terms of this Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]
[SIGNATURE PAGE FOLLOWS]

Exhibit A-4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers or authorized representatives, on the day and year first written above.
ACQUIROR:	COMPANY:
FIRST BUSEY CORPORATION	CUMMINS-AMERICAN CORP.
By: Name: Van A. Dukeman Title: Chairman, President and Chief Executive Officer	By: Name: Paul A. Jones Title: Chief Executive Officer
[Signature Page to Voting and Support Agreement]

PRINCIPAL STOCKHOLDERS	SHARES OWNED

[Signature Page to Voting and Support Agreement]

EXHIBIT B — FORM OF LOCK-UP AND STANDSTILL AGREEMENT
THIS LOCK-UP AND STANDSTILL AGREEMENT(this “Agreement”) is entered into as of [•], 2021, between FIRST BUSEY CORPORATION, a Nevada corporation (“Acquiror”) and those stockholders of the Company whose names appear on the signature page of this Agreement and who beneficially own or control shares of common stock of ENERGIZER, an Indiana corporation (the “Company”) (such stockholders are collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).
RECITALS
A.   As of the date hereof, each Principal Stockholder is the beneficial owner of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Common Stock”), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto.
B.   Acquiror is contemplating the acquisition of the Company by means of a merger of Energizer Acquisition Corp., a wholly-owned subsidiary of Acquiror (“Merger Sub”) with and into the Company (the “Merger”), and the subsequent merger of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of [•], 2021 (the “Merger Agreement”), among Acquiror, Merger Sub and the Company, the form of which has been made available to each of the Principal Stockholders.
C.   As part of the consideration to be received in the Merger, each Principal Stockholder will receive shares of Acquiror common stock, $0.001 par value per share “Acquiror Common Stock”), in exchange for their shares of Company Common Stock;
D.   Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.
E.   Each Principal Stockholder believes it is in its, his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.
AGREEMENTS
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.   Definitions; Construction.   All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.3 of the Merger Agreement.
Section 2.   Representations and Warranties.   Each Principal Stockholder represents and warrants that as of the date hereof:
(a)   such Principal Stockholder owns beneficially and of record the number of shares of Company Common Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto;
(b)   neither the execution nor delivery of this Agreement by the Principal Stockholder nor the Principal Stockholder’s compliance with the terms of this Agreement will (a) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Principal Stockholder, or any of Principal Stockholder’s assets, including without limitation any shares of Acquiror Common Stock, may be subject, or (b) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by

Exhibit B-1

the Principal Stockholder, including without limitation, any shares of Acquiror Common Stock, under any contract to which the Principal Stockholder is a party;
(c)   such Principal Stockholder is not required to obtain any consents or approvals under any contracts to which the Principal Stockholder is a party, or obtain any consents or approvals of, or make any filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality in connection with the execution and delivery of this Agreement or the Principal Stockholder’s compliance with the terms of this Agreement; and
(d)   such Principal Stockholder has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.   Lock-Up Agreement.   Each Principal Stockholder hereby agrees that such Principal Stockholder, for itself and its Affiliates, (i) will not, at any time, directly or indirectly, without the prior written consent of Acquiror, Transfer any shares of Acquiror Common Stock such Principal Stockholder received in the Merger during the one hundred twenty (120) day period commencing on the Closing Date (the “Initial Lock-Up Period”), and (ii) will not, at any time, directly or indirectly, without the prior written consent of Acquiror, Transfer more than fifty percent (50%) of the shares of Acquiror Common Stock such Principal Stockholder received in the Merger during the period commencing on the calendar day immediately following the end of the Initial Lock-Up Period and continuing until the one hundred eightieth (180th) day following the Closing Date (the “Extended Lock-Up Period;” together with the Initial Lock-Up Period, the “Lock-Up Period”). During the Lock-Up Period, a Principal Stockholder may request in writing that Acquiror consider engaging in a block trade transaction pursuant to which Acquiror would purchase shares of Acquiror Common Stock from the Principal Stockholder upon mutually agreed-to terms (“Block Trade Request”). Acquiror shall consider and promptly respond to any such Block Trade Request; provided that Acquiror shall have no obligation to engage in a block trade transaction with any Principal Stockholder, and each Principal Stockholder acknowledges that such Principal Stockholder may not engage in a block trade transaction during the Lock-Up Period with any party other than Acquiror. The restrictions set forth in this Section 3 shall not apply to Transfers of Acquiror Common Stock to any Affiliate of the Principal Stockholder; provided, that the Principal Stockholder and the proposed Affiliate transferee provide notice of such Transfer and the Affiliate transferee executes an agreement that is substantially similar to this Agreement. Further, each Principal Stockholder agrees and consents to the entry of stop transfer instructions with Acquiror and its transfer agent and registrar against the transfer in violation of this Agreement of shares of Acquiror Common Stock acquired by such Principal Stockholder in the Merger. In furtherance of the foregoing, Acquiror is hereby authorized to decline to make or authorize any transfer of securities if such transfer would constitute a violation or breach of this Agreement. For purposes of this Agreement, “Transfer” means to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Acquiror Common Stock.
Section 4.   Standstill Covenant.   Each Principal Stockholder hereby agrees that during the Standstill Period, without the prior written consent of Acquiror, such Principal Stockholder will not, and will not permit its Affiliates to: (a) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity securities of Acquiror; (b) form, join or in any way participate in, or enter into any agreement arrangement or understanding with, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked or voting securities of Acquiror; (c) commence any tender or exchange offer for any equity securities of Acquiror or rights as to any securities of Acquiror (other than pursuant to any stock split or stock dividend or similar corporate action affecting all stockholders of Acquiror on a pro rata basis); (d) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of Acquiror or its Subsidiaries or any acquisition transaction for all or part of the assets of Acquiror or its Subsidiaries or any of their respective business or any recapitalization, restructuring, change in control or similar extraordinary transaction involving Acquiror or its Subsidiaries; (e) call or seek to call a meeting of

Exhibit B-2

the stockholders of Acquiror or initiate any stockholder proposal for action by stockholders of Acquiror; (f) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (g) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (h) request that Acquiror amend, waive or otherwise consent to any action inconsistent with any provision of this Section 4; (i) nominate, seek to nominate or propose any person for election to the Board of Directors of Acquiror; (j) seek to amend the Amended and Restated Articles of Incorporation of Acquiror or the Amended and Restated ByLaws of Acquiror; (k) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (l) expressly take an initiative with respect to Acquiror which could require Acquiror to make a public announcement regarding (i) such initiative or (ii) any of the foregoing activities. For purposes of this Agreement, the “Standstill Period” means the period commencing on the Closing Date and terminating on the twenty-four (24) month anniversary of the Closing Date.
Section 5.   Termination.   Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; or (b) the date by which all covenants set forth in Sections 3 and 4 expire by their terms.
Section 6.   Amendment and Modification.   This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Stockholders.
Section 7.   Entire Agreement.   This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto.
Section 8.   Informed Action.   Each Principal Stockholder acknowledges that such Principal Stockholder has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that such Principal Stockholder has received a copy of the form of Merger Agreement and is familiar with its terms.
Section 9.   Severability.   The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 10.   Counterparts; Facsimile/PDF Signatures.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile, portable data file (pdf), or other electronic signature, including DocuSign, and any such signature shall be of the same force and effect as an original signature.
Section 11.   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Champaign County, Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the terms herein, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the

Exhibit B-3

manner provided under Section 14 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.
Section 12.   Successors; Assignment.   This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.
Section 13.   Specific Performance.   Each Principal Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Principal Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, each Principal Stockholder agrees that Acquiror will be entitled to seek an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror is entitled at law or in equity, and that such Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.
Section 14.   Notice.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone:
(217) 365-4500

Facsimile:
(217) 351-6551

Attention:
Van A. Dukeman (van.dukeman@busey.com)

First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone:
(217) 365-4639

Facsimile:
(217) 351-6551

Attention:
Jeffrey D. Jones (jeff.jones@busey.com)

If to a Principal Stockholder, to:
the address set forth below the Principal Stockholder’s name on the signature page to this Agreement.

or to such other Person or place as the Principal Stockholder shall furnish to Acquiror or Acquiror shall furnish to the Principal Stockholders in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 14, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.
Section 15.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

Exhibit B-4

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]
[SIGNATURE PAGE FOLLOWS]

Exhibit B-5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.
ACQUIROR:
FIRST BUSEY CORPORATION
By:

Name:
Van A. Dukeman

Title:
Chairman, President and Chief Executive Officer

[Signature Page to Lock-Up Agreement]

PRINCIPAL STOCKHOLDERS	SHARES OWNED

Name:
Address:

Name:
Address:

Name:
Address:

EXHIBIT C — FORM OF PARENT MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER OF
CUMMINS-AMERICAN CORP.
WITH AND INTO
FIRST BUSEY CORPORATION
This Agreement and Plan of Merger (this “Agreement”) dated as of January [•], 2021, adopted and made by and between FIRST BUSEY CORPORATION, a Nevada corporation (“Acquiror”), and CUMMINS-AMERICAN CORP., an Indiana corporation (“Company”).
W I T N E S E T H:
WHEREAS, Energizer Acquisition Corp. is an Indiana corporation (“Merger Sub”), all of the issued and outstanding shares of which are owned as of the date hereof directly by Acquiror;
WHEREAS, Acquiror, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of January [•], 2021 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving company as a wholly owned subsidiary of Acquiror (the “Merger”);
WHEREAS, the Merger Agreement contemplates that, immediately after the Merger, the Company will merge with and into Acquiror, with Acquiror being the surviving corporation (the “Parent Merger”); and
WHEREAS, prior to the Merger, the respective Boards of Directors of the Company and Acquiror have determined that the transactions contemplated by the Merger Agreement, including the Parent Merger, are advisable and in the best interests of Company and Acquiror, respectively, and the Boards of Directors of the Company and Acquiror have authorized and approved the execution and delivery of this Agreement by their respective officers.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE 1
MERGER
Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following the Merger, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effect provided in, the Nevada Revised Statutes governing business corporations, limited liability companies and mergers of business entities (NRS Sections 78.010 et seq., 86.011 et seq., and 92A.005 et seq., respectively) (the “NRS”) and the Indiana Business Corporation Law of the State of Indiana (the “IBCL”). On the Effective Date, the separate existence of the Company shall cease, and Acquiror, as the surviving corporation (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Parent Merger, and shall be liable for all the liabilities of the Company existing as of the Effective Date. Notwithstanding anything herein to the contrary, the Parent Merger shall not occur until the Merger occurs.
ARTICLE 2
CERTIFICATE OF INCORPORATION AND BY-LAWS
The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of Acquiror in effect immediately prior to the Effective Date shall be the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.
ARTICLE 3
BOARD OF DIRECTORS AND OFFICERS
On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Acquiror immediately prior to the Effective Date, and the officers of the Surviving Corporation shall consist of those persons serving as officers of Acquiror immediately prior to the Effective Date.

Exhibit C-1

ARTICLE 4
CAPITAL
The shares of capital stock of Acquiror issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding and unaffected by the Parent Merger.
The shares of capital stock of the Company held by Acquiror immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Parent Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
ARTICLE 5
EFFECTIVE DATE OF THE PARENT MERGER
The Parent Merger shall be effective at the time and date set forth in the certificate of merger and articles of merger filed in connection with the Parent Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Indiana in accordance with the provisions of, and with the effect provided in, the NRS and the IBCL, respectively, such date and time to immediately follow the Merger (such date and time being herein referred to as the “Effective Date”).
ARTICLE 6
FURTHER ASSURANCES
If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company, as of immediately following the Merger and prior to the Parent Merger, and thereafter the officers of the Surviving Corporation acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof. Acquiror, in its capacity as the sole shareholder of the Company as of immediately following the Merger and immediately prior to the Parent Merger, shall adopt and approve this Agreement and the transactions contemplated hereby, including the Parent Merger.
ARTICLE 7
TERMINATION
Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated.
ARTICLE 8
AMENDMENTS
Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.
ARTICLE 9
GOVERNING LAW
This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within that State.
ARTICLE 10
COUNTERPARTS
This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
* * *

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.
FIRST BUSEY CORPORATION			CUMMINS-AMERICAN CORP.
By:			By:
	Name:	Van A. Dukeman		Name:	Paul A. Jones
	Title:	Chairman, President and Chief Executive Officer		Title:	Chief Executive Officer
[Signature Page to Parent Merger Agreement]

EXHIBIT D — FORM OF STATUTORY BANK MERGER AGREEMENT
THIS BANK MERGER AGREEMENT (this “Agreement”) is made as of January [•], 2021, between BUSEY BANK, an Illinois chartered non-member bank headquartered in Champaign, Illinois (“Busey,” or where appropriate, the “Continuing Bank”), and GLENVIEW STATE BANK, an Illinois chartered non-member bank headquartered in Glenview, Illinois (“Glenview State Bank”).
RECITALS
A.   As of [•], 2020, Busey had capital stock outstanding of $[•], divided into [•] shares of issued and outstanding common stock, $10.00 par value per share, surplus of approximately $[•] billion, retained earnings of approximately $[•] million and accumulated other comprehensive income (loss) of approximately $[•].
B.   As of [•], 2020, Glenview State Bank had capital stock outstanding of $[•], divided into [•] shares of issued and outstanding common stock, $10.00 par value per share, surplus of approximately $[•] million, retained earnings of approximately $[•] million and accumulated other comprehensive income (loss) of approximately $[•].
C.   First Busey Corporation, a Nevada corporation with its main office in Champaign, Illinois (“Acquiror”), is the sole stockholder of Busey, and at the time of the merger of Glenview State Bank with and into, and under the charter of, Busey (the “Bank Merger”), will be the sole shareholder of Glenview State Bank.
D.   Pursuant to that certain Agreement and Plan of Merger, dated as of January [•], 2021 (the “Holding Company Agreement”), by and among Acquiror, Energizer Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Cummins-American Corp., an Indiana corporation with its main office in Glenview, Illinois, and the sole stockholder of Glenview State Bank (the “Company”), Merger Sub will be merged with and into the Company and as a result of such merger, the Company will become a wholly-owned subsidiary of Acquiror (the “Holding Company Merger”).
E.   Following the effectiveness of the Holding Company Merger, Glenview State Bank is to be merged with and into Busey, with Busey as the surviving bank and a wholly owned subsidiary of Acquiror.
F.   Upon the consummation of the Bank Merger, the Continuing Bank will have capital stock outstanding of $[ · ], divided into [ · ] shares of issued and outstanding common stock, $10.00 par value per share, and the assets, liabilities, surplus and retained earnings set forth on the pro forma financial statement attached as SCHEDULE A.
G.   Each of the boards of directors and the sole stockholders of Busey and Glenview State Bank, respectively, have approved this Agreement and authorized its execution.
AGREEMENTS
IN CONSIDERATION OF THE FOREGOING PREMISES, and the mutual covenants herein contained and for the purpose of prescribing the terms and conditions of the Bank Merger, the manner of carrying the same into effect, the treatment of Glenview State Bank’s common stock and such other details and provisions as are deemed necessary or desirable, the parties hereby agree as follows:
ARTICLE 1
GENERAL
Section 1.1 The Bank Merger.   Pursuant to the terms and conditions of this Agreement and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)), and Section 5/22 of Chapter 205 of the Illinois Compiled Statutes, Glenview State Bank shall be merged into, and under the charter of, Busey, and Busey shall be the Continuing Bank.
Section 1.2 Effective Time.   The Bank Merger shall become effective at such time upon satisfaction of all requirements of law and the terms and conditions specified in this Agreement, including, among other

Exhibit D-1

conditions, receipt of the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “DFPR”) and, if appropriate, approvals of other bank regulatory agencies. The time of such effectiveness is referred to in this Agreement as the “Effective Time.”
Section 1.3 Name, Offices, Charter and Bylaws of the Continuing Bank.
(a)   The name of the Continuing Bank shall be “Busey Bank” as a result of the Bank Merger;
(b)   The principal office and place of business of Busey at 100 West University Avenue, Champaign, Illinois 61820, shall be the established and authorized principal office and place of business of the Continuing Bank. The branch offices of Busey shall be operated as branches of the Continuing Bank, and the main and branch offices of Glenview State Bank shall be established and authorized as branch offices of the Continuing Bank, except as determined by the board of directors of Busey; and
(c)   The charter and bylaws, respectively, of Busey as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Continuing Bank from and after the Effective Time, until amended in accordance with applicable law.
Section 1.4 Board of Directors.   The Board of Directors of the Continuing Bank shall consist of those persons as set forth in EXHIBIT A attached hereto. Each director shall hold office from and after the time of his or her qualification as a director of the Continuing Bank and until his or her successor is elected and has qualified.
Section 1.5 Senior Executive Officers.   The senior executive officers of the Continuing Bank shall consist of those persons as set forth in EXHIBIT B attached hereto, each to hold office in accordance with the bylaws of the Continuing Bank as in effect at and after the Effective Time.
ARTICLE 2
TREATMENT OF COMMON STOCK
AND CAPITALIZATION OF THE CONTINUING BANK
Section 2.1 Treatment of Common Stock.   The treatment of the shares of common stock of each of Busey and Glenview State Bank shall be as follows:
(a)   Each of the [•] shares of Glenview State Bank common stock, par value $10.00 per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled as of the Effective Time.
(b)   Each of the [•] shares of Busey common stock, par value $10.00 per share, outstanding immediately prior to the Effective Time shall remain outstanding and shall not be changed or affected in any way by the Bank Merger. After the Effective Time, each certificate representing such shares shall remain outstanding and shall represent the same number of shares of common stock of the Continuing Bank as it represented of Busey immediately prior to the Effective Time.
Section 2.2 Capitalization of the Continuing Bank.   At the Effective Time, Continuing Bank will have capital stock of $[•], divided into [•] shares of common stock, par value of $10.00 per share. As of [•], 2020, the capital accounts of the Continuing Bank would have been as set forth on the pro forma financial statement attached as SCHEDULE A.
ARTICLE 3
EFFECT OF THE BANK MERGER UPON GLENVIEW STATE BANK AND BUSEY
Section 3.1 General.   Except as specifically set forth herein, at the Effective Time, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Busey shall continue unaffected and unimpaired by the Bank Merger and the corporate franchise, existence and rights of Glenview State Bank shall be merged with and into the Continuing Bank. The separate existence and corporate organization of Glenview State Bank and Busey, except insofar as either may be continued by statute, shall cease at the Effective Time. The Continuing Bank shall at and after the Effective Time possess all of the rights,

Exhibit D-2

privileges, immunities, powers and franchises, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, conservator, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as was held or enjoyed by Glenview State Bank and Busey at the Effective Time.
Section 3.2 Properties of the Continuing Bank.   At the Effective Time, all property, real, personal and mixed, and all debts due on whatever account and all other choses in action and all and every other interest, of or belonging to, or due to, Glenview State Bank and Busey, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, and the title to all real estate, or any interest therein, under the laws of Illinois or of any other state or of the United States, vested in Glenview State Bank and Busey shall vest in the Continuing Bank and shall not revert or be in any way impaired by reason of the Bank Merger. Glenview State Bank and Busey shall execute all such instruments of transfer, if any, as shall be necessary under the laws of the State of Illinois or of any other state or of the United States to vest all the right, title and interest of Glenview State Bank and Busey in and to its assets in the Continuing Bank.
Section 3.3 Liabilities of the Continuing Bank.   The Continuing Bank at and after the Effective Time shall be responsible and liable for and assume all of the liabilities, deposits, contracts and obligations of Glenview State Bank and Busey in the same manner and to the same extent as if the Continuing Bank had itself incurred the same or contracted therefor, and any claim existing or action or proceeding pending by or against Glenview State Bank and Busey may be prosecuted to judgment as if the Bank Merger had not taken place, or the Continuing Bank may be substituted in place of Glenview State Bank and Busey. Neither the rights of creditors nor any liens upon the property of Glenview State Bank and Busey shall be impaired by reason of the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.
ARTICLE 4
CONDITIONS
Section 4.1 Conditions to Consummation.   This Agreement is subject to, and consummation of the Bank Merger herein provided for, is conditioned upon the fulfillment prior to the Effective Time of each of the following conditions:
(a)   approval of this Agreement by the affirmative vote of all the holders of the outstanding shares of common stock of Busey and Glenview State Bank;
(b)   consummation of the transactions contemplated by the Holding Company Agreement, including without limitation, the Holding Company Merger; and
(c)   procurement of all other actions, consents, approvals or rulings, governmental or otherwise, and satisfaction of all other requirements of law (including, without limitation, the approval of the FDIC and the DFPR) which are, or in the opinion of counsel for Busey or Glenview State Bank may be, necessary to permit or enable the Continuing Bank, upon and after the Bank Merger, to conduct all or any part of the business and activities of Busey or Glenview State Bank in the manner in which such business and activities were conducted by each of them prior to the Bank Merger.
ARTICLE 5
TERMINATION
Notwithstanding anything herein to the contrary, this Agreement may be terminated by agreement of the parties and shall automatically terminate, without any action by either party hereto, immediately upon the termination of the Holding Company Agreement.
ARTICLE 6
MISCELLANEOUS
Section 6.1 Expenses.   Whether or not the Bank Merger is approved, the parties to this Agreement shall pay expenses incurred by each of them, respectively, in connection with the transactions contemplated

Exhibit D-3

herein, and each of the parties shall pay their proportionate share of all examination expenses as may be incurred by the DFPR in connection with the Bank Merger.
Section 6.2 Counterparts; Captions.   This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.
Section 6.3 Amendment.   At any time before or after approval and adoption hereof by the respective shareholders of Busey and Glenview State Bank, this Agreement may be amended by agreement between Busey and Glenview State Bank.
Section 6.4 Governing Law.   This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, except as otherwise required.
Section 6.5 Dividends.   Except as may otherwise be provided in the Holding Company Agreement, the parties shall continue to pay dividends in accordance with their current practices during the period between the date this Agreement is executed and the date of the consummation of the Bank Merger contemplated herein.
[SIGNATURE PAGE FOLLOWS]

Exhibit D-4

IN WITNESS WHEREOF, Busey Bank and Glenview State Bank have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.
BUSEY BANK		GLENVIEW STATE BANK
By:	Robin N. Elliott President and Chief Executive Officer	By:	Paul A. Jones Title: Chief Executive Officer
[Signature Page to Bank Merger Agreement]

SCHEDULE A
PRO FORMA FINANCIAL STATEMENT
BUSEY BANK
(dollars in thousands)
[·], 2020
Total assets	$	[•]
Total liabilities	$	[•]
Equity capital
Common stock	$	[•]
Surplus		[•]
Retained earnings		[•]
Other comprehensive income		[•]
Total equity capital	$	[•]

Schedule A-1

EXHIBIT A
BOARD OF DIRECTORS OF CONTINUING BANK
[•]

Exhibit A to Schedule A-1

EXHIBIT B
SENIOR EXECUTIVE OFFICERS OF CONTINUING BANK
NAME	TITLE
[•]	[•]

Exhibit B to Schedule A-1

[Sales personnel version]
EXHIBIT E — FORM OF RETENTION AGREEMENT
RETENTION AGREEMENT
This RETENTION AGREEMENT (this “Agreement”) is entered into by and among GLENVIEW STATE BANK (“GSB”), BUSEY BANK (“Busey Bank” and together with GSB, “Employer”), and [Employee Name] (“Employee”). This Agreement will not become effective unless and until the Transaction Closing Date (as defined below) occurs.
RECITALS
A.   Busey Bank is a wholly-owned subsidiary of First Busey Corporation (“First Busey”); and
B.   GSB is a wholly-owned subsidiary of Cummins-American Corp. (the “Company”); and
C.   First Busey and the Company are currently negotiating, and intend to enter into a definitive written merger agreement among First Busey, Energizer Acquisition Corp., a wholly owned subsidiary of First Busey (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which, among other things: (i) Merger Sub would merge with and into the Company (the date and time at which such merger occurs, the “Transaction Closing Date”), and (ii) GSB would merge with and into Busey Bank, as a result of which Busey Bank will succeed to and assume the liabilities of GSB, including those under this Agreement; and
D.   GSB appreciates Employee’s service over many years and, in recognition of Employee’s dedication to GSB, its shareholders and the Jones family, GSB would like to reward Employee with the opportunity to earn a bonus of $[                 ] (the “GSB Appreciation Bonus”); and
E.   Busey Bank has notified Employee that it intends to continue Employee’s employment after the Transaction Closing Date, and would like to offer Employee the opportunity to earn an additional bonus of $[                 ] (the “Busey Retention Bonus” and, together with the GSB Appreciation Bonus, the “Total Transaction Bonus”); and
Subject to the terms and conditions set forth herein, a portion of the Total Transaction Bonus will be payable to Employee following the Transaction Closing Date, and the remaining portion will be payable to Employee following the completion of a transition period following the Transaction Closing Date.
For and in consideration of the mutual promises contained herein, the parties hereto intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Transition Periods.
(a)   Through the Transaction Closing Date.   GSB hereby employs Employee and Employee intends to remain employed by GSB during the period beginning as of the date of this Agreement and continuing through the Transaction Closing Date (the “Pre-Closing Transition Period”). Employee agrees to continue to perform his or her normal employment duties to GSB and cooperate with GSB in providing information during such Pre-Closing Transition Period.
(b)   Post Transaction Closing Date.   Employer intends to employ Employee and Employee confirms he/she intends to be employed by Employer during the period beginning on the Transaction Closing Date and continuing through the transition of business and operations of GSB to Busey Bank, which shall conclude two hundred seventy (270) days following the Transaction Closing Date, or such earlier date as Busey Bank may specify in writing (the “Post-Closing Transition Period”). The Pre-Closing Transition Period and the Post-Closing Transition Period are collectively referred to herein as the “Transition Periods.”

Exhibit E-1

[Sales personnel version]
(c)   At-Will Employment.   Notwithstanding anything to the contrary in Sections 1(a) and 1(b), and for the avoidance of doubt, at all times, including during and after the Transition Periods (if Employee’s employment is continued), Employee’s employment shall be at-will, which means that either Employee or Employer, as applicable, may terminate Employee’s employment for any or no reason at any time with or without warning or notice to the other party.
(d)   Employee Acknowledgement.   Employee hereby acknowledges and agrees that Employee is not subject to or bound by any employment agreement with GSB, including any agreement which provides for employment for a specified period of time or that includes contractual terms outlining the basis for termination of such employment (such as for “cause” or for “good reason”).
2.   First Payment.
(a)   Payment in Connection with Employment Through Transaction Closing Date.   If Employee remains in continuous employment with GSB until the conclusion of the Pre-Closing Transition Period, then GSB shall pay to Employee a cash bonus in an amount equal to forty percent (40.0%) of the Total Transaction Bonus in a lump sum, less all applicable withholdings and deductions (the “First Payment”) within fourteen (14) days after the Transaction Closing Date.
(b)   Payment in Connection with Certain Terminations Prior to the Transaction Closing Date.   If (i) GSB terminates Employee’s employment prior to the conclusion of the Pre-Closing Transition Period other than for Cause (as defined below), (ii) Employee executes and delivers a Release and Waiver Agreement substantially in the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or such longer period to the extent required by applicable law) following Employee’s receipt from Employer of the form of Release, along with written summaries of Employee’s obligations thereunder and the consequences of Employee’ failure to execute such Release within the applicable time period, which Employer shall provide to Employee no later than ten (10) days following Employee’s termination, and (iii) Employee does not timely revoke such Release (the conditions referred to in clauses (ii) and (iii) of this Section 2(b), hereinafter referred to as the “Release Conditions”), then GSB shall pay the First Payment to Employee at the first regularly scheduled GSB payday that is administratively feasible following the Effective Date of the Release (as defined in the Release). For the avoidance of doubt, upon such payment pursuant to this Section 2(b), Employee shall have no further right to payment from any party under this Agreement.
(c)   Effect of Termination by Employee or Termination by Employer for Cause.   If Employee terminates Employee’s employment with GSB for any or no reason prior to the end of the Pre-Closing Transition Period, then Employee shall forfeit entirely his or her right to payment of the First Payment. In addition, upon a termination for Cause prior to the Transaction Closing Date, Employee shall forfeit any right to payment under this Agreement.
(d)   Definition of Cause.   For purposes of this Agreement, “Cause” means, in each case as determined in the sole discretion of Employer: (i) an act of fraud, theft, or embezzlement in connection with the Employee’s duties or in the course of the Employee’s employment; (ii) the engaging by Employee in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to Employer’s property or property of any person dealing with Employer; (iii) Employee’s conviction of or plea of guilty or nolo contendere to a felony; (iv) Employee’s chronic alcohol or drug abuse on the job; (v) any act or conduct of Employee injurious to the goodwill of Employer or its relations with its customers or any other person dealing with Employer or derogatory of any of Employer’s methods or products; (vi) any violation of any duty imposed upon employees of Employer by contract or by law in their relationship with the Employer; (vii) Employee’s termination for disciplinary or unsatisfactory performance reasons in accordance with Employer’s personnel manual; or (viii) Employee’s violation of any of the covenants set forth in Section 4.

Exhibit E-2

[Sales personnel version]
3.   Second Payment.
(a)   Payment in Connection with Employment Through Post-Closing Transition Period.   If (i) Employee remains in continuous employment with Employer until the conclusion of the Post-Closing Transition Period, and (ii) Employee satisfies the Release Conditions (which, for purposes of this Section 3(a), shall require Employer to provide the form of Release and applicable summaries within ten (10) days after the conclusion of the Post-Closing Transition Period), then Employer shall pay to Employee a cash bonus in an amount equal to the remaining sixty percent (60.0%) of the Total Transaction Bonus in a lump sum, less all applicable withholdings and deductions (the “Second Payment”) at the first regularly scheduled Employer payday that is administratively feasible following the Effective Date of the Release (as defined in the Release).
(b)   Payment in Connection with Certain Terminations Prior to the Conclusion of the Post-Closing Transition Period.   If (i) (A)Employer terminates Employee’s employment other than for Cause on or after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period, or (B) Employee’s employment terminates on or after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period as a result of Employee’s death or Disability, and (ii) Employee, or Employee’s estate, as applicable, satisfies the Release Conditions, then Employer shall pay to Employee, or his/her estate, the Second Payment at the first regularly scheduled Employer payday that is administratively feasible following the Effective Date of the Release (as defined in the Release). For purposes of this Agreement, “Disability” means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, including without limitation, a diagnosis that the Employee has contracted the SARS-CoV-2, or Covid-19, virus.
(c)   Effect of Certain Absences.   If Employee is absent from work during the Post-Closing Transition Period for an aggregate of twenty (20) business days or more, the Second Payment shall be prorated, on the basis of business days, to account for such absence from work; provided that this Section 3(c) shall not apply if Employee’s absence from work is due to a Disability.
(d)   Effect of Termination by Employee or Termination by Employer for Cause.   If Employee terminates Employee’s employment with Employer for any or no reason (except as provided for in Section 3(b)(i)(B)) prior to the end of the Post-Closing Transition Period, then Employee shall forfeit entirely his or her right to payment of the Second Payment. In addition, upon a termination for Cause after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period, Employee shall forfeit any right to payment of the Second Payment under this Agreement.
4.   Employee Covenants.
(a)   Employee acknowledges that Employee has had intimate knowledge of GSB’s business practices, trade secrets, and other confidential and proprietary information of GSB and the Company and will, after the Transaction Closing Date, be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of First Busey and Busey Bank and their respective affiliates (GSB, the Company, First Busey, Busey Bank and their respective affiliates are collectively referred to herein as the “Covered Entities” and singularly a “Covered Entity”), which information has been acquired by purposeful expenditures of time, money, and effort by the Covered Entities and which is proprietary and valuable to the Covered Entities because, among many other reasons, this information is not available to or known by the general public or any persons or entities other than in the ordinary course of conducting business on behalf of a Covered Entity (“Confidential Information”). Employee agrees and acknowledges that the Confidential Information is owned by the Covered Entities and includes, but is not limited to: (i) customer files, lists, and holding pages; (ii) the names, addresses, telephone numbers, and assets and obligations carried in the accounts of a Covered Entity’s customers; (iii) a Covered Entity’s customer account histories and customer risk profiles; (iv) computer software or hardware for use in computer or word processing equipment; (v) all training material forwarded to Employee during Employee’s employment (including but not limited to books, papers, records, videotapes and recordings); (vi) documents or computer programs prepared or

Exhibit E-3

[Sales personnel version]
generated by Employee, if any, using Covered Entity records or information; (vii) a Covered Entity’s business or marketing plans and strategies; (viii) other information or materials subject to intellectual property protection that are highly confidential; and (ix) this Agreement. All of the Confidential Information constitutes trade secrets. Employee acknowledges and agrees that these trade secrets are unique, cannot lawfully be easily duplicated or acquired, and that the Covered Entities view the trade secrets as highly confidential and take all reasonable measures to maintain their confidentiality and secrecy. Employee further acknowledges that the Confidential Information, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Covered Entities and the ability of the Covered Entities to continue their respective businesses.
(b)   Confidential Information.   During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information, in whole or in part, for the benefit of anyone other than that Covered Entity and the other Covered Entities, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the applicable Covered Entity or required by law. Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Employee shall have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. Nothing contained in this Agreement shall limit Employee’s right to make truthful statements and disclosures relating to alleged unlawful employment practices, report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, make truthful statements in any reporting or subsequent investigation relating to such report, or seek legal advice relating to such report; or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit Employee from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Employee acknowledges that this Section 4(b) does not limit (1) his or her ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Covered Entities, or (2) his or her right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(c)   Non-Competition.   Employee acknowledges and agrees that the resources, training, goodwill, and reputation of the Covered Entities are the primary and material factors in Employee’s ability to develop and service the Covered Entity’s customers, and that all customers serviced by Employee on behalf of a Covered Entity are customers of the Covered Entity. GSB, Busey Bank and Employee agree that the primary service area of Covered Entities’ business in which Employee will actively participate extends separately to an area that encompasses a twenty (20) mile radius from each banking and other office location of each Covered Entity (collectively, the “Restrictive Area”). As an essential inducement to the willingness of GSB and Busey Bank to pay the First Payment and the Second Payment, as applicable, and in consideration of this Agreement, the First Payment and Second Payment, Employee shall not, for the period of six (6) months after termination of Employee’s employment with any Covered Entity for any reason (the “Non-Compete Restricted Period”), engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or

Exhibit E-4

[Sales personnel version]
director of or consultant to, lend Employee’s name or any similar name to, lend Employee’s credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union, wealth management or investment advisory firm, or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided that the restrictions in this Section 4(c) shall not prohibit Employee from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.
(d)   Non-Solicitation.   As an essential inducement to the willingness of GSB and Busey Bank to pay the First Payment and the Second Payment, as applicable, and in consideration of this Agreement, the First Payment and Second Payment, Employee shall not, beginning on the date of this Agreement and continuing during Employee’s employment with any Covered Entity and a period of one (1) year after termination of Employee’s employment with any Covered Entity for any reason (the “Non-Solicitation Restricted Period” and, together with the Non-Compete Restricted Period, the “Restricted Periods”), directly or indirectly, on behalf of Employee or any Financial Institution: (i) hire or induce or attempt to induce any officer, agent or employee of any Covered Entity to leave the employ of any Covered Entity; (ii) in any way interfere with the relationship between any Covered Entity and any such officer, agent or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer, agent or employee; (iv) induce or attempt to induce any Restricted Customer, supplier, licensee or business relation of any Covered Entity to cease doing business with any Covered Entity or interfere or attempt to interfere in any way with the relationship between any Covered Entity and any of their respective Restricted Customers, suppliers, licensees or business relations; or (v) solicit or accept the business of, or provide products, activities or services to, any Restricted Customer. For purposes of this Section 4(d), a “Restricted Customer” is any customer of any Covered Entity about whom or which Employee had responsibility at any time during his or her employment with Covered Entity, had contact within the two (2) years preceding his or her separation from any Covered Entity, or about whom Employee learned Confidential Information.
(e)   Non-Disparagement.   During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not engage in any disparagement of any Covered Entity, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning any Covered Entity; and Employee shall do nothing that would damage any Covered Entity’s business reputation or goodwill.
(f)   Remedies for Breach of Employee Covenant.   Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 4 (collectively, the “Employee Covenant”) are reasonable with respect to their duration, and scope. Employee acknowledges that (i) the restrictions contained in this Section 4 are reasonable and necessary for the protection of the legitimate business interests of the Covered Entities, (ii) such restrictions create no undue hardships, (iii) any violation of these restrictions would seriously, adversely, and irreparably injure the Covered Entities and such interests, and (iv) such restrictions were a material inducement to a Covered Entity to employ Employee and to enter into this Agreement. If Employee violates the Employee Covenant and a Covered Entity brings legal action for relief, the Restricted Periods shall be tolled and deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the applicable Restricted Period began to run and the date of the first violation of the Employee Covenant by Employee.
5.   Term.   This Agreement shall terminate automatically if: (a) the Merger Agreement is not executed and delivered on or prior to March 31, 2021 or (ii) the Merger Agreement is terminated in accordance with its terms prior to the Transaction Closing Date.
6.   Intellectual Property.   At all times from and after the date of the date of this Agreement, Employee agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as

Exhibit E-5

[Sales personnel version]
or confusingly similar to Cummins-American Corp. or Glenview State Bank, in connection with any banking, wealth management, lending, trust or other financial services or products. Employee further acknowledges and agrees that Employee’s obligations under this paragraph are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Employee from gainful employment.
7.   Code Section 409A.   The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code, as amended (26 U.S.C.§409A) (“Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Furthermore, it is the parties’ intention that the payments pursuant to Sections 2 and 3 of this Agreement qualify for the exemptions from Code Section 409A set forth in Treasury Regulation § 1.409A-1(b)(4) or Treasury Regulation § 1.409A-(1)(b)(9). In no event whatsoever will a Covered Entity be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.
8.   Applicable Law.   All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any action to enforce this Agreement shall be filed exclusively in the state or federal courts located in Champaign County, Illinois.
9.   Entire Agreement and Severability.   This Agreement and the Release (when executed) constitute the entire agreement between the parties concerning the subject matter thereof, and supersede all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.
10.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
11.   Withholding of Taxes.   GSB and Busey Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
12.   No Assignment.   Employee’s rights to receive benefits under this Agreement shall not be assignable or transferable other than a transfer by will or by the laws of descent or distribution.
13.   Survival.   The provisions of Sections 2, 3, 4, 6, 7, 8 and 9 shall survive the termination of this Agreement and Employee’s employment.
14.   Amendment.   This Agreement may not be amended or modified except by written agreement signed by the parties.

Exhibit E-6

[Sales personnel version]
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below their respective signatures below.
GLENVIEW STATE BANK	EMPLOYEE
By: [Name] President and Chief Executive Officer Date:	[Employee Name] Date:
BUSEY BANK
By:

   Hope McAllister
   Executive Vice President, Human Resources
   Date:

Exhibit E-7

[Sales personnel version]
EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This RELEASE AND WAIVER AGREEMENT (“Release”) is made and entered into by and between [GLENVIEW STATE BANK (“GSB”)] [BUSEY BANK] (together with GSB, the “Employer”) and [Employee Name] (“Employee”).
WHEREAS, Employee, Glenview State Bank (“GSB”), and Busey Bank are parties to that certain Retention Agreement, made and entered into as of [Insert Date], (the “Retention Agreement”); and
WHEREAS, Employee’s execution and non-revocation of this Release is a condition of Employer’s payment of the [First Payment][Second Payment] pursuant to the Retention Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Employee and Employer (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:
1.   Payment.   Subject to the terms of this Release, Employer shall pay Employee the [First Payment][Second Payment] pursuant to [Section 2][Section 3] of the Retention Agreement. The payment shall be treated as wages and subject to all taxes and other payroll deductions required by law.
2.   Release of Claims and Waiver of Rights.   Subject to Section 3, Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges Employer and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and each of their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of GSB and Busey Bank, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Employee now has, may have had, or may ever have, whether currently known or unknown, as of or through the date on which Employee executes this Release, including without limitation liability claims, demands, and actions:
(a)   Arising from or relating to Employee’s employment or other association with Busey Bank or GSB,
(b)   Relating to wages, bonuses, other compensation, or benefits,
(c)   Relating to any employment or change in control contract,
(d)   Relating to any employment law, including
(i)   The United States and State of Illinois Constitutions,
(ii)   The Civil Rights Act of 1964,
(iii)   The Civil Rights Act of 1991,
(iv)   The Equal Pay Act,
(v)   The Employee Retirement Income Security Act of 1974,
(vi)   The Age Discrimination in Employment Act (the “ADEA”),
(vii)   The Americans with Disabilities Act,
(viii)   Executive Order 11246, and
(ix)   Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)   Relating to any right of payment for disability,

Exhibit E-8

[Sales personnel version]
(f)   Relating to any statutory or contractual right of payment, and
(g)   For relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Illinois.
3.   Exclusions from General Release.   Excluded from the Release are: (a) claims for vested, unpaid benefits under employee benefit plans, including the Glenview State Bank Equity Appreciation Plan; (b) any claims or rights that cannot be waived by law; (c) Employee’s right to file a charge with an administrative agency or participate in any agency investigation, including the right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices and to make truthful statements in any reporting or subsequent investigation; and (d) Employee’s right to respond to a lawful subpoena or other compulsory legal process. Nothing herein limits any employee from reporting alleged criminal conduct to the appropriate legal officials. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.
4.   Representations by Employee.   Employee warrants that Employee is legally competent to execute this Release and that Employee has not relied on any statements or explanations made by GSB, Busey Bank or their attorneys. Employee acknowledges that Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release. Employee acknowledges that Employee has been offered in excess of twenty-one (21) days from receipt of this Release to consider this Release. After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Release. Employee acknowledges that Employee may revoke this Release within seven (7) days after Employee has timely signed this Release and acknowledges understanding that this Release shall not become effective or enforceable until the eighth (8th) day after Employee has signed this Release (the “Effective Date”), as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any revocation must be in writing and directed to First Busey Corporation, 115 N. Neil Street, Suite 101, Champaign, IL 61820, Attention: EVP Human Resources. If sent by mail, any revocation must be postmarked within the seven-day revocation period described above and sent by certified mail, return receipt requested.
5.   Non-Disparagement and Confidentiality.   Employee shall not engage in any disparagement of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage any Releasee’s business reputation or goodwill. Employee agrees to keep this Release (and the negotiations and circumstances leading to it) confidential, except that Employee may disclose it to Employee’s legal counsel and tax advisor. Employee further agrees that Employee shall not make statements (except as otherwise permitted in this Release) concerning alleged unlawful discrimination, harassment or retaliation by any of the Releasees; that this promise of non-disclosure in this regard is Employee’s preference and mutually beneficial to Employee and Employer; and that Employee is receiving consideration to which Employee is not otherwise entitled in exchange for this promise of non-disclosure.
6.   Non-Waiver.   Employer’s waiver of a breach of this Release by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Release.

Exhibit E-9

[Sales personnel version]
7.   Restrictive Covenants.   Section 4 of the Retention Agreement is incorporated herein by reference in its entirety as if fully restated herein.
8.   Applicable Law.   All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any action to enforce this Agreement shall be filed exclusively in the state or federal courts located in Champaign County, Illinois.
9.   Entire Agreement.   This Release and the Retention Agreement set forth the entire agreement of the Parties regarding the subject matter thereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with Busey Bank or GSB and the termination of that employment. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.
10.   Counterparts.   This Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.
11.   Successors.   This Release shall be binding upon and inure to the benefit of GSB, Busey Bank and their successors and assigns and Employee and Employee’s personal representatives.
12.   Enforcement and Severability.   The provisions of this Release shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Release is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Release will cause irreparable damage to the Releasees in the case of Employee’s breach and that Employer would not have entered into this Release without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Release, in addition to any other remedies GSB or Busey Bank may have, and without bond and without prejudice to any other rights and remedies that GSB or Busey Bank may have for Employee’s breach of this Release, Employer shall be relieved of any obligation to provide the [First Payment][Second Payment] and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee. Employee stipulates that the restrictive period for which Busey Bank is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.
13.   Construction.   This Release shall be deemed drafted equally by the Parties. Any presumption or principle that the language of this Agreement is to be construed against any Party shall not apply. Whenever used in this Agreement, the singular includes the plural and vice versa (where applicable); the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; any reference to a document or set of documents, and the rights and obligations of the Parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction

Exhibit E-10

[Sales personnel version]
or enforcement of the provisions of this Agreement. All remedies of any Party are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.
IN WITNESS WHEREOF, the Parties have duly executed this Release as of the dates set forth below their respective signatures below.
EMPLOYEE AND EMPLOYER HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY IN THE EVENT OF A DISPUTE, AND EMPLOYEE REPRESENTS THAT EMPLOYEE’S WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.
[Signature block to be provided at time of execution]

Exhibit E-11

[Non-Sales personnel version]
RETENTION AGREEMENT
This RETENTION AGREEMENT (this “Agreement”) is entered into by and among GLENVIEW STATE BANK (“GSB”), BUSEY BANK (“Busey Bank” and together with GSB, “Employer”), and [Employee Name] (“Employee”). This Agreement will not become effective unless and until the Transaction Closing Date (as defined below) occurs.
RECITALS
A.   Busey Bank is a wholly-owned subsidiary of First Busey Corporation (“First Busey”); and
B.   GSB is a wholly-owned subsidiary of Cummins-American Corp. (the “Company”); and
C.   First Busey and the Company are currently negotiating, and intend to enter into a definitive written merger agreement among First Busey, [Energizer Acquisition Corp.], a wholly owned subsidiary of First Busey (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which, among other things: (i) Merger Sub would merge with and into the Company (the date and time at which such merger occurs, the “Transaction Closing Date”), and (ii) GSB would merge with and into Busey Bank, as a result of which Busey Bank will succeed to and assume the liabilities of GSB, including those under this Agreement; and
D.   GSB appreciates Employee’s service over many years and, in recognition of Employee’s dedication to GSB, its shareholders and the Jones family, GSB would like to reward Employee with the opportunity to earn a bonus of $[                 ] (the “GSB Appreciation Bonus”); and
E.   Busey Bank has notified Employee that it intends to continue Employee’s employment after the Transaction Closing Date, and would like to offer Employee the opportunity to earn an additional bonus of $[                 ] (the “Busey Retention Bonus” and, together with the GSB Appreciation Bonus, the “Total Transaction Bonus”); and
F.   Subject to the terms and conditions set forth herein, a portion of the Total Transaction Bonus will be payable to Employee following the Transaction Closing Date, and the remaining portion will be payable to Employee following the completion of a transition period following the Transaction Closing Date.
For and in consideration of the mutual promises contained herein, the parties hereto intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Transition Periods.
(a)   Through the Transaction Closing Date.   GSB hereby employs Employee and Employee intends to remain employed by GSB during the period beginning as of the date of this Agreement and continuing through the Transaction Closing Date (the “Pre-Closing Transition Period”). Employee agrees to continue to perform his or her normal employment duties to GSB and cooperate with GSB in providing information during such Pre-Closing Transition Period.
(b)   Post Transaction Closing Date.   Employer intends to employ Employee and Employee confirms he/she intends to be employed by Employer during the period beginning on the Transaction Closing Date and continuing through the transition of business and operations of GSB to Busey Bank, which shall conclude two hundred seventy (270) days following the Transaction Closing Date, or such earlier date as Busey Bank may specify in writing (the “Post-Closing Transition Period”). The Pre-Closing Transition Period and the Post-Closing Transition Period are collectively referred to herein as the “Transition Periods.”
(c)   At-Will Employment.   Notwithstanding anything to the contrary in Sections 1(a) and 1(b), and for the avoidance of doubt, at all times, including during and after the Transition Periods (if Employee’s employment is continued), Employee’s employment shall be at-will, which means that either

Exhibit E-12

[Non-Sales personnel version]
Employee or Employer, as applicable, may terminate Employee’s employment for any or no reason at any time with or without warning or notice to the other party.
(d)   Employee Acknowledgement.   Employee hereby acknowledges and agrees that Employee is not subject to or bound by any employment agreement with GSB, including any agreement which provides for employment for a specified period of time or that includes contractual terms outlining the basis for termination of such employment (such as for “cause” or for “good reason”).
2.   First Payment.
(a)   Payment in Connection with Employment Through Transaction Closing Date.   If Employee remains in continuous employment with GSB until the conclusion of the Pre-Closing Transition Period, then GSB shall pay to Employee a cash bonus in an amount equal to forty percent (40.0%) of the Total Transaction Bonus in a lump sum, less all applicable withholdings and deductions (the “First Payment”) within fourteen (14) days after the Transaction Closing Date.
(b)   Payment in Connection with Certain Terminations Prior to the Transaction Closing Date.   If (i) GSB terminates Employee’s employment prior to the conclusion of the Pre-Closing Transition Period other than for Cause (as defined below), (ii) Employee executes and delivers a Release and Waiver Agreement substantially in the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or such longer period to the extent required by applicable law) following Employee’s receipt from Employer of the form of Release, along with written summaries of Employee’s obligations thereunder and the consequences of Employee’ failure to execute such Release within the applicable time period, which Employer shall provide to Employee no later than ten (10) days following Employee’s termination, and (iii) Employee does not timely revoke such Release (the conditions referred to in clauses (ii) and (iii) of this Section 2(b), hereinafter referred to as the “Release Conditions”), then GSB shall pay the First Payment to Employee at the first regularly scheduled GSB payday that is administratively feasible following the Effective Date of the Release (as defined in the Release). For the avoidance of doubt, upon such payment pursuant to this Section 2(b), Employee shall have no further right to payment from any party under this Agreement.
(c)   Effect of Termination by Employee or Termination by Employer for Cause.   If Employee terminates Employee’s employment with GSB for any or no reason prior to the end of the Pre-Closing Transition Period, then Employee shall forfeit entirely his or her right to payment of the First Payment. In addition, upon a termination for Cause prior to the Transaction Closing Date, Employee shall forfeit any right to payment under this Agreement.
(d)   Definition of Cause.   For purposes of this Agreement, “Cause” means, in each case as determined in the sole discretion of Employer: (i) an act of fraud, theft, or embezzlement in connection with the Employee’s duties or in the course of the Employee’s employment; (ii) the engaging by Employee in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to Employer’s property or property of any person dealing with Employer; (iii) Employee’s conviction of or plea of guilty or nolo contendere to a felony; (iv) Employee’s chronic alcohol or drug abuse on the job; (v) any act or conduct of Employee injurious to the goodwill of Employer or its relations with its customers or any other person dealing with Employer or derogatory of any of Employer’s methods or products; (vi) any violation of any duty imposed upon employees of Employer by contract or by law in their relationship with the Employer; (vii) Employee’s termination for disciplinary or unsatisfactory performance reasons in accordance with Employer’s personnel manual; or (viii) Employee’s violation of any of the covenants set forth in Section 4.
3.   Second Payment.
(a)   Payment in Connection with Employment Through Post-Closing Transition Period.   If (i) Employee remains in continuous employment with Employer until the conclusion of the Post-Closing Transition Period, and (ii) Employee satisfies the Release Conditions (which, for purposes of this Section 3(a), shall require Employer to provide the form of Release and applicable summaries within ten (10) days after the conclusion of the Post-Closing Transition Period), then Employer shall pay to

Exhibit E-13

[Non-Sales personnel version]
Employee a cash bonus in an amount equal to the remaining sixty percent (60.0%) of the Total Transaction Bonus in a lump sum, less all applicable withholdings and deductions (the “Second Payment”) at the first regularly scheduled Employer payday that is administratively feasible following the Effective Date of the Release (as defined in the Release).
(b)   Payment in Connection with Certain Terminations Prior to the Conclusion of the Post-Closing Transition Period.   If (i) (A)Employer terminates Employee’s employment other than for Cause on or after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period, or (B) Employee’s employment terminates on or after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period as a result of Employee’s death or Disability, and (ii) Employee, or Employee’s estate, as applicable, satisfies the Release Conditions, then Employer shall pay to Employee, or his/her estate, the Second Payment at the first regularly scheduled Employer payday that is administratively feasible following the Effective Date of the Release (as defined in the Release). For purposes of this Agreement, “Disability” means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, including without limitation, a diagnosis that the Employee has contracted the SARS-CoV-2, or Covid-19, virus.
(c)   Effect of Certain Absences.   If Employee is absent from work during the Post-Closing Transition Period for an aggregate of twenty (20) business days or more, the Second Payment shall be prorated, on the basis of business days, to account for such absence from work; provided that this Section 3(c) shall not apply if Employee’s absence from work is due to a Disability.
(d)   Effect of Termination by Employee or Termination by Employer for Cause.   If Employee terminates Employee’s employment with Employer for any or no reason (except as provided for in Section 3(b)(i)(B)) prior to the end of the Post-Closing Transition Period, then Employee shall forfeit entirely his or her right to payment of the Second Payment. In addition, upon a termination for Cause after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period, Employee shall forfeit any right to payment of the Second Payment under this Agreement.
4.   Employee Covenants.
(a)   Employee acknowledges that Employee has had intimate knowledge of GSB’s business practices, trade secrets, and other confidential and proprietary information of GSB and the Company and will, after the Transaction Closing Date, be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of First Busey and Busey Bank and their respective affiliates (GSB, the Company, First Busey, Busey Bank and their respective affiliates are collectively referred to herein as the “Covered Entities” and singularly a “Covered Entity”), which information has been acquired by purposeful expenditures of time, money, and effort by the Covered Entities and which is proprietary and valuable to the Covered Entities because, among many other reasons, this information is not available to or known by the general public or any persons or entities other than in the ordinary course of conducting business on behalf of a Covered Entity (“Confidential Information”). Employee agrees and acknowledges that the Confidential Information is owned by the Covered Entities and includes, but is not limited to: (i) customer files, lists, and holding pages; (ii) the names, addresses, telephone numbers, and assets and obligations carried in the accounts of a Covered Entity’s customers; (iii) a Covered Entity’s customer account histories and customer risk profiles; (iv) computer software or hardware for use in computer or word processing equipment; (v) all training material forwarded to Employee during Employee’s employment (including but not limited to books, papers, records, videotapes and recordings); (vi) documents or computer programs prepared or generated by Employee, if any, using Covered Entity records or information; (vii) a Covered Entity’s business or marketing plans and strategies; (viii) other information or materials subject to intellectual property protection that are highly confidential; and (ix) this Agreement. All of the Confidential Information constitutes trade secrets. Employee acknowledges and agrees that these trade secrets are unique, cannot lawfully be easily duplicated or acquired, and that the Covered Entities view the trade secrets as highly confidential and take all reasonable measures to maintain their confidentiality and secrecy. Employee further acknowledges that the Confidential Information, if exploited by Employee,

Exhibit E-14

[Non-Sales personnel version]
would seriously, adversely, and irreparably affect the interests of the Covered Entities and the ability of the Covered Entities to continue their respective businesses.
(b)   Confidential Information.   During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information, in whole or in part, for the benefit of anyone other than that Covered Entity and the other Covered Entities, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the applicable Covered Entity or required by law. Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Employee shall have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. Nothing contained in this Agreement shall limit Employee’s right to make truthful statements and disclosures relating to alleged unlawful employment practices, report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, make truthful statements in any reporting or subsequent investigation relating to such report, or seek legal advice relating to such report; or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit Employee from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Employee acknowledges that this Section 44(b) does not limit (1) his or her ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Covered Entities, or (2) his or her right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(c)   Non-Solicitation.   As an essential inducement to the willingness of GSB and Busey Bank to pay the First Payment and the Second Payment, as applicable, and in consideration of this Agreement, the First Payment and Second Payment, Employee shall not, beginning on the date of this Agreement and continuing during Employee’s employment with any Covered Entity and a period of one (1) year after termination of Employee’s employment with any Covered Entity for any reason (the “Restricted Period”), directly or indirectly, on behalf of Employee, or any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union, wealth management or investment advisory firm, or similar financial institution: (i) hire or induce or attempt to induce any officer, agent or employee of any Covered Entity to leave the employ of any Covered Entity; (ii) in any way interfere with the relationship between any Covered Entity and any such officer, agent or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer, agent or employee; (iv) induce or attempt to induce any Restricted Customer, supplier, licensee or business relation of any Covered Entity to cease doing business with any Covered Entity or interfere or attempt to interfere in any way with the relationship between any Covered Entity and any of their respective Restricted Customers, suppliers, licensees or business relations; or (v) solicit or accept the business of, or provide products, activities or services to, any Restricted Customer. For purposes of this Section 4(c), a “Restricted Customer” is any customer of any Covered Entity about whom or which Employee had responsibility at any time during his or her employment with Covered Entity, had contact within the two (2) years preceding his or her separation from any Covered Entity, or about whom Employee learned Confidential Information.

Exhibit E-15

[Non-Sales personnel version]
(d)   Non-Disparagement.   During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not engage in any disparagement of any Covered Entity, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning any Covered Entity; and Employee shall do nothing that would damage any Covered Entity’s business reputation or goodwill.
(e)   Remedies for Breach of Employee Covenant.   Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 4 (collectively, the “Employee Covenant”) are reasonable with respect to their duration, and scope. Employee acknowledges that (i) the restrictions contained in this Section 4 are reasonable and necessary for the protection of the legitimate business interests of the Covered Entities, (ii) such restrictions create no undue hardships, (iii) any violation of these restrictions would seriously, adversely, and irreparably injure the Covered Entities and such interests, and (iv) such restrictions were a material inducement to a Covered Entity to employ Employee and to enter into this Agreement. If Employee violates the Employee Covenant and a Covered Entity brings legal action for relief, the Restricted Period shall be tolled and deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Employee Covenant by Employee.
5.   Term.   This Agreement shall terminate automatically if: (a) the Merger Agreement is not executed and delivered on or prior to March 31, 2021 or (ii) the Merger Agreement is terminated in accordance with its terms prior to the Transaction Closing Date.
6.   Intellectual Property.   At all times from and after the date of the date of this Agreement, Employee agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to Cummins-American Corp. or Glenview State Bank, in connection with any banking, wealth management, lending, trust or other financial services or products. Employee further acknowledges and agrees that Employee’s obligations under this paragraph are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Employee from gainful employment.
7.   Code Section 409A.   The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code, as amended (26 U.S.C.§409A) (“Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Furthermore, it is the parties’ intention that the payments pursuant to Sections 2 and 3 of this Agreement qualify for the exemptions from Code Section 409A set forth in Treasury Regulation § 1.409A-1(b)(4) or Treasury Regulation § 1.409A-(1)(b)(9). In no event whatsoever will a Covered Entity be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.
8.   Applicable Law.   All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any action to enforce this Agreement shall be filed exclusively in the state or federal courts located in Champaign County, Illinois.
9.   Entire Agreement and Severability.   This Agreement and the Release (when executed) constitute the entire agreement between the parties concerning the subject matter thereof, and supersede all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute

Exhibit E-16

[Non-Sales personnel version]
independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.
10.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
11.   Withholding of Taxes.   GSB and Busey Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
12.   No Assignment.   Employee’s rights to receive benefits under this Agreement shall not be assignable or transferable other than a transfer by will or by the laws of descent or distribution.
13.   Survival.   The provisions of Sections 2, 3, 4, 6, 7, 8 and 9 shall survive the termination of this Agreement and Employee’s employment.
14.   Amendment.   This Agreement may not be amended or modified except by written agreement signed by the parties.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below their respective signatures below.
GLENVIEW STATE BANK	EMPLOYEE
By: [Name] President and Chief Executive Officer Date:	[Employee Name] Date:
BUSEY BANK
By:

   Hope McAllister
   Executive Vice President, Human Resources
   Date:

Exhibit E-17

[Non-Sales personnel version]
EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This RELEASE AND WAIVER AGREEMENT (“Release”) is made and entered into by and between [GLENVIEW STATE BANK (“GSB”)] [BUSEY BANK] (together with GSB, the “Employer”) and [Employee Name] (“Employee”).
WHEREAS, Employee, Glenview State Bank (“GSB”), and Busey Bank are parties to that certain Retention Agreement, made and entered into as of [Insert Date], (the “Retention Agreement”); and
WHEREAS, Employee’s execution and non-revocation of this Release is a condition of Employer’s payment of the [First Payment][Second Payment] pursuant to the Retention Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Employee and Employer (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:
1.   Payment.   Subject to the terms of this Release, Employer shall pay Employee the [First Payment][Second Payment] pursuant to [Section 2][Section 3] of the Retention Agreement. The payment shall be treated as wages and subject to all taxes and other payroll deductions required by law.
2.   Release of Claims and Waiver of Rights.   Subject to Section 3, Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges Employer and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and each of their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of GSB and Busey Bank, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Employee now has, may have had, or may ever have, whether currently known or unknown, as of or through the date on which Employee executes this Release, including without limitation liability claims, demands, and actions:
(a)   Arising from or relating to Employee’s employment or other association with Busey Bank or GSB,
(b)   Relating to wages, bonuses, other compensation, or benefits,
(c)   Relating to any employment or change in control contract,
(d)   Relating to any employment law, including
(i)   The United States and State of Illinois Constitutions,
(ii)   The Civil Rights Act of 1964,
(iii)   The Civil Rights Act of 1991,
(iv)   The Equal Pay Act,
(v)   The Employee Retirement Income Security Act of 1974,
(vi)   The Age Discrimination in Employment Act (the “ADEA”),
(vii)   The Americans with Disabilities Act,
(viii)   Executive Order 11246, and
(ix)   Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)   Relating to any right of payment for disability,

Exhibit E-18

[Non-Sales personnel version]
(f)   Relating to any statutory or contractual right of payment, and
(g)   For relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Illinois.
3.   Exclusions from General Release.   Excluded from the Release are: (a) claims for vested, unpaid benefits under employee benefit plans, including the Glenview State Bank Equity Appreciation Plan; (b) any claims or rights that cannot be waived by law; (c) Employee’s right to file a charge with an administrative agency or participate in any agency investigation, including the right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices and to make truthful statements in any reporting or subsequent investigation; and (d) Employee’s right to respond to a lawful subpoena or other compulsory legal process. Nothing herein limits any employee from reporting alleged criminal conduct to the appropriate legal officials. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.
4.   Representations by Employee.   Employee warrants that Employee is legally competent to execute this Release and that Employee has not relied on any statements or explanations made by GSB, Busey Bank or their attorneys. Employee acknowledges that Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release. Employee acknowledges that Employee has been offered in excess of twenty-one (21) days from receipt of this Release to consider this Release. After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Release. Employee acknowledges that Employee may revoke this Release within seven (7) days after Employee has timely signed this Release and acknowledges understanding that this Release shall not become effective or enforceable until the eighth (8th) day after Employee has signed this Release (the “Effective Date”), as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any revocation must be in writing and directed to First Busey Corporation, 115 N. Neil Street, Suite 101, Champaign, IL 61820, Attention: EVP Human Resources. If sent by mail, any revocation must be postmarked within the seven-day revocation period described above and sent by certified mail, return receipt requested.
5.   Non-Disparagement and Confidentiality.   Employee shall not engage in any disparagement of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage any Releasee’s business reputation or goodwill. Employee agrees to keep this Release (and the negotiations and circumstances leading to it) confidential, except that Employee may disclose it to Employee’s legal counsel and tax advisor. Employee further agrees that Employee shall not make statements (except as otherwise permitted in this Release) concerning alleged unlawful discrimination, harassment or retaliation by any of the Releasees; that this promise of non-disclosure in this regard is Employee’s preference and mutually beneficial to Employee and Employer; and that Employee is receiving consideration to which Employee is not otherwise entitled in exchange for this promise of non-disclosure.
6.   Non-Waiver.   Employer’s waiver of a breach of this Release by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Release.

Exhibit E-19

[Non-Sales personnel version]
7.   Restrictive Covenants.   Section 4 of the Retention Agreement is incorporated herein by reference in its entirety as if fully restated herein.
8.   Applicable Law.   All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any action to enforce this Agreement shall be filed exclusively in the state or federal courts located in Champaign County, Illinois.
9.   Entire Agreement.   This Release and the Retention Agreement set forth the entire agreement of the Parties regarding the subject matter thereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with Busey Bank or GSB and the termination of that employment. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.
10.   Counterparts.   This Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.
11.   Successors.   This Release shall be binding upon and inure to the benefit of GSB, Busey Bank and their successors and assigns and Employee and Employee’s personal representatives.
12.   Enforcement and Severability.   The provisions of this Release shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Release is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Release will cause irreparable damage to the Releasees in the case of Employee’s breach and that Employer would not have entered into this Release without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Release, in addition to any other remedies GSB or Busey Bank may have, and without bond and without prejudice to any other rights and remedies that GSB or Busey Bank may have for Employee’s breach of this Release, Employer shall be relieved of any obligation to provide the [First Payment][Second Payment] and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee. Employee stipulates that the restrictive period for which Busey Bank is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.
13.   Construction.   This Release shall be deemed drafted equally by the Parties. Any presumption or principle that the language of this Agreement is to be construed against any Party shall not apply. Whenever used in this Agreement, the singular includes the plural and vice versa (where applicable); the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; any reference to a document or set of documents, and the rights and obligations of the Parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction

Exhibit E-20

[Non-Sales personnel version]
or enforcement of the provisions of this Agreement. All remedies of any Party are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.
IN WITNESS WHEREOF, the Parties have duly executed this Release as of the dates set forth below their respective signatures below.
EMPLOYEE AND EMPLOYER HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY IN THE EVENT OF A DISPUTE, AND EMPLOYEE REPRESENTS THAT EMPLOYEE’S WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.
[Signature block to be provided at time of execution]

Exhibit E-21

[Sales personnel version]
RETENTION AGREEMENT
This RETENTION AGREEMENT (this “Agreement”) is entered into by and among GLENVIEW STATE BANK (“GSB”), BUSEY BANK (“Busey Bank” and together with GSB, “Employer”), and [Employee Name] (“Employee”). This Agreement will not become effective unless and until the Transaction Closing Date (as defined below) occurs.
RECITALS
A.   Busey Bank is a wholly-owned subsidiary of First Busey Corporation (“First Busey”); and
B.   GSB is a wholly-owned subsidiary of Cummins-American Corp. (the “Company”); and
C.   First Busey and the Company are currently negotiating, and intend to enter into a definitive written merger agreement among First Busey, [Energizer Acquisition Corp.], a wholly owned subsidiary of First Busey (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which, among other things: (i) Merger Sub would merge with and into the Company (the date and time at which such merger occurs, the “Transaction Closing Date”), and (ii) GSB would merge with and into Busey Bank, as a result of which Busey Bank will succeed to and assume the liabilities of GSB, including those under this Agreement; and
D.   GSB appreciates Employee’s service over many years and, in recognition of Employee’s dedication to GSB, its shareholders and the Jones family, GSB would like to reward Employee with the opportunity to earn a bonus of $[                 ] (the “GSB Appreciation Bonus”); and
E.   Busey Bank has notified Employee that it intends to continue Employee’s employment after the Transaction Closing Date; and
F.   Subject to the terms and conditions set forth herein, a portion of the GSB Appreciation Bonus will be payable to Employee following the Transaction Closing Date, and the remaining portion will be payable to Employee following the completion of a transition period following the Transaction Closing Date.
For and in consideration of the mutual promises contained herein, the parties hereto intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Transition Periods.
(a)   Through the Transaction Closing Date.   GSB hereby employs Employee and Employee intends to remain employed by GSB during the period beginning as of the date of this Agreement and continuing through the Transaction Closing Date (the “Pre-Closing Transition Period”). Employee agrees to continue to perform his or her normal employment duties to GSB and cooperate with GSB in providing information during such Pre-Closing Transition Period.
(b)   Post Transaction Closing Date.   Employer intends to employ Employee and Employee confirms he/she intends to be employed by Employer during the period beginning on the Transaction Closing Date and continuing through the transition of business and operations of GSB to Busey Bank, which shall conclude two hundred seventy (270) days following the Transaction Closing Date, or such earlier date as Busey Bank may specify in writing (the “Post-Closing Transition Period”). The Pre-Closing Transition Period and the Post-Closing Transition Period are collectively referred to herein as the “Transition Periods.”
(c)   At-Will Employment.   Notwithstanding anything to the contrary in Sections 1(a) and 1(b), and for the avoidance of doubt, at all times, including during and after the Transition Periods (if Employee’s employment is continued), Employee’s employment shall be at-will, which means that either Employee or Employer, as applicable, may terminate Employee’s employment for any or no reason at any time with or without warning or notice to the other party.

Exhibit E-22

[Sales personnel version]
(d)   Employee Acknowledgement.   Employee hereby acknowledges and agrees that Employee is not subject to or bound by any employment agreement with GSB, including any agreement which provides for employment for a specified period of time or that includes contractual terms outlining the basis for termination of such employment (such as for “cause” or for “good reason”).
2.   First Payment.
(a)   Payment in Connection with Employment Through Transaction Closing Date.   If Employee remains in continuous employment with GSB until the conclusion of the Pre-Closing Transition Period, then GSB shall pay to Employee a cash bonus in an amount equal to forty percent (40.0%) of the GSB Appreciation Bonus in a lump sum, less all applicable withholdings and deductions (the “First Payment”) within fourteen (14) days after the Transaction Closing Date.
(b)   Payment in Connection with Certain Terminations Prior to the Transaction Closing Date.   If (i) GSB terminates Employee’s employment prior to the conclusion of the Pre-Closing Transition Period other than for Cause (as defined below), (ii) Employee executes and delivers a Release and Waiver Agreement substantially in the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or such longer period to the extent required by applicable law) following Employee’s receipt from Employer of the form of Release, along with written summaries of Employee’s obligations thereunder and the consequences of Employee’ failure to execute such Release within the applicable time period, which Employer shall provide to Employee no later than ten (10) days following Employee’s termination, and (iii) Employee does not timely revoke such Release (the conditions referred to in clauses (ii) and (iii) of this Section 2(b), hereinafter referred to as the “Release Conditions”), then GSB shall pay the First Payment to Employee at the first regularly scheduled GSB payday that is administratively feasible following the Effective Date of the Release (as defined in the Release). For the avoidance of doubt, upon such payment pursuant to this Section 2(b), Employee shall have no further right to payment from any party under this Agreement.
(c)   Effect of Termination by Employee or Termination by Employer for Cause.   If Employee terminates Employee’s employment with GSB for any or no reason prior to the end of the Pre-Closing Transition Period, then Employee shall forfeit entirely his or her right to payment of the First Payment. In addition, upon a termination for Cause prior to the Transaction Closing Date, Employee shall forfeit any right to payment under this Agreement.
(d)   Definition of Cause.   For purposes of this Agreement, “Cause” means, in each case as determined in the sole discretion of Employer: (i) an act of fraud, theft, or embezzlement in connection with the Employee’s duties or in the course of the Employee’s employment; (ii) the engaging by Employee in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to Employer’s property or property of any person dealing with Employer; (iii) Employee’s conviction of or plea of guilty or nolo contendere to a felony; (iv) Employee’s chronic alcohol or drug abuse on the job; (v) any act or conduct of Employee injurious to the goodwill of Employer or its relations with its customers or any other person dealing with Employer or derogatory of any of Employer’s methods or products; (vi) any violation of any duty imposed upon employees of Employer by contract or by law in their relationship with the Employer; (vii) Employee’s termination for disciplinary or unsatisfactory performance reasons in accordance with Employer’s personnel manual; or (viii) Employee’s violation of any of the covenants set forth in Section 4.
3.   Second Payment.
(a)   Payment in Connection with Employment Through Post-Closing Transition Period.   If (i) Employee remains in continuous employment with Employer until the conclusion of the Post-Closing Transition Period, and (ii) Employee satisfies the Release Conditions (which, for purposes of this Section 3(a), shall require Employer to provide the form of Release and applicable summaries within ten (10) days after the conclusion of the Post-Closing Transition Period), then Employer shall pay to Employee a cash bonus in an amount equal to the remaining sixty percent (60.0%) of the GSB Appreciation Bonus in a lump sum, less all applicable withholdings and deductions (the “Second

Exhibit E-23

[Sales personnel version]
Payment”) at the first regularly scheduled Employer payday that is administratively feasible following the Effective Date of the Release (as defined in the Release).
(b)   Payment in Connection with Certain Terminations Prior to the Conclusion of the Post-Closing Transition Period.   If (i) (A)Employer terminates Employee’s employment other than for Cause on or after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period, or (B) Employee’s employment terminates on or after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period as a result of Employee’s death or Disability, and (ii) Employee, or Employee’s estate, as applicable, satisfies the Release Conditions, then Employer shall pay to Employee, or his/her estate, the Second Payment at the first regularly scheduled Employer payday that is administratively feasible following the Effective Date of the Release (as defined in the Release). For purposes of this Agreement, “Disability” means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, including without limitation, a diagnosis that the Employee has contracted the SARS-CoV-2, or Covid-19, virus.
(c)   Effect of Certain Absences.   If Employee is absent from work during the Post-Closing Transition Period for an aggregate of twenty (20) business days or more, the Second Payment shall be prorated, on the basis of business days, to account for such absence from work; provided that this Section 3(c) shall not apply if Employee’s absence from work is due to a Disability.
(d)   Effect of Termination by Employee or Termination by Employer for Cause.   If Employee terminates Employee’s employment with Employer for any or no reason (except as provided for in Section 3(b)(i)(B)) prior to the end of the Post-Closing Transition Period, then Employee shall forfeit entirely his or her right to payment of the Second Payment. In addition, upon a termination for Cause after the Transaction Closing Date and prior to the conclusion of the Post-Closing Transition Period, Employee shall forfeit any right to payment of the Second Payment under this Agreement.
4.   Employee Covenants.
(a)   Employee acknowledges that Employee has had intimate knowledge of GSB’s business practices, trade secrets, and other confidential and proprietary information of GSB and the Company and will, after the Transaction Closing Date, be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of First Busey and Busey Bank and their respective affiliates (GSB, the Company, First Busey, Busey Bank and their respective affiliates are collectively referred to herein as the “Covered Entities” and singularly a “Covered Entity”), which information has been acquired by purposeful expenditures of time, money, and effort by the Covered Entities and which is proprietary and valuable to the Covered Entities because, among many other reasons, this information is not available to or known by the general public or any persons or entities other than in the ordinary course of conducting business on behalf of a Covered Entity (“Confidential Information”). Employee agrees and acknowledges that the Confidential Information is owned by the Covered Entities and includes, but is not limited to: (i) customer files, lists, and holding pages; (ii) the names, addresses, telephone numbers, and assets and obligations carried in the accounts of a Covered Entity’s customers; (iii) a Covered Entity’s customer account histories and customer risk profiles; (iv) computer software or hardware for use in computer or word processing equipment; (v) all training material forwarded to Employee during Employee’s employment (including but not limited to books, papers, records, videotapes and recordings); (vi) documents or computer programs prepared or generated by Employee, if any, using Covered Entity records or information; (vii) a Covered Entity’s business or marketing plans and strategies; (viii) other information or materials subject to intellectual property protection that are highly confidential; and (ix) this Agreement. All of the Confidential Information constitutes trade secrets. Employee acknowledges and agrees that these trade secrets are unique, cannot lawfully be easily duplicated or acquired, and that the Covered Entities view the trade secrets as highly confidential and take all reasonable measures to maintain their confidentiality and secrecy. Employee further acknowledges that the Confidential Information, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Covered Entities and the ability of the Covered Entities to continue their respective businesses.

Exhibit E-24

[Sales personnel version]
(b)   Confidential Information.   During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information, in whole or in part, for the benefit of anyone other than that Covered Entity and the other Covered Entities, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the applicable Covered Entity or required by law. Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Employee shall have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. Nothing contained in this Agreement shall limit Employee’s right to make truthful statements and disclosures relating to alleged unlawful employment practices, report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, make truthful statements in any reporting or subsequent investigation relating to such report, or seek legal advice relating to such report; or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit Employee from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Employee acknowledges that this Section 44(b) does not limit (1) his or her ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Covered Entities, or (2) his or her right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(c)   Non-Competition.   Employee acknowledges and agrees that the resources, training, goodwill, and reputation of the Covered Entities are the primary and material factors in Employee’s ability to develop and service the Covered Entity’s customers, and that all customers serviced by Employee on behalf of a Covered Entity are customers of the Covered Entity. GSB, Busey Bank and Employee agree that the primary service area of Covered Entities’ business in which Employee will actively participate extends separately to an area that encompasses a twenty (20) mile radius from each banking and other office location of each Covered Entity (collectively, the “Restrictive Area”). As an essential inducement to the willingness of GSB and Busey Bank to pay the First Payment and the Second Payment, as applicable, and in consideration of this Agreement, the First Payment and Second Payment, Employee shall not, for the period of six (6) months after termination of Employee’s employment with any Covered Entity for any reason (the “Non-Compete Restricted Period”), engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend Employee’s name or any similar name to, lend Employee’s credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union, wealth management or investment advisory firm, or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided that the restrictions in this Section 4(c) shall not prohibit Employee from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

Exhibit E-25

[Sales personnel version]
(d)   Non-Solicitation.   As an essential inducement to the willingness of GSB and Busey Bank to pay the First Payment and the Second Payment, as applicable, and in consideration of this Agreement, the First Payment and Second Payment, Employee shall not, beginning on the date of this Agreement and continuing during Employee’s employment with any Covered Entity and a period of one (1) year after termination of Employee’s employment with any Covered Entity for any reason (the “Non-Solicitation Restricted Period” and, together with the Non-Compete Restricted Period, the “Restricted Periods”), directly or indirectly, on behalf of Employee or any Financial Institution: (i) hire or induce or attempt to induce any officer, agent or employee of any Covered Entity to leave the employ of any Covered Entity; (ii) in any way interfere with the relationship between any Covered Entity and any such officer, agent or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer, agent or employee; (iv) induce or attempt to induce any Restricted Customer, supplier, licensee or business relation of any Covered Entity to cease doing business with any Covered Entity or interfere or attempt to interfere in any way with the relationship between any Covered Entity and any of their respective Restricted Customers, suppliers, licensees or business relations; or (v) solicit or accept the business of, or provide products, activities or services to, any Restricted Customer. For purposes of this Section 4(d), a “Restricted Customer” is any customer of any Covered Entity about whom or which Employee had responsibility at any time during his or her employment with Covered Entity, had contact within the two (2) years preceding his or her separation from any Covered Entity, or about whom Employee learned Confidential Information.
(e)   Non-Disparagement.   During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not engage in any disparagement of any Covered Entity, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning any Covered Entity; and Employee shall do nothing that would damage any Covered Entity’s business reputation or goodwill.
(f)   Remedies for Breach of Employee Covenant.   Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 4 (collectively, the “Employee Covenant”) are reasonable with respect to their duration, and scope. Employee acknowledges that (i) the restrictions contained in this Section 4 are reasonable and necessary for the protection of the legitimate business interests of the Covered Entities, (ii) such restrictions create no undue hardships, (iii) any violation of these restrictions would seriously, adversely, and irreparably injure the Covered Entities and such interests, and (iv) such restrictions were a material inducement to a Covered Entity to employ Employee and to enter into this Agreement. If Employee violates the Employee Covenant and a Covered Entity brings legal action for relief, the Restricted Periods shall be tolled and deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the applicable Restricted Period began to run and the date of the first violation of the Employee Covenant by Employee.
5.   Term.   This Agreement shall terminate automatically if: (a) the Merger Agreement is not executed and delivered on or prior to March 31, 2021 or (ii) the Merger Agreement is terminated in accordance with its terms prior to the Transaction Closing Date.
6.   Intellectual Property.   At all times from and after the date of the date of this Agreement, Employee agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to Cummins-American Corp. or Glenview State Bank, in connection with any banking, wealth management, lending, trust or other financial services or products. Employee further acknowledges and agrees that Employee’s obligations under this paragraph are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Employee from gainful employment.
7.   Code Section 409A.   The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code, as amended (26 U.S.C.§409A) (“Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the

Exhibit E-26

[Sales personnel version]
requirements for avoiding taxes or penalties under Code Section 409A. Furthermore, it is the parties’ intention that the payments pursuant to Sections 2 and 3 of this Agreement qualify for the exemptions from Code Section 409A set forth in Treasury Regulation § 1.409A-1(b)(4) or Treasury Regulation § 1.409A-(1)(b)(9). In no event whatsoever will a Covered Entity be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.
8.   Applicable Law.   All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any action to enforce this Agreement shall be filed exclusively in the state or federal courts located in Champaign County, Illinois.
9.   Entire Agreement and Severability.   This Agreement and the Release (when executed) constitute the entire agreement between the parties concerning the subject matter thereof, and supersede all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.
10.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
11.   Withholding of Taxes.   GSB and Busey Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
12.   No Assignment.   Employee’s rights to receive benefits under this Agreement shall not be assignable or transferable other than a transfer by will or by the laws of descent or distribution.
13.   Survival.   The provisions of Sections 2, 3, 4,6, 7, 8 and 9 shall survive the termination of this Agreement and Employee’s employment.
14.   Amendment.   This Agreement may not be amended or modified except by written agreement signed by the parties.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below their respective signatures below.
GLENVIEW STATE BANK	EMPLOYEE
By: [Name] President and Chief Executive Officer Date:	[Employee Name] Date:

Exhibit E-27

[Sales personnel version]
BUSEY BANK
By:

   Hope McAllister
   Executive Vice President, Human Resources
   Date:

Exhibit E-28

[Sales personnel version]
EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This RELEASE AND WAIVER AGREEMENT (“Release”) is made and entered into by and between [GLENVIEW STATE BANK (“GSB”)] [BUSEY BANK] (together with GSB, the “Employer”) and [Employee Name] (“Employee”).
WHEREAS, Employee, Glenview State Bank (“GSB”), and Busey Bank are parties to that certain Retention Agreement, made and entered into as of [Insert Date], (the “Retention Agreement”); and
WHEREAS, Employee’s execution and non-revocation of this Release is a condition of Employer’s payment of the [First Payment][Second Payment] pursuant to the Retention Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Employee and Employer (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:
1.   Payment.   Subject to the terms of this Release, Employer shall pay Employee the [First Payment][Second Payment] pursuant to [Section 2][Section 3] of the Retention Agreement. The payment shall be treated as wages and subject to all taxes and other payroll deductions required by law.
2.   Release of Claims and Waiver of Rights.   Subject to Section 3, Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges Employer and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and each of their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of GSB and Busey Bank, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Employee now has, may have had, or may ever have, whether currently known or unknown, as of or through the date on which Employee executes this Release, including without limitation liability claims, demands, and actions:
(a)   Arising from or relating to Employee’s employment or other association with Busey Bank or GSB,
(b)   Relating to wages, bonuses, other compensation, or benefits,
(c)   Relating to any employment or change in control contract,
(d)   Relating to any employment law, including
(i)   The United States and State of Illinois Constitutions,
(ii)   The Civil Rights Act of 1964,
(iii)   The Civil Rights Act of 1991,
(iv)   The Equal Pay Act,
(v)   The Employee Retirement Income Security Act of 1974,
(vi)   The Age Discrimination in Employment Act (the “ADEA”),
(vii)   The Americans with Disabilities Act,
(viii)   Executive Order 11246, and
(ix)   Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)   Relating to any right of payment for disability,

Exhibit E-29

[Sales personnel version]
(f)   Relating to any statutory or contractual right of payment, and
(g)   For relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Illinois.
3.   Exclusions from General Release.   Excluded from the Release are: (a) claims for vested, unpaid benefits under employee benefit plans, including the Glenview State Bank Equity Appreciation Plan; (b) any claims or rights that cannot be waived by law; (c) Employee’s right to file a charge with an administrative agency or participate in any agency investigation, including the right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices and to make truthful statements in any reporting or subsequent investigation; and (d) Employee’s right to respond to a lawful subpoena or other compulsory legal process. Nothing herein limits any employee from reporting alleged criminal conduct to the appropriate legal officials. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.
4.   Representations by Employee.   Employee warrants that Employee is legally competent to execute this Release and that Employee has not relied on any statements or explanations made by GSB, Busey Bank or their attorneys. Employee acknowledges that Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release. Employee acknowledges that Employee has been offered in excess of twenty-one (21) days from receipt of this Release to consider this Release. After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Release. Employee acknowledges that Employee may revoke this Release within seven (7) days after Employee has timely signed this Release and acknowledges understanding that this Release shall not become effective or enforceable until the eighth (8th) day after Employee has signed this Release (the “Effective Date”), as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any revocation must be in writing and directed to First Busey Corporation, 115 N. Neil Street, Suite 101, Champaign, IL 61820, Attention: EVP Human Resources. If sent by mail, any revocation must be postmarked within the seven-day revocation period described above and sent by certified mail, return receipt requested.
5.   Non-Disparagement and Confidentiality.   Employee shall not engage in any disparagement of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage any Releasee’s business reputation or goodwill. Employee agrees to keep this Release (and the negotiations and circumstances leading to it) confidential, except that Employee may disclose it to Employee’s legal counsel and tax advisor. Employee further agrees that Employee shall not make statements (except as otherwise permitted in this Release) concerning alleged unlawful discrimination, harassment or retaliation by any of the Releasees; that this promise of non-disclosure in this regard is Employee’s preference and mutually beneficial to Employee and Employer; and that Employee is receiving consideration to which Employee is not otherwise entitled in exchange for this promise of non-disclosure.
6.   Non-Waiver.   Employer’s waiver of a breach of this Release by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Release.

Exhibit E-30

[Sales personnel version]
7.   Restrictive Covenants.   Section 4 of the Retention Agreement is incorporated herein by reference in its entirety as if fully restated herein.
8.   Applicable Law.   All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any action to enforce this Agreement shall be filed exclusively in the state or federal courts located in Champaign County, Illinois.
9.   Entire Agreement.   This Release and the Retention Agreement set forth the entire agreement of the Parties regarding the subject matter thereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with Busey Bank or GSB and the termination of that employment. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.
10.   Counterparts.   This Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.
11.   Successors. This Release shall be binding upon and inure to the benefit of GSB, Busey Bank and their successors and assigns and Employee and Employee’s personal representatives.
12.   Enforcement and Severability.   The provisions of this Release shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Release is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Release will cause irreparable damage to the Releasees in the case of Employee’s breach and that Employer would not have entered into this Release without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Release, in addition to any other remedies GSB or Busey Bank may have, and without bond and without prejudice to any other rights and remedies that GSB or Busey Bank may have for Employee’s breach of this Release, Employer shall be relieved of any obligation to provide the [First Payment][Second Payment] and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee. Employee stipulates that the restrictive period for which Busey Bank is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.
13.   Construction.   This Release shall be deemed drafted equally by the Parties. Any presumption or principle that the language of this Agreement is to be construed against any Party shall not apply. Whenever used in this Agreement, the singular includes the plural and vice versa (where applicable); the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; any reference to a document or set of documents, and the rights and obligations of the Parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction

Exhibit E-31

[Sales personnel version]
or enforcement of the provisions of this Agreement. All remedies of any Party are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.
IN WITNESS WHEREOF, the Parties have duly executed this Release as of the dates set forth below their respective signatures below.
EMPLOYEE AND EMPLOYER HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY IN THE EVENT OF A DISPUTE, AND EMPLOYEE REPRESENTS THAT EMPLOYEE’S WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.
[Signature block to be provided at time of execution]

Exhibit E-32

Appendix B
INDIANA BUSINESS CORPORATION LAW
IC 23-1-44	Chapter 44. Dissenters’ Rights

23-1-44-1	“Corporation”
23-1-44-2	“Dissenter”
23-1-44-3	“Fair value”
23-1-44-4	“Interest”
23-1-44-4.5	“Preferred shares”
23-1-44-5	“Record shareholder”
23-1-44-6	“Beneficial shareholder”
23-1-44-7	“Shareholder”
23-1-44-8	Right to dissent and obtain payment for shares
23-1-44-9	Dissenters’ rights of beneficial shareholder
23-1-44-10	Proposed action creating dissenters’ rights; notice
23-1-44-11	Proposed action creating dissenters’ rights; assertion of dissenters’ rights
23-1-44-12	Dissenters’ notice; contents
23-1-44-13	Demand for payment and deposit of shares by shareholder
23-1-44-14	Uncertificated shares; restriction on transfer; dissenters’ rights
23-1-44-15	Payment to dissenter
23-1-44-16	Failure to take action; return of certificates; new action by corporation
23-1-44-17	Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares
23-1-44-18	Dissenters’ estimate of fair value; demand for payment; waiver
23-1-44-19	Court proceeding to determine fair value; judicial appraisal
23-1-44-20	Costs; fees; attorney’s fees
IC 23-1-44-1 “Corporation”
Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-2 “Dissenter”
Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-3 “Fair value”
Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-4 “Interest”
Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-4.5 “Preferred shares”
Sec. 4.5. As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.
As added by P.L.133-2009, SEC.38.
IC 23-1-44-5 “Record shareholder”
Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-6 “Beneficial shareholder”
Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-7 “Shareholder”
Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-8 Right to dissent and obtain payment for shares
Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party if:
(A) shareholder approval is required for the merger by IC 23-1-40, IC 23-0.6-1-7, or the articles of incorporation; and
(B) the shareholder is entitled to vote on the merger.
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.
(4) The approval of a control share acquisition under IC 23-1-42.
(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(6) Election to become a benefit corporation under IC 23-1.3-3-2.
(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.
(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:
(1) that are outstanding immediately before the effective date of the amendment; or
(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment; does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.
(d) A shareholder:
(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or
(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.
(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4 if both of the following apply:
(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.
(2) The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.19; P.L.133-2009, SEC.39; P.L.119-2015, SEC.16; P.L.93-2015, SEC.2; P.L.149-2016, SEC.68; P.L.118-2017, SEC.20.
IC 23-1-44-9 Dissenters’ rights of beneficial shareholder
Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:
(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

As added by P.L.149-1986, SEC.28.
IC 23-1-44-10 Proposed action creating dissenters’ rights; notice
Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.
(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.20.
IC 23-1-44-11 Proposed action creating dissenters’ rights; assertion of dissenters’ rights
Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
(2) must not vote the shareholder’s shares in favor of the proposed action.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-12 Dissenters’ notice; contents
Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.
(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:
(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and
(5) be accompanied by a copy of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-13 Demand for payment and deposit of shares by shareholder
Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-14 Uncertificated shares; restriction on transfer; dissenters’ rights
Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-15 Payment to dissenter
Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.
(b) The payment must be accompanied by:
(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) a statement of the corporation’s estimate of the fair value of the shares; and
(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.21.
IC 23-1-44-16 Failure to take action; return of certificates; new action by corporation
Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-17 Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares
Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-18 Dissenters’ estimate of fair value; demand for payment; waiver
Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:
(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;
(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or
(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-19 Court proceeding to determine fair value; judicial appraisal
Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-20 Costs; fees; attorney’s fees
Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or
(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
As added by P.L.149-1986, SEC.28.

PART II
Information Not Required in Prospectus
Item 20.   Indemnification of Directors and Officers.
Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated, or the Nevada RSA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person: (i) is not liable pursuant to Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada RSA Section 78.138 or did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.
Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she: (i) is not liable under Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Subsection 3 of Section 78.7502 of the Nevada RSA further provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced under subsection 2 of Nevada RSA 78.751, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of a director, officer, employee or agent is proper under the circumstances. The determination must be made by: (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (iii) independent legal counsel, in a written opinion, if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, or if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.
Section 78.751 of the Nevada RSA provides that a corporation shall indemnify any person who is a director, officer, employee or agent of a corporation to the extent such person has been successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by such person in connection with defending the action, including, without limitation, attorney’s fees. Unless otherwise restricted by a corporation’s articles of incorporation, bylaws or other agreement, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.
Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.
Section 78.752 of the Nevada RSA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and the liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities and expenses.
Subsection 7 of Section 78.138 of the Nevada RSA provides that, except as otherwise provided in the Nevada RSA, or unless the corporation’s articles of incorporation provide for greater individual liability, a director or officer of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
Article Tenth First Busey’s amended and restated articles of incorporation, as amended, provides that no director or officer shall be personally liable to First Busey or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the Nevada RSA.
Article Thirteenth of First Busey’s amended and restated articles of incorporation, as amended, provides that First Busey shall, to the fullest extent permitted by Section 78.751 of the Nevada RSA, as the same may be amended or supplemented from time to time, indemnify any and all persons whom First Busey shall have power to indemnify under Section 78.751 of the Nevada RSA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
First Busey’s amended and restated by-laws provide further that First Busey shall have the power to indemnify and hold harmless any person, subject to the limits of applicable federal law and regulation and to the fullest extent permissible under the Nevada RSA, who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative of, is or was a director or officer or is or was serving at First Busey’s request or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. First Busey’s board of directors may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Any such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise
Additionally, First Busey has purchased director and officer liability insurance.
Item 21.   Exhibits and Financial Statement Schedules.
(a)    Exhibits:
Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and among First Busey Corporation, Energizer Acquisition Corp. and Cummins-American Corp., dated as of January 19, 2021 (included as Appendix A to the proxy statement/prospectus forming a part of this registration statement).
3.1	Amended and Restated Articles of Incorporation of First Busey Corporation, together with: (i) the Certificate of Amendment to Articles of Incorporation, dated July 31, 2007; (ii) the Certificate of Amendment to Articles of Incorporation, dated December 3, 2009; (iii) the Certificate of Amendment to Articles of Incorporation, dated May 21, 2010; and (iv) the Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, dated September 8, 2015 (filed as Exhibit 3.1 to First Busey’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Commission on November 6, 2015 (Commission No. 0-15950), and incorporated herein by reference).
3.2	Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated May 22, 2020 (filed as Exhibit 4.2 to First Busey’s Registration Statement on Form S-8 filed with the Commission on May 29, 2020 (Commission File No. 333-238782), and incorporated herein by reference).
3.3	First Busey Corporation Amended and Restated By-Laws (filed as Exhibit 3.1 to First Busey’s Current Report on Form 8-K dated November 18, 2008, filed with the Commission on November 24, 2008 (Commission File No. 0-15950), and incorporated herein by reference).
4.1	Description of First Busey’s securities (filed as Exhibit 4.2 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021 (Commission No. 0-15950) and incorporated herein by reference).
5.1	Opinion of Lewis Roca Rothgerber Christie LLP.*
21.1	List of Subsidiaries of First Busey Corporation (filed as Exhibit 21.1 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021 (Commission No. 0-15950) and incorporated herein by reference).
23.1	Consent of RSM US LLP.
23.2	Consent of Lewis Roca Rothgerber LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included in signature page hereto).
99.1	Form of Voting and Support Agreement (included as Exhibit A to Exhibit 2.1)
99.2	Form of Lock-up and Standstill Agreement (included as Exhibit B to Exhibit 2.1)
99.3	Form of Retention Agreement (included as Exhibit E to Exhibit 2.1).
99.4	Form of proxy card of Cummins-American Corp.*

*
To be filed by amendment.

Item 22.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(c)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(f)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on this 26th day of February, 2021.
FIRST BUSEY CORPORATION
By:
/s/ Van A. Dukeman

Van A. Dukeman
Chairman, President and
Chief Executive Officer
By:
/s/ Jeffrey D. Jones

Jeffrey D. Jones
Executive Vice President and
Chief Financial Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Van A. Dukeman and Jeffrey D. Jones, each with full power of substitution, to execute in the name and on behalf of such person, all amendments, including any post-effective amendments, to this registration statement and to file the same with the Securities and Exchange Commission, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the registrant deems appropriate.
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Van A. Dukeman Van A. Dukeman	Chairman, President and Chief Executive Officer (principal executive officer)	February 26, 2021
/s/ Jeffrey D. Jones Jeffrey D. Jones	Executive Vice President and Chief Financial Officer (principal financial officer)	February 26, 2021
/s/ Lynette M. Strode Lynette M. Strode	Senior Vice President, Director of Investor, Board & Management Reporting (principal accounting officer)	February 26, 2021
/s/ Samuel P. Banks Samuel P. Banks	Director	February 26, 2021
/s/ George Barr George Barr	Director	February 26, 2021
/s/ Stanley J. Bradshaw Stanley J. Bradshaw	Director	February 26, 2021

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Signature	Title	Date
/s/ Michael D. Cassens Michael D. Cassens	Director	February 26, 2021
/s/ Karen M. Jensen Karen M. Jensen	Director	February 26, 2021
/s/ Frederic L. Kenney Frederic L. Kenney	Director	February 26, 2021
/s/ Stephen V. King Stephen V. King	Director	February 26, 2021
/s/ Gregory B. Lykins Gregory B. Lykins	Vice-Chairman	February 26, 2021
/s/ Thomas G. Sloan Thomas G. Sloan	Director	February 26, 2021

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